      As filed with the Securities and Exchange Commission on June 12, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                          ON STAGE ENTERTAINMENT, INC.
        (Exact name of small business issuer as specified in its charter)

         Nevada                                    7929                                88-0214292
(State or other jurisdiction of        (Primary Standard Industrial)                (I.R.S. Employer
incorporation or organization)                 Classification No.)                 Identification No.)

                              4625 West Nevso Drive
                               Las Vegas, NV 89103
                                 (702) 253-1333
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                ---------------

                           Christopher R. Grobl, Esq.
                          On Stage Entertainment, Inc.
                              4625 West Nevso Drive
                               Las Vegas, NV 89103
                                 (702) 253-1333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                        Copies of all communications to:

                          James W. McKenzie, Jr., Esq.
                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                           Philadelphia, PA 19103-6993
                            Telephone: (215) 963-5000
                            Facsimile: (215) 963-5299

                                ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
  Title of each class of         Amount to           Proposed maximum              Proposed maximum            Amount of
securities to be registered    be registered    aggregate price per share(1)   aggregate offering price(1) registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.1 per share.............      505,649                  $4.6875                   $2,370,229.60              $699.22
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices reported for such security by the Nasdaq SmallCap Market on June 10, 1998.

                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998
PROSPECTUS

                          ON STAGE ENTERTAINMENT, INC.
                         505,649 Shares of Common Stock


         This Prospectus covers 505,649 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of On Stage Entertainment, Inc. (the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders") as described more fully herein.

         The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The Company is registering the Shares pursuant to a contractual obligation that the Company has to the Selling Stockholders.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be " underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ONST." On June 10, 1998, the closing price of the Common Stock, as reported by the Nasdaq SmallCap Market, was $4.6875 per share.

                                 ---------------
                   THE COMMON STOCK OFFERED HEREBY INVOLVES A
                     HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               The date of this Prospectus is _____________, 1998

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   The Company

         The Company produces and markets live theatrical productions and operates live theaters and dinner theaters worldwide. The Company markets its productions, directly and through ticket wholesalers, to audiences at theaters in resort and urban tourist locations. The Company also markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines. The Company's flagship Legends in Concert(R) production ("Legends") is a live tribute show featuring recreations of past and present music and motion picture superstars through the use of impersonators and is the longest running independently produced production in Las Vegas and Atlantic City. The Company currently has full-scale, resident Legends productions running at the Imperial Palace in Las Vegas, Nevada, Bally's Park Place in Atlantic City, New Jersey, Surfside Theater in Myrtle Beach, South Carolina, Legends Family Theater in Branson, Missouri, Legends Theater at the Sheraton Centre in Toronto, Canada and at the Estrel Residence & Congress Hotel in Berlin, Germany. The Company also produces limited-run Legends shows and corporate events and has performed in locations such as the Illinois State Fair, MGM Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonald's, Hewlett Packard, IBM, Pitney Bowes, Levi Strauss and Texaco. Also, separate from the Legends shows and as discussed below, the Company operates King Henry's Feast, Wild Bill's Dinner Extravaganza and Blazing Pianos(R) ("Blazing Pianos") in the greater Orlando area as well as Legends of Country in Buena Park, California.

         In addition to Legends, the Company has developed and produced 18 other theatrical productions since its founding in 1985, including other tribute-type shows, and a variety of musical reviews, magic, ice and specialty shows. All of the Company's shows are designed to appeal to a broad spectrum of attendees by offering affordable, quality entertainment incorporating experienced talent and state-of-the-art special effects and staging. By offering multiple productions in addition to Legends, the Company seeks to run more than one show in highly visited live entertainment markets, thereby generating increased operating margins due to economies of scale resulting from shared fixed costs and greater market share. In addition, since the Company currently has access to approximately 75 different Legends tribute acts, it can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and has been able to attract significant repeat business by varying regularly the composition of the acts in its shows.

         The Company's on stage talent consists primarily of impersonators, variety acts, singers, dancers, musicians and musical directors. The Company has significant experience in talent recruitment, development and retention and has featured 187 impersonators and over 255 other performers in its productions. In order to maintain logistical and budgetary control over all aspects of its productions, the Company maintains in-house choreography, wardrobe, lighting, sound, staging, scenery, multimedia and special effects capabilities and utilizes the Hollywood Inventory Tracking System ("H.I.T.S.") to manage its theatrical assets.

         The Company was incorporated on October 30, 1985 under the laws of the State of Nevada as Legends in Concert, Inc. Subsequently, on August 7, 1996, the Company changed its name to On Stage Entertainment, Inc. The Company's principal executive offices are located at 4625 West Nevso Drive, Las Vegas, Nevada 89103, and its telephone number is (702) 253-1333. Unless the context otherwise indicates, use herein of the term "the Company" gives reference also to the Company's 14 subsidiaries: Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; Interactive Events, Inc., a Georgia corporation; On Stage Theaters, Inc., a Nevada corporation; Fort Liberty, Inc., a Nevada corporation; Wild Bill's California, Inc., a Nevada corporation; Blazing Pianos, Inc. a Nevada corporation; King Henry's Inc., a Nevada corporation; On Stage Theatres Canada, Inc., an Ontario limited liability company; On Stage Productions, Inc., a Nevada corporation; On Stage Casino Entertainment,

Inc., a Nevada corporation; On Stage Events, Inc., a Nevada corporation; On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation; and On Stage Theaters Surfside Beach, Inc., a Nevada corporation.

                                  The Offering

Common Stock offered................................. 505,649 Shares

Common Stock outstanding............................. 7,190,738 Shares(1)

Use of Proceeds...................................... All of the proceeds from the sale of the shares offered hereby will be received by the Selling Stockholders.  The Company will not receive any of the proceeds from the sale of such shares.

Risk Factors......................................... The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See "Risk Factors."

Nasdaq symbol........................................ ONST

-------------
(1) Does not include: (i) 1,610,000 shares of Common Stock reserved for issuance upon exercise of redeemable warrants to purchase Common Stock (the "Warrants"); (ii) an aggregate of 254,500 shares of Common Stock reserved for issuance upon the exercise of certain warrants (the "Underwriter's Warrants") sold by the Company to the underwriter of the Company's initial public offering (the "IPO"), Whale Securities Co., L.P. (the "IPO Underwriter") in connection with the IPO; (iii) 627,153 shares of Common Stock reserved for issuance upon the exercise of options granted, and 157,847 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan"); (iv) 15,000 shares of Common Stock reserved for issuance upon exercise of an outstanding non-plan option; (v) 200,000 shares of Common Stock issuable upon the exercise of a warrant issued to Gerard O'Riordan in connection with the acquisition by the Company of certain assets of Gedco USA, Inc. ("Gedco"); (vi) an aggregate of 575,000 shares of Common Stock issuable upon the exercise of warrants issued to Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") and Imperial Capital Group, LLC in connection with a $12,500,000 loan extended by ICCMIC to several subsidiaries of the Company; (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, securities issued in connection with the sale by the Company on March 26, 1997 of investment units to various investors for gross proceeds of $1,000,000 (the "Bridge Financing"); (viii) 212,500 shares of Common Stock (the "Bridge Warrant Shares") underlying 212,500 warrants (the "Bridge Warrants") sold in the Bridge Financing; (ix) 31,250 shares of Common Stock issuable upon the exercise of warrants (the "JDK Warrants") granted to JDK & Associates, Inc. in return for providing investor relations services to the Company; and (x) 250,000 shares of Common Stock issuable upon the exercise of warrants (the "Payne Warrants") granted to Payne Financial Group, Inc. in return for providing investor relations services to the Company. See "Management - 1996 Stock Option Plan," "Description of Securities" and "Registration Rights."

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

         Prior Losses. For the year ended December 31, 1996, the Company had net income of $900,998. For the year ended December 31, 1997 and for the three months ended March 31, 1998, the Company had a net loss of $2,946,056 and $528,726 respectively. Moreover, increased operating expenses in connection with the Company's proposed expansion plans, delays in the introduction of new productions and factors adversely affecting the Company's current productions, could have a material adverse effect on the Company's future operating results. There can be no assurance that the Company will generate net income in the future or that the Company's future operations will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Financial Statements.

         Restrictive Debt Covenants. The Company's various loan agreements contain covenants that, among other things, restrict the ability of the Company's operating subsidiaries to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. In addition, under the Company's loan agreements, the Company is required to satisfy financial ratio tests, including interest expense, fixed charges and total debt coverage ratios. While the Company is, as of the date of this Prospectus, in compliance with the covenants and restrictions contained in the various loan agreements, its ability to satisfy financial tests and ratios could be affected by numerous events beyond its control, including economic, weather and industry conditions. The breach of any financial covenant contained in a loan agreement could result in the termination of certain of the Company's loan facilities (and the acceleration of the maturity of all amounts outstanding thereunder) and, by virtue of cross default provisions, the acceleration of the maturity of other indebtedness of the Company. See "Management Discussion and Analysis of Financial Conditions and Results of Operations."

         Ability to Integrate Gedco Acquisition. On March 13, 1997, the Company purchased certain assets from Gedco and its affiliates for a purchase price of $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of Common Stock valued at $2,500,000 (the "Gedco Acquisition"). Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco, joined the Company as President of On Stage Theaters, Inc., a wholly-owned subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters. The Gedco Acquisition is significantly larger than any of the Company's previous acquisitions, and the integration of the operations of Gedco will be more challenging and require greater resources than the acquisitions previously undertaken by the Company. In addition, the process of integrating Gedco will place substantial additional demands upon existing management resources. There can be no assurance that any long-term benefits will be realized from the Gedco Acquisition. The inability to successfully manage the integration of Gedco would have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--Risks Relating to Proposed Expansion Plans; Possible Inability to Manage Growth."

         Dependence on Legends. To date, the Company's revenue has depended heavily on the production of Legends. Revenue attributable to Legends productions (including both resident and limited-run engagements) and the sale of related Legends merchandise represented approximately 90%, 86% and 43% of the Company's net revenue for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998, respectively. The future success of the Company will depend, to a significant extent, on its ability to successfully produce and market Legends shows in other venues. To the extent the Company is unsuccessful in expanding the production of Legends, or to the extent the Legends production concept ceases to be successful or profitable for the Company, there will be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Show Offerings."

         Risks Relating to Proposed Expansion Plans; Possible Inability to Manage Growth. The Company's continued growth depends, to a significant degree, on its ability to produce and market new theatrical productions on a profitable basis. The Company's expansion plans include increasing both the number of productions in operation at any given time and the rate at which such productions open. Such expansion strategy contemplates the opening of up to ten additional resident productions over the next 36 months, which strategy, if successful, will place significant pressures on the Company's personnel, as such growth will require development and operation of a significantly larger business over a broader geographical area. The success of the Company's expansion strategy will depend upon a number of factors, including, among others, the Company's ability to hire and retain additional skilled management, marketing, technical and performing arts and theatrical production personnel, its ability to secure suitable venues for new productions on a timely basis and on commercially reasonable terms, and its ability to successfully manage its growth (which will require it to develop and improve upon its operational, management and financial systems and controls). The Company's prospects and future growth will also be largely dependent upon the ability of its Legends productions to achieve significant market share in targeted tourist and gaming markets and the ability of the Company to develop and/or acquire and commercialize additional productions. There can be no assurance that the Company will be able to achieve its expansion goals or that, if it is able to expand its operations, it will be able to effectively manage its growth, anticipate and satisfy all of the changing demands and requirements that such growth will impose upon it or achieve greater operating income or profitability. Moreover, in light of (i) the significant up-front capital expenditures and pre-opening costs (estimated to be approximately $500,000 to $1,000,000 in the case of a leased theater) associated with the establishment of a new resident production, (ii) the length of time required to prepare for the opening of a new resident production (typically 3 to 6 months) and (iii) the significant time required before a new resident production can achieve the market acceptance and name recognition required for local ticket wholesalers and tour specialists to promote it, the discontinuation of any such new production (whether due to inadequate advance marketing, inadequate performances, poor site selection or otherwise) would have a material adverse effect on the Company. For instance, during 1997, the Company discontinued its resident production of Legends in Daytona Beach, Florida as a result of less than optimal ticket sales in the start-up phase of the show and an aggregate estimated loss to the Company of at least $877,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Possible Need for Additional Financing. There can be no assurance that the Company's future operations will be profitable. Although the Company believes, based on its currently proposed plans and assumptions relating to its operations that the Company's cash and cash equivalent balances and anticipated revenues from operations, will be sufficient to fund its current expansion strategy, as well as its operating requirements for the next 18 months, there can be no assurance that funds will not be expended prior thereto due to unanticipated financial shortfalls in the Company's results of operations, changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek financing in order to continue implementation of its proposed expansion plans. The Company has no current arrangements with respect to, or potential sources of, additional financing, and any inability to obtain such financing, if and when needed, could cause the Company to curtail, delay or eliminate certain anticipated productions, or to fund such productions through arrangements with third parties that may require the Company to relinquish rights to substantial portions of its revenues, and could possibly cause the Company to cease its expansion plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

         Risks Associated with Proposed Acquisition Strategy. As part of its expansion plans, the Company intends to pursue strategic acquisitions of, or joint ventures with, independent production companies, theaters, dinner theaters, ticket distributors, and corporate event companies and to market Legends and other productions to the established customer bases of any such acquired companies, in order to increase its revenues and market share. In addition, the Company intends to acquire established, brand-name shows which it believes have the potential to be successful in new markets such as Blazing Pianos, Wild Bill's Dinner Extravaganza and King Henry's Feast. The Company currently intends to enter into such arrangements on a shared revenue and/or profit basis and to make acquisitions in a manner similar to that used in its Gedco Acquisition, i.e., through partial equity distributions rather than through complete cash payments. Nonetheless, there may, in the future, be attractive acquisition candidates for which cash funding is the Company's only choice, in which case, any such acquisitions may be contingent upon the Company acquiring additional financing. There can be no assurance that the Company will be able to acquire such financing or, even with additional financing, that it will be able to acquire acceptable production companies or shows, nor can there be any assurance that the Company will be able to enter into beneficial joint ventures, on commercially reasonable terms or in a timely manner. Furthermore, the Company can provide no assurance that any acquired customer bases will be receptive to

Legends or Legends-type productions or that the Company will be able to successfully develop any acquired shows. Moreover, under Nevada law, various forms of business combinations can be effected without stockholder approval. Accordingly, investors will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in connection with any potential acquisition or joint venture and will be dependent upon the Company's management to select, structure and consummate any such acquisitions and/or arrangements in a manner consistent with the Company's business objectives. There can be no assurance that the Company will properly ascertain or assess all significant and pertinent risk factors prior to its consummation of such a transaction. Moreover, to the extent the Company does effect an acquisition or joint venture, there can be no assurance that the Company will be able to successfully integrate into its operations any business or productions which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company. In addition, there can be no assurance that any acquired business will increase the revenues and/or market share of the Company or otherwise improve the financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Acquisition of Interactive Events, Inc.," "Business -- Show Acquisition and Development."

         Control by Principal Stockholder. John W. Stuart, the Company's Chairman and Chief Executive Officer beneficially owns approximately 55.4% of the outstanding Common Stock. Accordingly, Mr. Stuart is able to control the Company and direct its affairs, including the election of all of the Company's directors, and cause an increase in the Company's authorized capital or the dissolution, merger or sale of the Company or substantially all of its assets. See "Principal Stockholders."

         Competition. The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive, and many of the Company's markets contain a large number of competing live theatrical productions. In resort and urban tourist locations, the Company competes for ticket sales with the producers of other live productions, many of whom have greater financial and other resources than the Company and/or feature productions and headline stars with greater name recognition than those of the Company. In addition, the Company competes with other production companies for the most desirable commercial and tourist venues and for talent and production personnel. The Company's inability to secure such venues or personnel could have a material adverse effect on the Company's expansion plans and results of operations. In addition, one or more of the commercial venues in which the Company currently has, or plans to have, a live production show could decide to self-produce its live entertainment needs. There can be no assurance that the Company will be able to secure alternative venues for displaced productions or that such alternative venues could be secured under similar or favorable terms. See "Business -- Competition."

         Availability of Talent. The Company's future success will depend largely upon its ability to attract and retain personnel sufficiently trained in performing arts and theatrical production, including singers, dancers, musicians, choreographers and technical personnel. The Company maintains rigorous standards with respect to the abilities and level of experience of such personnel in order to ensure consistency, quality and professionalism in its productions, which may make it more difficult for the Company to obtain qualified personnel. Moreover, any such difficulty is compounded by the fact that Legends, the Company's flagship production, features impersonators of past and present superstar vocalists. Because such headline performers must look, sound and act like specific celebrities, the pool of performers from which the Company can chose is significantly reduced. In addition, while the Company's musicians, singers, dancers and production personnel are generally employees of the Company, its headline acts are independent contractors who enter into new contracts with the Company for each new show or venue in which they perform. The Company does not maintain any long-term contracts with its performers. The Company will need to hire additional performers and production technicians as it continues to open new productions, as well as to supplement personnel in its existing productions. The Company's inability to attract and retain such personnel, for either new or existing productions, could have a material adverse effect on the Company's expansion plans, business, financial condition and results of operations. See "Business -- Talent."

         Fluctuations in Quarterly Operating Results; High Seasonality. The Company has experienced, and expects to continue to experience, fluctuations in quarterly results of operations. The Company's live theatrical production business is highly seasonal and the Company has historically generated (i) negative cash flow from operations, and a net loss, for its first quarter and
(ii) less revenue in its first and fourth quarters than in its second and third quarters. The Company expects such seasonal trends to continue. Additionally, the Company typically spends significant resources on new resident theatrical productions up to nine months in advance of show openings, and believes that, as the Company emphasizes pre-opening market research and development as part of its expansion plan, both the amount of pre-opening expenditures and the lag between the time in which the Company incurs such expenditures and the receipt of post-opening revenue will increase. Accordingly, the Company's operating results may also vary significantly from quarter to quarter or year to year due to the opening and timing of new shows and the fluctuations associated with the pre-opening and start-up phases of new productions in new and varying venues. Consequently, revenues as well as profits and losses may vary significantly from quarter to quarter and the results in any one period will not necessarily be indicative of results in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Results."

         Effect of Recession on Live Entertainment Industry; Changing Trends. The live entertainment industry is cyclical, with consumer spending tending to decline during recessionary periods when disposable income is low. Although the Company believes that its moderate ticket prices may enhance the appeal of its productions to consumers in a recessionary environment, there can be no assurance that a poor general economic climate will not have an adverse impact on the Company's ability to compete for limited consumer resources. The live entertainment industry is also subject to changing consumer demands and trends and while the markets for live entertainment have grown significantly over the past several years, there can be no assurance that such growth will continue or that these trends will not be reversed. For instance, the rate of growth in the casino gaming industry has recently begun to decrease due to consolidation within the industry. The Company's success will depend on the Company's ability to anticipate and respond to changing consumer demands and trends and other factors affecting the live entertainment industry, including new artists and musicians, as well as general trends affecting the music industry and its performers. Failure to respond to such factors in a timely manner could have a material adverse effect on the Company. See "Business -- Industry Background."

         Dependence on the Casino Gaming Industry. Although the Company has recently shifted its primary emphasis away from gaming markets and towards the resort and urban tourist markets, the Company's success has been, and will continue to be, highly dependent on the casino gaming industry. For the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998, approximately 40%, 35% and 22%, respectively, of the Company's net revenue was attributable to shows produced at casino gaming venues. Consequently, a change in the laws or regulations governing the casino gaming industry, or a significant decline in casino gaming in the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background."

         Intellectual Property. The Company's success depends to a large extent on its ability to reproduce the performance, likeness and voice of various celebrities without infringing on the publicity rights of such celebrities or their estates. Although the Company believes that its productions do not violate such intellectual property rights under applicable state and Federal laws, in the event such a claim were made against the Company, such litigation, regardless of the outcome, could be expensive and time consuming for the Company to defend. Additionally, if the Company were determined to be infringing any intellectual property rights in the production of its performances, the Company could be required to pay damages (possibly including treble and/or statutory damages), costs and attorney fees, alter its productions, obtain licenses or cease certain activities, all of which, individually or collectively, could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company were required to obtain licenses from the celebrities it impersonates, there can be no assurance that the Company would be able to acquire such licenses on commercially favorable terms, if at all. In addition, an element of the Company's business strategy is to expand its merchandising program by introducing a wider variety of clothing items and new products such as compact discs, and audio and video tapes. The Company has filed trademark applications in the United States and anticipates filing trademark applications in certain foreign countries, as necessary, in order to protect its rights in the products that it sells. There can be no assurance that the Company will be able to obtain any such trademarks on terms and conditions acceptable to the Company. The Company's inability to obtain such rights could have a material adverse effect on the Company's ability to successfully implement its merchandising strategy. See "Business -- Show Merchandising" and "-- Intellectual Property."

         Government Regulation. Providing entertainment to the casino gaming industry may subject the Company to various licensing regulations. For instance, the Casino Control Commission of the State of New Jersey requires that the Company obtain a Casino Service Industry License to perform its shows at its Atlantic City venues. Although the

Company has obtained this license, there may be other licenses or permits which may be required in order for the Company to perform its shows in casinos in other areas. In addition, pursuant to the Company's expansion program, the Company plans to lease or purchase some, if not all, of the theaters for its new Legends or other brand-name resident productions, thereby absorbing all costs and risks associated with producing the show in order to retain 100% of the show's profits (referred to as a "four-wall" production). Producing shows on this basis may require the Company to obtain and maintain certain business, professional, retail and local licenses and permits (as the Company was required to obtain for the opening of its Myrtle Beach show, a "four-wall" production). Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder the Company's expansion plans. In addition, the suspension of, or inability to renew, a license needed to operate any of the Company's currently running productions would adversely affect the operations of the Company. See "Business -- Government Regulation."

         Dependence on Key Personnel. The Company's future success will depend largely on the efforts and abilities of its existing senior management, particularly Mr. Stuart, the Company's Chairman and Chief Executive Officer, and David Hope, the Company's President and Chief Operating Officer. The loss of the services of such officers or other members of the Company's management team could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company currently maintains a key-man life insurance policy on the life of Mr. Stuart in the amount of $5,000,000 and on the life of Mr. Hope in the amount of $2,500,000, such proceeds may not be sufficient to compensate the Company for the loss of their services. In particular, Mr. Stuart's death would result in the loss of his creative contribution to the Company and would give the owner of the Imperial Palace the right to terminate its contract with the Company relating to the Company's resident Legends production in Las Vegas (one of the Company's largest revenue producing venues). In addition, while Messrs. Stuart and Hope have entered into non-competition agreements restricting their ability to work for a competitor of the Company during the term of their employment agreements (which expire on May 31, 2000) and thereafter for periods of up to five and two years, respectively, there can be no assurance that such non-competition agreements will be enforceable. Finally, there can be no assurance that the Company will be able to attract and retain the additional qualified senior management personnel necessary to manage its planned growth. See "Management."

         Risk of Employment Tax Liability. Pursuant to industry standards, the Company has, since its inception, treated, and expects to continue to treat, the headline acts of its productions as independent contractors rather than as employees. In making the determination that it is qualified to characterize its headline acts as independent contractors, the Company, in addition to following industry precedent, made an independent review of, and analyzed, the applicable guidelines issued by the Internal Revenue Service. There can be no assurance, however, that the Company is qualified to treat the headline acts as independent contractors. In the event that the Company has improperly classified the headline acts as independent contractors, the Company would be liable for the payment of employment taxes for those periods in which the headline acts were incorrectly characterized as independent contractors. If imposed, such employment tax liability could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Talent."

         Litigation. The Company is involved in certain pending and threatened lawsuits in which the adverse parties are seeking damages from the Company. There can be no assurance that any of the instituted or threatened lawsuits will be settled or decided in favor of the Company. Moreover, regardless of the outcome of such lawsuits and claims, in the event the Company were to be engaged in protracted litigation the costs of such litigation could be substantial. Even in situations where the Company is fully indemnified by third parties, the time and effort expended by the Company's personnel in connection with such matters could be significant, leaving them with less time and energy for the pursuit of the Company's strategic goals. See "Business -- Legal Proceedings."

         Limitations on Liability of Directors and Officers. The Company's Articles of Incorporation include provisions to eliminate, to the full extent permitted by Nevada General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Company's Articles of Incorporation also include provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Nevada, indemnify and, upon request, advance expenses to any director or officer to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. See "Description of Securities -- Nevada Law and Articles of Incorporation and By-Law Provisions Affecting Stockholders."

         No Dividends. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. See "Dividend Policy."

         Possible Adverse Effects of Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors will be empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it difficult for a third party to gain control of the Company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, there can be no assurance that the Board will not decide to do so in the future. See "Description of Securities -- Capital Stock -- Preferred Stock."

         No Assurance of Continued Public Market; Possible Continued Volatility of Market Price of Common Stock. There can be no assurance that a regular trading market for the Common Stock will be sustained. The market prices of the Company's securities may continue to be characterized by volatility and low trading volume. Factors such as the Company's operating results, announcements by the Company or its competitors of new production contracts, and various factors affecting the entertainment industry generally, may have a significant impact on the market price of the Company's securities.

         Shares Eligible for Future Sale; Registration Rights. Upon completion of this offering, the Company will have 7,190,738 shares of Common Stock outstanding, of which all 505,649 shares offered hereby, as well as the 1,400,000 shares offered in the IPO, will be freely tradable without restriction or further registration under the Securities Act. The remaining 5,285,089 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold (i) pursuant to an effective registration under the Securities Act,
(ii) in compliance with the exemption provisions of Rule 144 or (iii) pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, at various times, subject to certain volume limitations prescribed by Rule 144 and to the agreements set forth below. The investors in the Bridge Financing have agreed that their Bridge Shares (as well as their Bridge Warrants and Bridge Warrant Shares) may not be sold until August 13, 1999 under any circumstances. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. In addition, the Company has granted certain demand and piggyback registration rights relating to 1,250,777 shares of Common Stock, as well as warrants convertible into 1,242,000 shares of Common Stock. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities -- Registration Rights" and "Shares Eligible for Future Sale."

         Possible Delisting of Securities from the Nasdaq SmallCap Market; Risks Relating to Penny Stocks. The Company's Common Stock is listed on the Nasdaq SmallCap Market. In order to continue to be listed on the Nasdaq SmallCap Market, however, the Company must maintain $2,000,000 in net tangible assets, a $1,000,000 market value of the public float and adherence to certain corporate governance provisions. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from the Nasdaq SmallCap Market, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock is below $5.00 per share, trading in the Common Stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

         Contractual Obligations to the IPO Underwriter. The Company has certain ongoing contractual obligations to the IPO Underwriter such as the Company's agreement to pay to the IPO Underwriter a fee of 5% of the exercise price for each Warrant exercised (provided the Warrant exercise is solicited by the IPO Underwriter and certain other conditions are met) commencing on August 13, 1998; to use its best efforts to elect a designee of the IPO Underwriter as a member of the Company's Board of Directors, if requested to do so by the IPO Underwriter, until August 13, 2000; and, subject to certain limitations and exclusions, to register, at the Company's expense, the IPO Underwriter's Warrants and the securities underlying such warrants under the Securities Act on one occasion during their exercise term and to include such securities in any appropriate registration statement which is filed by the Company on or before August 13, 2004.

                                 USE OF PROCEEDS

         All of the shares of Common Stock being offered hereby are offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares.


                                 DIVIDEND POLICY

         To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare any cash dividends in the future. Payments of dividends, if any, will be at the sole discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations and current and anticipated cash needs and other factors the Board of Directors may deem relevant.


                           PRICE RANGE OF COMMON STOCK

         The Common Stock trades on the SmallCap Market segment of the Nasdaq Stock Market under the symbol "ONST." The following table sets forth, for the periods indicated, the high and low sales prices as quoted on the Nasdaq Stock Market.

Period                                                                              High                  Low
------                                                                              ----                  ---
Fiscal 1997:
     Third Quarter (beginning on August 14, 1997)                                 $ 5 5/8              $  4 1/2
     Fourth Quarter                                                                 6 1/2               3 13/16
Fiscal 1998:
     First Quarter                                                                 5 7/16                3 5/8
     Second Quarter (through June 10, 1998)                                        5 1/16               3 15/16

     The closing price of the Common Stock on June 10, 1998, as reported by the Nasdaq SmallCap Market was $4.6875.

     The approximate number of record holders of the Common Stock as of June 10, 1998 was 68. The Company believes that a larger number of beneficial owners hold such shares of Common Stock in depositary or nominee form.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company at March 31, 1998.

                                                                                                   March 31, 1998
                                                                                                   --------------
                                                                                                     (Dollars in
                                                                                                      Thousands)
Short-term debt:
     Line of credit.......................................................................             $   250
     Capital leases.......................................................................                 353
                                                                                                         -----
         Total short-term debt............................................................                 603
                                                                                                         =====

Long-term debt:
     Capital leases.......................................................................                 812
     Mortgage.............................................................................              12,500
                                                                                                      --------
         Total long-term debt.............................................................              13,312
                                                                                                      ========

Stockholders' equity:
   Preferred Stock, par value $1.00; 1,000,000 shares authorized; no shares issued
     and outstanding......................................................................                  --
Common Stock, par value $.01; 25,000,000 shares authorized; 7,190,738 shares
      issued and outstanding(1)...........................................................                  72
Additional paid-in capital................................................................               9,834
Accumulated deficit.......................................................................              (3,858)
                                                                                                       -------
     Total stockholders' equity...........................................................               6,048
                                                                                                        ------
     Total capitalization.................................................................             $19,963
                                                                                                       =======


------------------
(1) Does not include: (i) the Warrants; (ii) the Underwriter's Warrants; (iii) 637,203 shares of Common Stock reserved for issuance upon the exercise of options granted, and 147,797 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Option Plan; (iv) 15,000 shares of Common Stock reserved for issuance upon exercise of an outstanding non-plan option; (v) 200,000 shares of Common Stock issuable upon the exercise of a warrant issued to Gerard O'Riordan in connection with the acquisition by the Company of certain assets of Gedco;
     (vi) an aggregate of 575,000 shares of Common Stock issuable upon the exercise of warrants issued to ICCMIC and Imperial Capital Group, LLC in connection with a $12,500,000 loan extended by ICCMIC to several subsidiaries of the Company; (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, securities issued in connection with the Bridge Financing; (viii) the Bridge Warrant Shares; (ix) 31,250 shares of Common Stock issuable upon the exercise of the JDK Warrants; and (x) 250,000 shares of Common Stock issuable upon the exercise of the Payne Warrants. See "Management - 1996 Stock Option Plan," "Description of Securities" and "Registration Rights."

                             SELECTED FINANCIAL DATA

                  (Dollars in thousands, except per share data)

         The following selected financial data for the two years ended December 31, 1996 and 1997 are derived from, and should be read in conjunction with, the Company's audited financial statements, including the notes thereto, included elsewhere in this Prospectus. The selected financial data for the three months ended March 31, 1997 and 1998, are derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments that are necessary to present fairly the results of operations and financial position of the Company for those periods in accordance with generally accepted accounting practices. The selected financial data for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement of Operations Data:


                                                               Years Ended                     Three Months Ended
                                                              December 31,                          March 31,
                                                     -------------------------------    ---------------------------------
                                                           1996            1997               1997             1998
                                                           ----            ----               ----             ----
Net revenue........................................     $   14,278    $   15,726          $    2,719       $    6,205
Gross profit.......................................          5,832         4,313                 816            2,288
Operating income (loss)............................          1,070        (2,105)               (401)            (183)
Net income (loss)..................................            901        (2,946)               (517)            (529)
Basic income (loss) per share(1)...................           0.23         (0.55)               (.12)            (.08)
Diluted income (loss) per share(1).................           0.22         (0.55)               (.12)            (.08)
Weighted average number of shares outstanding......      4,002,044     5,365,851           4,486,515        6,714,548

Balance Sheet Data:

                                                                               March 31, 1998
                                               December 31, 1997                 (unaudited)
                                               -----------------------      ---------------------
Working Capital .............................  $       1,797                   $      299
Total assets.................................          6,477                       23,301
Total liabilities............................          2,401                       17,253
Stockholders' equity ........................          4,076                        6,048


------------------
(1) Basic earnings per shares includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

         The Company derives the majority of its net revenue from the sale of theatrical productions and dinner shows to audiences at venues in urban and resort tourist locations and to commercial clients, which include casinos, corporations, theme and amusement parks and cruise lines. In addition, the Company generates revenue from the sale of merchandise, food and beverages in certain of its venues, and, from time to time, from the sale of technical equipment and services to commercial clients. The following table sets forth the various components of the Company's revenue as a percentage of net revenue for the periods indicated:

                                                                                           Three Months Ended
                                                 Years Ended December 31,                       March 31,
                                                 ------------------------                  ------------------

                                                1996                1997                 1997                1998
                                                ----                ----                 ----                ----
Theatrical productions:
         Legends                                93.4%              82.4%                90.9%               41.2%
         Other                                   0.8               10.3                  5.0                57.2
                                                 ---               ----                  ---                ----
         Total                                  94.2               92.7                 95.9                98.4
                                                ----               ----                 ----                ----

Merchandise (all Legends)                        4.9                4.3                  3.2                 1.4
Other                                            0.9                3.0                  0.8                 0.2
                                                 ---                ---                  ---

            Total                              100.0%             100.0%               100.0%              100.0%
                                               ======             ======               ======              ======

         The first Legends production opened at the Imperial Palace in Las Vegas in May of 1983. The Company began actively producing additional tribute and specialty shows since 1994 and produces resident Legends shows in Las Vegas (since May 1983), Atlantic City (since October 1994), Myrtle Beach (since March
1995), Branson, Missouri (July 1995, April 1996 through October 1996; and June 1997 through August 1997), and Berlin, Germany (since September 1997).

         The Company classifies its theatrical productions and dinner shows (both its resident and limited-run engagements) into two main categories: (1) at-risk shows and (2) low-risk shows. At-risk shows classify any of the Company's resident or longer term limited-run productions where the amount of revenue to be obtained by the Company in connection with the show is uncertain (as is typical in the case of shows produced by the Company at theaters leased and or purchased directly by the Company in urban and resort tourist locations and shows produced by the Company in, and for, large casinos in certain markets such as Las Vegas). Low-risk shows are contracted productions in which the client guarantees a fee, which is typical of shows produced by the Company in, and for, certain casinos and for other commercial clients such a corporations, cruise lines and theme parks. Revenues attributable to at-risk shows for the years ended December 31, 1996 and 1997, represented approximately 72% and 63% of the Company's net revenues, respectively. Revenues attributable to at-risk shows for the three months ended March 31, 1997 and 1998, represented approximately 56% and 75% of the Company's net revenues, respectively.

         The Company has opened five new at-risk shows since 1995: (1) Legends at the Surfside Theater in Myrtle Beach, South Carolina in March 1995; (2) Legends at the Grand Palace in Branson, Missouri for a six month run in 1996 and at the Osmond Family Theater for a three month run in 1997; (3) Legends at the Coliseum Theater in Daytona Beach, Florida in June 1997; (4) Legends at the Legends Family Theater in Branson, Missouri in March 1998; and (5) Legends at the Legends Theater in Toronto, Canada in May 1998. The Company's Legends production in Myrtle Beach generated gross profits of approximately $1,461,000 and over 24% gross profit margins for the year ended December 31, 1997 and posted a loss of $63,000, or 12.1%, for the three months ended March 31, 1998. The Company has typically posted such a loss in its first quarter of operations in prior years due to the seasonality of its business, but anticipates the loss to be offset by an increase in revenues during its primary season (see Seasonality and Quarterly Results). The Company's Legends production in Branson generated approximately $84,000 and 52.4% gross profit margin for the three months ended March 31, 1998, respectively. Unfortunately, for reasons discussed below, the Legends production at the Coliseum Theater was not as successful and was discontinued in December 1997 after generating an operating loss of $877,000. In addition to the operating loss, the discontinuation of the Daytona Beach operation generated an additional expense to the Company of $489,285.

         The Company believes that the operating performance of Legends at the Coliseum Theater in 1997 suffered from inadequate market research resulting in less than optimal ticket sales in the start-up phase of the production. The lower than anticipated revenue levels, combined with high indirect production costs associated with the show's four-wall cost structure resulted in losses. The Company continues to believe that emerging tourist markets, such as Cancun, Mexico, Pigeon Forge, Tennessee and Toronto, Canada offer attractive opportunities for future growth. The Company has recently implemented a policy of opening only proven, branded shows, like Legends, and identifying, where possible, local marketing partners in similar at-risk situations to increase the likelihood of success and share any unexpected losses. If the Company determines that the risk profile of a new market is too high, it will seek a low-risk deal structure such as a fixed fee structure or a partnership under which the Company has the right to be the first in line to collect a designated amount of the show revenues each week.

         During 1997 and the first three months of 1998, the Company opened six new low-risk shows: (1) the Improv(R) Spectacular at the Trump Taj Mahal Hotel and Casino in Atlantic City, New Jersey, for a sixteen week run, which opened in March 1997; (2) a Legends show at the Fireside Theater, Fort Atkinson, Wisconsin, for an eleven week run, which opened in January 1997; (3) a Legends show at the Empress Casino in Joliet, Illinois, for a sixteen week run which opened in March 1997; (4) Camouflage Aux Folles, a comedic variety show featuring talented female impressionists, comedians, singers and dancers which was presented at the Trump Taj Mahal in Atlantic City, New Jersey for a sixteen week run which opened in July 1997; (5) A full-scale Legends production at the Estrel Residence & Congress Hotel in Berlin, Germany which opened in September 1997; and (6) A full-scale revolving production at the Lilly Langtry Theater at the Sheraton Valley Forge in King of Prussia, Pennsylvania which opened in January, 1998. These six shows along with the addition of the Atlanta branch office significantly increased the Company's special events and limited engagement business. At December 31, 1997, the Daytona Beach show was closed.

         The Company initiated expansion of its operations in anticipation of future sales growth, which significantly increased selling, general and administrative costs. Since December 1995, the Company has hired seven senior executives and their related support staff: a Vice President of Marketing in December 1995; a President and Chief Operating Officer in April 1996; a Corporate Controller in July 1996; a Vice President of Corporate Entertainment in September 1996; an Assistant Vice President of Group Sales in September 1997; a Vice President of Merchandising in October 1997; and a President of On Stage Theaters, Inc., a wholly owned subsidiary of the Company, in March 1998. The Company also added a new branch office in Atlanta, Georgia (through its acquisition of Interactive Events, Inc.) as well as in-house wardrobe, lighting, scenery and multimedia departments. At March 31, 1998, the Company maintained eight administrative offices, including its corporate headquarters in Las Vegas and branch offices in Atlantic City, Atlanta, Branson, Buena Park, Orlando, Palm Springs and Myrtle Beach. In June 1998, the Vice President of Marketing and Assistant Vice President of Group Sales and their related support staff were terminated as part of a corporate reorganization as a result of the Gedco Acquisition.

Gedco USA, Inc. Acquisition

         On March 13, 1998, the Company completed the Gedco Acquisition in which it purchased certain assets from Gedco and its affiliates for $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of Common Stock valued at $2,500,000.

         Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of

Gedco, joined the Company as President of On Stage Theaters, Inc., a wholly subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters.

         The Company funded the cash portion of the purchase price and transaction fees and expenses with $12.5 million of mortgage financing from ICCMIC. ICCMIC has committed a total of $20,000,000, of which $7,500,000 is remaining to finance the Company's future real estate related acquisitions. In connection with the loan agreement entered into between the Company and ICCMIC on March 13, 1998 (the "Loan Agreement"), the Company granted ICCMIC the right to provide the Company with up to an additional $30 million of similar mortgage financing. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into Common Stock at an exercise price of $4.44. In addition, concurrent with the ICCMIC financing, Mark Karlan, the President of ICCMIC, was named a member of the Company's Board of Directors.

         The components of the purchase price and its allocation to the assets and liabilities were as follows:

Purchase Price:
         Liabilities assumed.........................................................          $     986,044
         Issuance of  595,238 restricted shares of common stock......................              2,500,000
                                                                                          ------------------
                                                                                                   3,486,044
         Costs of acquisition incurred...............................................              1,645,874
         Cash paid...................................................................             11,500,000
                                                                                          ------------------
                                                                                                 $16,631,918
                                                                                          ==================

         The acquisition was accounted for as a purchase and the assets acquired were recorded at a fair market value. The building and equipment are being depreciated over twenty and three years, respectively, under the straight-line method. The allocation of the purchase price was as follows:


Cash.................................................................................          $     383,444
Inventory............................................................................                120,084
Prepaid expenses.....................................................................                157,516
Land.................................................................................             11,275,507
Building.............................................................................              3,214,740
Equipment............................................................................                730,627
Deferred financing acquisition expenses..............................................                750,000
                                                                                          ------------------
                                                                                                 $16,631,918
                                                                                          ==================

         The assets acquired and liabilities assumed were transferred to either the Company's wholly-owned subsidiary, On Stage Theaters, Inc., or a wholly owned subsidiary of On Stage Theaters, Inc., concurrent with the acquisition.

         The Company has elected to consolidate the operations of the assets acquired in the Gedco Acquisition retroactively to January 1, 1998. Therefore, the pre-acquisition gain of $366,516 has been added to the consolidated statement of operations for the quarter ended March 31, 1998. The effect of this consolidation of operations prior to acquisition was an increase in net sales of approximately $3,099,071.

Results of Operation

         The following table sets forth, for the periods indicated, the percentage of the Company's net revenues represented by certain income statement data:


                                                                                      Three Months Ended
                                             Years Ended December 31,                     March 31
                                             ------------------------                -------------------
                                                1996            1997                  1997         1998
                                                ----            ----                  ----         ----
Net revenue                                    100.0%           100.0%               100.0%       100.0%
Cost of sales                                   59.0             73.0                 70.0         63.1
Gross profit                                    40.8             27.5                 30.0         36.9
Selling, general and administrative             28.6             31.5                 39.4         36.8
Depreciation and amortization                    4.7              6.2                  5.4          3.0
Loss on discontinued location                    0.0              3.1                  0.0          0.0
                                                 ---              ---                  ---          ---
Operating profit (loss)                          7.5            (13.3)               (14.8)         (.1)
Other income (loss)                              0.0              0.0                  0.0         (0.6)
                                                 ---              ---                  ---          ---
Interest expense, net                            1.1             (5.3)                 4.1          0.2
                                                 ---              ---                  ---          ---
Pre-tax income (loss)                            6.4            (18.6)               (18.9)        (8.5)
Income taxes                                     0.1              0.1                  0.1          0.0
Net income (loss)                                6.3%           (18.7)%              (19.0)%       (8.5)%
                                                 ===            ======                ====          ===

         Net loss for the three months ended March 31, 1997 was $517,372, as compared to net loss of $528,726 for the three months ended March 31, 1998.

Subsequent Events

         On April 23, 1998 the Company formed six (6) new Nevada subsidiaries. These subsidiaries include: On Stage Productions, Inc., On Stage Merchandise, Inc., On Stage Casino Entertainment, Inc., On Stage Events, Inc., On Stage Theaters North Myrtle Beach, Inc., and On Stage Theaters Surfside Beach, Inc.

         In March 1997, in connection with the IPO, the Company agreed with the IPO Underwriter that the Company would neither loan nor advance any sums to or on behalf of John W. Stuart, the Company's Chairman and Chief Executive Officer, other than those sums advanced to Mr. Stuart from December 31, 1996 through the date of the IPO, without the IPO Underwriter's prior consent. On October 23, 1997 and subsequently on November 17, 1997, the Company received authorization from the IPO Underwriter to advance Mr. Stuart an aggregate of $105,483 (including principal and interest) and on March 25, 1998, the Company again received authorization from the IPO Underwriter to advance $150,000 for settlement of certain litigation pending against Mr. Stuart related to his involvement in the Legends in Concert, Hawaii show. As of May 5, 1998, the Company has advanced Mr. Stuart an aggregate of $205,483 (the "Advance"), which Advance bears interest at a rate of 10% per annum, matures one year from the date of the Advance and is evidenced by a promissory note.

Quarter Ended March 31, 1997 versus Quarter Ended March 31, 1998

         Net Revenues. Revenues increased by 128.3% to $6,205,000 for the quarter ended March 31, 1998 compared to $2,718,000 for the quarter ended March 31, 1997. The Company's revenue is derived from four principal operating divisions: Theaters, Corporate Events, Merchandise, and Casino Entertainment.

         Theaters revenues were approximately $4,084,000 for the quarter ended March 31, 1998 compared to $569,000 for the quarter ended March 31, 1997, an increase of $3,515,000, or 617.4%. Contributing to this increase were increases of approximately: (i) $566,000, attributable to full scale Legends shows at the Estrel Residence & Congress Hotel in Berlin, Germany, and at the Christy Lane Theater in Branson, Missouri, along with a resident variety show at the Sheraton Valley Forge Hotel in King of Prussia; and (ii) $3,099,000, attributable to the consolidation of operations of the Gedco Acquisition, retroactively to January 1, 1998. These increases were partially offset by decreases of approximately:
(a) $104,000, attributable to the discontinuation of the Legends show on Premier Cruise Lines due to a sale of the vessels to a new company; and (b) $46,000, attributable to the resident Legends show in Myrtle Beach, South Carolina.

         Corporate Events revenues were $540,000 for the quarter ended March 31, 1998 compared to $625,000 for the quarter ended March 31, 1997, a decrease of $85,000 or 13.6%. This decrease was mainly attributable to a reduction of $209,000, in limited engagements which included the discontinuation of the Legends Celebrity Series at the Empress Casino in Joliet, Illinois, which ran in 1997 but not in 1998. These decreases were partially offset by increases in revenues of approximately $124,000 from other corporate events.

         Merchandise revenues were approximately $56,000 for the quarter ended March 31, 1998 compared to $67,000 for the quarter ended March 31, 1997, a decrease of $11,000 or 16.4%. This decrease was mainly attributable to a decrease in photo revenues at the Fireside Restaurant & Playhouse, due to the discontinuation by Fireside of merchandise sales during 1998.

         Casino Entertainment revenues were approximately $1,525,000 for the quarter ended March 31, 1998 compared to $1,457,000 for the quarter ended March 31, 1997, an increase of $69,000, or 4.7%. Contributing to this increase were increases of approximately: (i) $120,000, attributable to the Camouflage Aux Follies, at the Taj Mahal Hotel and Casino in Atlantic City, New Jersey, which ran in 1998, but not in 1997; (ii) $39,000, attributable to the Legends show at the Bally's Park Place in Atlantic City, New Jersey; and (iii) $66,000, attributable to Fiesta! Fiesta!, at the Taj Mahal Hotel and Casino in Atlantic City, New Jersey, which ran in 1998, but not in 1997. These increases were partially offset by decreases of approximately: (a) $64,000, attributable to a resident Legends show at the Imperial Palace in Las Vegas; and (b) $92,000, attributable to An Evening at the Improv(R) Spectacular for Trump's Taj Mahal in Atlantic City, which ran in 1997 but not in 1998.

         Costs of Revenues. Total costs of revenues were $3,917,000 for the quarter ended March 31, 1998 compared to $1,903,000 for the quarter ended March 31, 1997, an increase of $2,014,000, or 105.9%. Costs of revenues decreased to 63.1% of net revenues for the quarter ended March 31, 1998, as compared to 70.0% for the quarter ended March 31, 1997. This decrease in cost of sales as a percentage of revenues was primarily attributable to a change in the mix of the Company's revenues due to the inclusion of the Gedco Acquisition revenues which have lower costs of revenues (49.4%) than: Casino Entertainment (63.8%); Corporate Events (63.9%); or Theaters (103.8%, exclusive of the Gedco consolidation). The increase in total costs of revenues was partially offset by a decrease in costs of revenue (22.8%) in the Merchandise Division.

         Selling, General and Administrative. Selling, general and administrative costs were approximately $2,282,000 for the quarter ended March 31, 1998 as compared to $1,070,000 for the quarter ended March 31, 1997, an increase of $1,212,000, or 113.3%. Selling, general and administrative costs decreased to 36.8% of net revenues for the quarter ended March 31, 1998, as compared to 39.4% for the quarter ended March 31, 1997. The increase in total cost was primarily attributable to the inclusion of the Gedco Acquisition selling, general and administrative expense, and increases in automobile expenses, insurance, professional services, rent, advertising, and promotion and investor relations. These decreases were partially offset by decreases in salaries and commissions.

         Operating Loss. The Company's operating loss was approximately $183,000 for the quarter ended March 31, 1998, compared to an operating loss of $401,000 for the quarter ended March 31, 1997, a decrease of $218,000, or 54%.

         Depreciation and Amortization. Depreciation and amortization for the quarter ended March 31, 1998 increased by $41,000, or 28.0%, as compared to the quarter ended March 31, 1997. The increase was primarily due to capital additions to current shows, new shows, goodwill amortization and an increase in assets as a result of the Gedco Acquisition.

         Interest Expense, Net. Interest expense for the quarter ended March 31, 1998 decreased by $100,000, or 88%, as compared to the quarter ended March 31, 1997. The decrease was primarily due to a decrease in the average borrowing level for the quarter ended March 31, 1998 as compared to the quarter ended March 31, 1997.

         Other Income. Other income for the quarter ended March 31, 1998 was attributable to a sign-on bonus received from a new supplier.

         Income Taxes. The Company is a Nevada corporation with a substantial portion of revenue and income derived in Nevada. There are no state or local income taxes in Nevada. The Company accrued no federal income tax for the quarter ended March 31, 1998. Income taxes for the quarters ended March 31, 1997 and 1998, relate to income taxes due in those states other than Nevada in which the Company conducts business. At March 31, 1997 and 1998, the Company had federal net operating loss carryforwards of approximately $1,174,847 and $3,024,097, respectively. Under Section 382 of the Internal Revenue Code, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

         Net loss for the quarter ended March 31, 1997, was $517,372, as compared to a net loss of $528,726 for the quarter ended March 31, 1998.

Year Ended December 31, 1996 versus Year Ended December 31, 1997

Net Revenue. Net revenue consists of sales of the Company's theatrical productions, concessions, merchandise and income generated from equipment rental. Net revenue for the year ended December 31, 1997 increased by $1,448,000, or 10.1% from $14,278,000 to $15,726,000, as compared to the year ended December 31, 1996. Contributing to this increase were increases of approximately: (i) $1,985,000, attributable to limited engagements and corporate events, which included limited engagements of Legends Celebrity Series at the Empress Casino in Joliet, Illinois and the Company's joint ventures (An Evening at the Improv(R) Spectacular and Camouflage Aux Folles) at the Taj Mahal Hotel and Casino in Atlantic City, New Jersey, each of which ran in 1997, but not in 1996; (ii) $679,000, attributable to the Legends show in Daytona Beach, Florida, which ran in 1997, but not in 1996. These increases were partially offset by decreases in sales of: (a) $52,000, attributable to the resident Legends show at the Imperial Palace in Las Vegas, Nevada; (b) $34,000, attributable to the resident Legends show at Bally's Park Place in Atlantic City, New Jersey; (c) $317,000, attributable to the resident Legends show in Myrtle Beach, South Carolina; (d) $64,000, attributable to the Legends show on Premier Cruise Lines which was discontinued due to a sale of the vessels to a new company; (e) $741,000, attributable to the Legends show in Branson, Missouri, which ran only three months in the year ended December 31, 1997 (from June 1997 to August 1997) in the Osmond Family Theater, as opposed to six months in the year ended December 31, 1996 (from April 1996 to October 1996) in the Grand Palace, a larger venue; and (f) $8,000, attributable to the decrease of other revenue.

Direct Production Costs. Direct production costs include salaries for impersonators, stars, singers, dancers, musicians, technicians, choreographers, wardrobe personnel, production managers, concession personnel, license fees, electronic supplies, lighting, sound, wardrobe, sets, props, and the cost of goods for merchandise as well as food and beverage. Direct production costs for the year ended December 31, 1997 increased by $1,671,000, or 27.5%, as compared to the year ended December 31, 1996. Direct production costs increased to 49.2% of net revenue for the year ended December 31, 1997, as compared to 42.6% for the year ended December 31, 1996. The increase was primarily attributable to the high direct running costs of the Daytona show (8.6% of the total direct operating expenses) and increases in salaries and the cost of make-up, wardrobe and operating supplies. These increases were partially offset by decreases in costs associated with insurance premiums and electronic supplies.

Indirect Production Costs. Indirect production costs include salaries for operations, box office, finance and marketing personnel, advertising and promotion, insurance, rent, utilities, property taxes, housing, legal, accounting and travel. Indirect production costs for the year ended December 31, 1997 increased by $1,296,000, or 54.5%, as compared to the year ended December 31, 1996. Indirect production costs increased to 23.3% of net revenue for the year ended December 31, 1997, as compared to 16.6% for the year ended December 31, 1996. This increase was primarily attributable to the high indirect costs of the Daytona show (21.6% of the total indirect operating expenses) and increases in salaries and the cost of advertising, promotion, freight, shipping, rent, and insurance. These increases were partially offset by decreases in costs associated with bank charges and entertainment expenses.

Selling, General and Administrative. Selling, general and administrative expenses include management salaries, finance, operations, development, marketing and technical salaries, office supplies, rent, utilities and legal expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $861,000, or 21.1%, as compared to the year ended December 31, 1996. Selling, general and administrative expenses as a percent of net revenue was 31.5%, as compared to 28.6% for the year ended December 31, 1996. This increase was primarily due to increases in costs associated with salaries, automobile allowances, freight, shipping, office supplies, telephone, commissions, advertising, promotion, and bad debts as well as one time charges of approximately $162,000 and $221,000, resulting from the issuance of 40,532 shares of common stock to Kiran Sidhu, the Company's Chief Financial Officer and forgiveness of a promissory note from John W. Stuart, the Company's Chairman and Chief Executive Officer (the "Stuart Note"), respectively. As of August 12, 1997, the Stuart Note, which together with principal and interest totaled $221,000, was forgiven in full. On October 23, 1997 and November 17, 1997, the Company, with the consent of the Underwriter, agreed to advance an aggregate of $100,000 to Mr. Stuart, which is evidenced by two promissory notes. The notes bear interest at 8% per annum and mature on December 31, 1998. At December 31, 1997, Mr. Stuart owed the Company a total of $136,194, including accrued interest on the promissory notes of $1,041, personal charges of $17,007 to a corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid $35,153 to the Company. The Company has agreed with the IPO Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the IPO Underwriter.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1997 increased by $306,000, or 45.2%, as compared to the year ended December 31, 1996. The increase in depreciation and amortization was primarily attributable to pre-opening costs which were capitalized in 1996, but expensed in 1997.

Expenses at Discontinued Location. The Company decided to close its Legends production in Daytona Beach on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. The Company intends to transfer substantially all of the furniture and equipment at the Daytona Beach facility to other locations scheduled to debut performances in 1998. Also, the Company is currently in negotiations with a third party to potentially sublease the Daytona Beach theater. In addition to the expenses incurred in discontinuing the operations in Daytona Beach, the Company realized an operating loss of $877,000. This operating loss resulted from low net revenues which were less than the direct and indirect production costs during the shows' run.

Interest Expense, Net. Interest expense for the year ended December 31,1997 increased by $681,000, or 445.3%, as compared to the year ended December 31, 1996. The increase was primarily attributable to one time, non-recurring, interest expense charges of $194,000 related to the conversion of certain convertible debentures (the Debentures) and an original issue discount of $366,000 related to a bridge loan. These increases were partially offset by interest income of $59,000 earned from the Company's investment of approximately 49% of the net proceeds generated from the initial public offering of the Company's common stock and redeemable warrants.

Income Taxes. Income taxes for the years ended December 31, 1997 and December 31, 1996 relate to income taxes in those states other than Nevada in which the Company conducts business.

Seasonality and Quarterly Results

         The Company's business has been, and is expected to remain, highly seasonal, with the majority of its revenue being generated during the months of April through October. Part of the Company's business strategy is to increase sales in tourist markets that experience their peak seasons from November through March, so as to offset this seasonality in revenues. The Gedco Acquisition should also help to decrease the seasonality of the Company's business since Gedco's revenue has historically been less seasonal. The Company is exploring opportunities to open shows in markets such as Florida and Arizona, domestically, and Australia, South Africa, and Mexico, abroad, which the Company believes, could also help mitigate the effect of this seasonality.

         The following table sets forth the Company's net revenue for each of the last nine quarters ended March 31, 1998:

                                                                Net Revenues ($ in thousands)
                                            March 31,          June 30,         September 30,         December 31,
                                            ---------          --------         -------------         ------------
Fiscal 1996..........................        $2,347             $4,266             $4,591                $3,074
Fiscal 1997..........................        $2,719             $3,979             $5,071                $3,957
Fiscal 1998..........................        $6,205                 --                 --                    --


Tax Net Operating Losses

         At December 31, 1996, 1997 and March 31, 1998, the Company had federal net operating loss carryforwards of approximately $657,214, $2,495,371 and $3,024,097 (unaudited) respectively. Under Section 382 of the Internal Revenue Code, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

General

         The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations (including assumptions regarding the anticipated timetable of its new show openings and the costs associated therewith), that the Company's current cash, cash equivalent balances, anticipated revenue from operations and its working capital line will be sufficient to fund its current operations and contemplated capital requirements over the next 18 months. However, the Company's internal expansion and acquisition strategies will require additional debt and/or equity financing. In the event the Company's plans or assumptions change, prove to be incorrect, or if balances and/or anticipated revenues otherwise prove to be insufficient, the Company would need to revise its expansion strategy (which revision could include the curtailment, delay or elimination of certain of its anticipated productions or the funding of such productions through arrangements with third parties, which would require it to relinquish rights to a substantial portion of its revenues) and/or seek additional financing prior to the end of such period.

         For the quarter ended March 31, 1997, the Company used cash of $629,000 in operations. As of March 31, 1997, the Company had approximately $314,000 in cash and cash equivalents. For the quarter ended March 31, 1998, the Company used cash of $1,017,000 in operations. As of March 31, 1998, the Company had approximately $1,195,000 in cash and cash equivalents. The operating deficits for both quarters were primarily attributable to business seasonality, and an increase in selling, general and administrative costs.

         The net cash used in investing activities for the quarter ended March 31, 1997 of $197,000, was primarily attributable to capital expenditures and direct advances (which were subsequently written off at August 13, 1997) on notes receivable to Mr. Stuart. The net cash used in investing activities for the quarter ended March 31, 1998 of $12,762,000, was primarily attributable to direct acquisition costs related to the Gedco Acquisition.

         Net cash provided by financing activities for the quarter ended March 31, 1997 of $849,000, was primarily attributable to a series of debt and bank financings. Net cash provided by financing activities for the quarter ended March 31, 1998 of $12,650,000, was primarily attributable to ICCMIC's funding of $12,500,000 for the Gedco Acquisition.

         At March 31, 1997, the Company had a working capital deficit of approximately $351,000, which resulted primarily from business seasonality, increased operating expenses and advances paid to Mr. Stuart in the amount of approximately $103,000. At March 31, 1998, the Company had working capital of approximately $298,000, primarily attributable to an increase in pre-paid tickets and monies received from the Gedco Acquisition.

         For the year ended December 31, 1996, the Company had net cash provided by operations of approximately $1,154,000. The cash provided from operations was primarily attributable to an increase in revenue and a decrease in direct and indirect production costs. For the year ended December 31, 1997, the Company had a net cash deficit from operations of $441,000. This operating deficit was primarily attributable to the losses incurred at the Company's Daytona Beach show and increases in selling, general and administrative expenses incurred in anticipation of future growth.

         The net cash used in investing activities for the year ended December 31, 1996 of $942,000, was primarily attributable to capital expenditures and advances (which were subsequently written off at December 31, 1996) on notes receivable from Mr. Stuart. The net cash used in investing activities for the year ended December 31, 1997 of $1,241,000, was primarily attributable to advances on notes receivable to Mr. Stuart ($221,000 of which was forgiven by the Company on August 13, 1997 and $35,000 which was paid back to the Company on February 4, 1998), capital expenditures and direct acquisition costs related with the Gedco Acquisition of $258,000.

         On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of common stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of its common stock at $0.10 per warrant. The net proceeds to the Company of the IPO, after underwriting discounts, commissions and expenses, was approximately $4,856,000, net of offering costs incurred by the Company of approximately $1,414,000.

         Net cash provided by financing activities for the year ended December 31, 1996 of $58,000, was primarily attributable to a series of debt and bank financings. Net cash provided by financing activities for the year ended December 31, 1997 of $3,716,000 was primarily generated from the IPO. This increase in cash was partially offset by the repayment of a $750,000 bridge loan (the DYDX Loan).

         At December 31, 1996, the Company had a working capital deficit of approximately $103,000, due primarily from advances paid to Mr. Stuart. As of December 31, 1996, such advances (including principal and interest) amounted to approximately $860,000. At December 31, 1997 the Company had working capital of approximately $1,797,000, due primarily from proceeds derived from the sale of the Company's common stock and redeemable warrants from the IPO. The proceeds of the IPO were partially offset by increases in inventory and deposits.

         On August 13, 1997, the Company converted all of the $1,800,000 of principal amount under the Debentures into an aggregate of 505,649 shares of common stock. The aforementioned conversion was based upon a ratio of 295 shares of common stock per each $1,000 principal amount of Debenture. The conversion resulted in a one time, non-recurring, interest expense charge to the Company in the amount of $194,228 (based on an imputed value of $4.00 per share of common stock).

         On August 13, 1997, the Company paid off the DYDX Loan in full, which, with principal and interest, totaled $773,000.

         As of December 31, 1996, the Company had a term loan outstanding in the principal amount of $150,000, with First Security Bank of Nevada, which accrued interest at a rate of 11.5% per annum. On October 10, 1997, the Company paid off this term loan, in full, which, including all outstanding principal and accrued interest, was $19,091.

Working Capital Line

         In May 1997, First Security Bank of Nevada ("First Security") issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (10% per year as of the facility's inception) and are due on demand. On March 28, 1998, First Security increased the line of credit from $250,000 to $1,000,000 and extended the expiration date of the line to March 25, 1999. As of May 14, 1998, the Company had drawn $1,000,000 on the line of credit.

Capital Equipment Financing Commitment

         On September 29, 1997, First Security Leasing Company, a Utah corporation, approved the Company for a $500,000 capital lease line of credit, which was subsequently increased to $1,000,000 on March 28, 1998. Advances under this capital lease line incur interest at a rate of 9.75% per annum. The financing commitment will expire on September 29, 1998. As of May 28, 1998, the Company had drawn $1,000,000 on the capital lease line.

Mortgage Financing Commitment

         On March 13, 1998, the Company entered into the Loan Agreement with ICCMIC pursuant to which ICCMIC agreed to provide the Company with up to $20,000,000 of mortgage financing. On the same date, the Company used $12,500,000 of said facility to fund the cash portion of the Gedco Acquisition and related fees. In connection with the Loan Agreement, the Company provided ICCMIC with the right to provide the Company with up to an additional $30,000,000 of mortgage related financing. In addition concurrent with the ICCMIC financing, Mark Karlan, the President of ICCMIC, was named a member of the Company's Board of Directors, filling a vacancy created by the resignation of Kenneth Berg.

Impact of Inflation

         The Company believes that inflation has not had a material impact on its operations. However, substantial increases in material costs could adversely affect the operations of the Company for future periods.

Year 2000

         The Company is in full compliance with Year 2000 standards. The Company has invested in the latest hardware and software and has implemented purchasing standards that requires Year 2000 compliance from all vendors. The Company anticipates no problems in maintaining this compliance into the future.

         The Company is actively coordinating with vendors, creditors and financial service organizations to prepare for possible repercussions of non-compliance. While the Company cannot ultimately control these outside entities, the Company is exerting every influence to promote future compliance in order to minimize impact to its business.

New Accounting Pronouncements

Disclosure of Information about Capital Structure

         Statement of Financial Accounting Standard No. 129, Disclosure of Information about Capital Structure, (ASFAS 129) issued by the Financial Accounting Standards Board (the AFASB) is effective for financial statements ended December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by Statements of Financial Accounting Standard No. 128. The Company adopted SFAS 129 on December 15, 1997, and it had no effect on its financial position or results of operations.

Reporting Comprehensive Income

         Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income, (ASFAS 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS 130 to have a material effect, if any, on its financial position or results of operations.

Disclosures about Segments of an Enterprise and Related Information

         Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (ASFAS 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect, if any, on its financial position or results of operations.

                                    BUSINESS

General

         The Company produces and markets live theatrical productions and operates live theaters and dinner theaters worldwide. The Company markets its productions, directly and through ticket wholesalers, to audiences at theaters in resort and urban tourist locations. The Company also markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines. The Company's flagship Legends in Concert(R) production ("Legends") is a live tribute show featuring recreations of past and present music and motion picture superstars through the use of impersonators and is the longest running independently produced production in Las Vegas and Atlantic City. The Company currently has full-scale, resident Legends productions running at the Imperial Palace in Las Vegas, Nevada, Bally's Park Place in Atlantic City, New Jersey, Surfside Theater in Myrtle Beach, South Carolina, Legends Family Theater in Branson, Missouri, Legend Theater at the Sheraton Centre in Toronto, Canada and at the Estrel Residence & Congress Hotel in Berlin, Germany. The Company also produces limited-run Legends shows and corporate events and has performed in locations such as the Illinois State Fair, MGM Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonald's, Hewlett Packard, IBM, Pitney Bowes, Levi Strauss and Texaco. Also, separate from the Legends shows and as discussed below, the Company operates King Henry's Feast, Wild Bill's Dinner Extravaganza and Blazing Pianos(R) ("Blazing Pianos") in the greater Orlando area as well as Legends Goes Country in Buena Park, California.

         In addition to Legends, the Company has developed and produced 18 other theatrical productions since its founding in 1985, including other tribute-type shows, and a variety of musical reviews, magic, ice and specialty shows. All of the Company's shows are designed to appeal to a broad spectrum of attendees by offering affordable, quality entertainment incorporating experienced talent and state-of-the-art special effects and staging. By offering multiple productions in addition to Legends, the Company seeks to run more than one show in highly visited live entertainment markets, thereby generating increased operating margins due to economies of scale resulting from shared fixed costs and greater market share. In addition, since the Company currently has access to approximately 75 different Legends tribute acts, it can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and has been able to attract significant repeat business by varying regularly the composition of the acts in its shows.

         For the three months ended March 31, 1997 and 1998, approximately 18% and 60%, respectively, of the Company's net revenue was generated from resort and urban tourist markets; approximately 35% and 22%, respectively, of the Company's net revenue was generated in gaming markets, predominately Las Vegas and Atlantic City; and approximately 43% and 17%, respectively, of the Company's net revenue was generated primarily from various theme and amusement parks, fairs and expositions, meetings and conventions and cruise lines. For the year ended December 31, 1997, approximately 47% of the Company's net revenue was generated from resort and urban tourist markets; approximately 35% of the Company's net revenue was generated in gaming markets, predominantly Las Vegas and Atlantic City; and approximately 17% of the Company's net revenue was generated primarily from various theme and amusement parks, fairs and expositions, meetings and conventions, and cruise lines. Such percentages reflect the Company's growing focus on the establishment of "four-wall" productions (where the Company assumes the responsibility for the cost of the theater, whether leased or purchased, and all of the costs associated with the production and is the recipient of all of the show's potential revenues, profits and/or losses) in resort and urban tourist markets, over which the Company has greater control and, in connection with which, it has more choices available to it. In addition, the profit potential, while riskier, is often substantially greater with such "four-wall" tourist productions than those associated with shows produced by the Company for its casino gaming clients.

         The Company was incorporated on October 30, 1985 under the laws of the State of Nevada as Legends in Concert, Inc. Subsequently, on August 7, 1996, the Company changed its name to On Stage Entertainment, Inc. The Company's principal executive offices are located at 4625 West Nevso Drive, Las Vegas, Nevada 89103, and its telephone number is (702) 253-1333.

Industry Background

         Resort and Urban Tourist Markets

         In 1996, approximately 96 million Americans planned to take a family vacation trip 100 miles or more away from home. While the most popular destinations for these vacationers included the top gaming sites, Las Vegas and Atlantic City, and the top theme park sites, Orlando and Los Angeles, several emerging resort locations such as Myrtle Beach, Daytona Beach and Virginia Beach were also included.

         Myrtle Beach, which has 99 golf courses and 11 live entertainment venues, was one of the five most popular destinations during the summer of 1996, according to a survey reported by the American Automobile Association. Interestingly, Myrtle Beach enjoys this top tourists rating despite only having 25,000 hotel rooms versus Las Vegas' 105,000 rooms (with 20,750 additional rooms to be completed by 2000). What has historically been a warm weather, golf-oriented resort, is emerging quickly as a year-round resort. The Company's resident Legends production at the Surfside Theater in Myrtle Beach opened in March 1995, with successful results to date.

         In 1996, a record number of 39.2 million tourists visited Orlando, Florida, which was ranked as the top theme park destination for 1996 by the National Tourism Association. Orlando's hotel industry is keeping up with the demands of the visitors with over 85,000 hotel rooms available in 1996, an 8% growth over the prior 4 years. In March 1998, the Company acquired King Henry's Feast, Wild Bill's Dinner Extravaganza and Blazing Pianos, all located in the greater Orlando area.

         Anaheim, California, home of Disneyland, hosted 37.5 million visitors in 1997. The Anaheim Convention Center, in conjunction with Disneyland, has announced a plan to spend over $2 billion over the next five years to revitalize the convention center and surrounding areas, and expand Disneyland. Expansion plans for Disneyland include the construction of (i) a 750-room Craftsman-style hotel, (ii) a second theme park to be named "Disney's Californian Adventure," and (iii) a 200,000 square foot entertainment, dining and retail complex joining the two theme parks. In March 1998, the Company acquired Wild Bill's Dinner Extravaganza performed at the Wild Bill's Dinner Theater in Buena Park, California, which is in close proximity to Anaheim. On May 4, 1998, the Company changed the show from Wild Bill's Dinner Extravaganza to Legends Goes Country.

         Branson, Missouri attracted 5.8 million visitors to 36 live theater venues in 1995 and was The National Tour Association's number one domestic tour destination. Live entertainment in Branson, predominantly a retiree "day-tripper" market, is atypical of other theater districts, with shows beginning mid-morning and continuing throughout the day and into the evening. The Company has presented Legends in Branson since 1995 for limited runs, with successful results. Recently, based on the Company's favorable experience in the market, the Company decided to "four-wall" in Branson, renting the Christy Lane Theater in August 1997 and renaming it the Legends Family Theater.
Legends reopened in Branson at the Legends Family Theater on March 13, 1998.

         The Company believes that there are numerous other emerging urban and resort tourist markets, both in the United States and abroad, where the need exists for quality, affordable live entertainment. The Company is currently researching the suitability of the following urban and resort tourist locations for the production and marketing of resident and/or limited-run Legends shows:

         North America     --   Phoenix, Arizona; San Diego and San Francisco,
                                California; Orlando and Miami, Florida; Chicago,
                                Illinois; New Orleans, Louisiana; New York City,
                                New York; Corpus Christi and South Padre Island,
                                Texas; and Montreal and Vancouver, Canada.

         International     --    Australia, England, France, Germany, Japan,
                                 Korea, Philippines, Singapore and Spain.

         Gaming Markets

         There are currently over 600 gaming venues in North America ranging in size from single gaming rooms to large casino hotels. Las Vegas, in Clark County, Nevada, is the largest gaming market in the United States with 79 casino hotels. Over forty of these casino hotels have showrooms featuring live entertainment and actively promote their shows as a means to generate traffic to increase their gaming revenues. In addition, every major hotel and many tourist and visitor centers have in-house ticket reservation services, and tour operators in this market frequently buy blocks of tickets to include in package tours. Legends has been playing at the Imperial Palace in Las Vegas since 1983 and the Company has produced numerous limited engagements and other shows in Las Vegas. The Company is aware of at least four new casino hotel projects in development in Clark County, Nevada that will contain showrooms suitable for live entertainment.

         The second largest gaming market in the United States is Atlantic City, New Jersey with 14 casino hotels. All of these casino hotels contain showrooms which feature live entertainment and provide complimentary tickets to visitors in an attempt to retain them during the evening hours. Furthermore, since casino visitors in this market do not typically expect to pay to attend a live theatrical production, casino executives are often willing to "guarantee" a weekly revenue stream to a producer of live entertainment, which the casino then offers free of charge or at a reduced rate to its customers. The Company currently produces Legends at Bally's Park Place in Atlantic City and Fiesta! Fiesta! at the Trump Taj Mahal, and has produced numerous other shows in this market including Magic!, Magic!, Magic! at the Showboat Hotel and Casino, Cabaret on Ice at Trump's Castle, and Bon Voyage and The Atlantic City Experience at Bally's Park Place. Furthermore, the Company is aware of at least one new casino hotel project under development in Atlantic City and believes that it will also contain a showroom for live entertainment.

         As of the Spring of 1996, 24 states allowed casino gambling, an increase from only two states in 1988. As the number of casino markets has grown, both the number of entertainment venues and the dollars spent on entertainment in these markets have grown as well. This growth is particularly significant since the actual time and dollars spent gambling in these markets has declined. For example, according to a July 1996 article in Forbes, visitors to Las Vegas in 1995 spent 4.1 hours and $114 per day gambling, down from 5.0 hours and $120 per day in 1989, while spending on shows, sightseeing and other activities tripled over this same period to $97 per day per visitor. The Company believes that casinos will increase the entertainment options offered in order to attract visitors and that the continued emergence of new gaming markets, combined with the increasing need for affordable, non-gaming entertainment in such markets, will result in multiple opportunities for Legends and other shows. While there is currently a consolidation trend within the casino gaming industry, it has not, as of yet, resulted in a reduction in the number of casinos currently operating.

         Internationally, there are numerous emerging gaming jurisdictions in which Las Vegas-style casino hotels with live entertainment showrooms are under construction. For example, the Pacific Rim, one of the most recent areas to legalize gaming, is experiencing new construction in the resort locations of Malaysia, the Philippines, New Zealand and Australia. Several Mediterranean islands have had legalized gaming for years. For example, Cyprus has 18 casinos in operation and permits are pending for an additional 30 casinos.

         The Company continuously researches the suitability of existing and potential gaming markets for the production and marketing of new shows, including, in particular:

         North America    --    Reno, Nevada; Atlantic City, New Jersey; Biloxi
                                and Tunica, Mississippi; Lake Charles and New
                                Orleans, Louisiana; Prior Lake, Minnesota;
                                Rising Sun, Indiana; and St. Louis and Kansas
                                City, Missouri.

         International     --   Auckland, New Zealand; Burswood, Darwin and
                                Melbourne, Australia; Sun City, South Africa;
                                Cyprus; and Turkey.

         While the Company will continue to market its productions to the casino gaming industry, and depend upon it for a significant portion of its revenues, the Company has begun to shift its primary focus away from the casino gaming industry and toward the resort and urban tourist market, as evidenced by the changing composition of the Company's net revenues over the last two years (during such period its revenues from gaming markets decreased from 40% to 35% of its total net revenues and its revenues from resort and urban tourist markets increased from 59% to 63% of its total net revenues). This shift in the Company's primary focus began as a hedge against the declining growth in the casino gaming industry, which has resulted from emerging consolidation trends. If the consolidation trends continue in the casino gaming industry, the Company's exposure to such decreasing growth may be reduced as a result of its shift in primary focus.

         Other Commercial Client Markets

         The Company has also produced limited-run Legends shows (and, in the case of Premier Cruise Lines, resident Legends shows) in the last five years for other types of commercial clients, such as theme parks (Six Flags, MGM Theme Park, Lotte World in Korea), cruise ships (Royal Caribbean Cruise Lines, Singapore Cruise Lines), and at major fairs (Dade County Youth Fair, Illinois State Fair). In addition, in 1996 and 1997, the Company produced approximately 80 and 185 events, respectively, for such diverse clients as McDonald's, Bell South, Home Depot, IBM, Norwest Bank, and Anheuser Busch.

Show Offerings

         The Company has developed and produced 18 different theatrical productions since its founding in 1985. These productions include Legends, other tribute shows, a variety of musical reviews, magic shows, ice skating productions, and specialty shows.

         Legends

         The Company's flagship production "Legends in Concert -- A Tribute to the Superstars of Yesterday and Today," is a live tribute show featuring re-creations of past and present music and motion picture superstars. Conceived by the Company's Chairman and Chief Executive Officer, John W. Stuart, Legends has run continuously at the Imperial Palace in Las Vegas since its debut in 1983 and, since that date, has been performed in over 17 countries. The Company believes it is the premier worldwide producer of superstar tribute shows and has featured 175 impersonation artists portraying over 75 different legends in its 13-year history. In 1996, Legends shows were seen by approximately one million people. In addition to Las Vegas, the Company currently has resident Legends productions in Atlantic City, Myrtle Beach, Branson and Berlin. For the years ended December 31, 1996, 1997, and the three months ended March 31, 1997 and 1998, revenues attributable to Legends productions (including both resident and limited-run engagements) and the sale of related Legends merchandise accounted for approximately 90%, 87%, 80%, and 43%, respectively, of the Company's net revenue.

         The Company's full-scale Legends shows utilize state-of-the-art sound, lighting, and special effects and incorporate numerous backup singers and dancers and feature live orchestras. Smaller-scale Legends shows, such as those performed for corporate events, typically use taped orchestra music. Vocals, however, are performed live in all Legends shows; there is no lip-synching nor are any vocal tapes utilized during any show. Superstars from the past, such as Elvis Presley, Marilyn Monroe and the Beatles, who have maintained their high level of popularity since the time when they performed, are selected for tributes. In addition, the Company selects present superstars who it believes will have similar long-lasting appeal, such as Madonna, Michael Jackson and Dolly Parton. The Legends shows are also versatile in that a casino, hotel, resort or convention has the luxury of selecting the stars it wants to have portrayed, as well as the actual composition of the show, and star lineups can periodically be rotated to accommodate seasonal changes and the unique demographics of any audience. In addition, the size of any Legends show can be tailored to accommodate the budget constraints and profitability goals of most showrooms.

         Other Productions

         In addition to Legends, in 1994, the Company began developing a variety of other tribute and non-tribute show offerings incorporating the same versatility and professionalism as the original Legends production. Non-Legends productions accounted for .8%, 10.4%, 1.6% and 57.2% of the Company's net revenue for the years ended December 31, 1996, 1997, and for the three months ended March 31, 1997 and 1998, respectively. The Company's non-Legends productions include, among others, the following:

         "Camouflage Cabaret" -- Features female impersonators recreating memorable performances of Stars on stage and screen such as Judy Garland and Carol Charming in a full stage production show. The show was targeted to the mid-level casino market by featuring a star-studded cast, live band, and special effects. This was the second run of this popular show at the Trumps Taj Majal in Atlantic City, New Jersey. The first run concluded a six-week run on August 31, 1997. The second run at the Taj Majal concluded March 6, 1998 after a twelve week run.

         "Collage de Cirque" -- combines performances by a ten year boy who has won international awards in a flying act, a Low wire act, comedic juggler and a troupe of colorful "Girls on Stilts" who perform production numbers while walking on balls, juggling and stilt-walking. The production neatly combines elements of the circus with musical production numbers. Comedic elements include a juggler and a balloon act in which a man actually inserts himself inside a large balloon. "Collage de Cirque" completed a twelve week engagement at Lily Langtry's Theater at the Sheraton Valley Forge Hotel in Pennsylvania July 12, 1998.

         "Fiesta, Fiesta" -- A musical production show featuring the romantic vocal stylings of recording artist Sergio Albert, who plays the piano and trumpet. He is surrounded by a troupe of dancers in a production celebrating the Latin culture and music. The ventriloquist Sammy King adds the comedic element making a Mexican parrot talk. "Fiesta, Fiesta" completed a twelve week engagement at the Trumps Taj Majal in Atlantic City in May 1998.

In addition, as a result of the Gedco Acquisition, the Company also produces the following shows:

         "King Henry's Feast" -- a two hour dinner show that takes the patrons back to the time of King Henry VIII. The show includes a sword swallower, a jester, a trapeze act and a sword fight. The show runs every day throughout the year at the Company's King Henry's Feast Castle located in Orlando, Florida.

         "Wild Bills's Dinner Extravaganza" -- a two hour dinner show that features the best of the Wild West. The show includes Indian tribal dances, gun fighting, and showgirls. The show runs every day throughout the year at the Company's Fort Liberty Complex in Kissimmee, Florida.

         "Blazing Pianos" -- an interactive piano bar featuring three talented comedic piano players and vocalists, who simultaneously play song requests from patrons on three pianos. The shows run nightly throughout the year at the Company's Blazing Pianos Bar in Orlando, Florida.

         "Legends Goes Country" -- a two hour dinner show that features recreations of country music stars through use of impersonators. The show runs every day throughout the year at the Company's Wild Bill's Dinner Theater in Buena Park, California.

Show Acquisition and Development

         Most shows in tourist locations like Myrtle Beach are structured as "four-wall" arrangements, the riskiest type of financial arrangement for the Company. Since the Company believes that Legends and similar brand-name shows are easier to market and implement than new show concepts, as a result of their built-in recognition among ticket and tour wholesalers, it generally intends to implement its "roll-out" strategy in new resort and urban tourist markets only with Legends and similar brand-name shows. As part of its "roll-up" strategy, the Company intends to acquire additional brand-name shows with "roll-out" potential through joint ventures and other arrangements with other production companies. For instance, in October 1996, the Company entered into an agreement with Improv West, Inc. to co-produce a conceptual show titled An Evening at the Improv(R) Spectacular. Pursuant to the terms of the agreement, Improv West, Inc. granted to the Company the right to use its federally registered trademark and brand-name "Improv(R)" and agreed to assume 50% of the show's pre-production costs in return for co-production billing rights and 50% of all profits generated by the show. In March 1997, the Company began performing An Evening at the Improv(R) Spectacular for the Trump Taj Majal in Atlantic City, where it ran from March 1997 through July 1997. The Company has also identified certain variety, magic, ice and interactive dinner and other theater productions, which it believes, like Legends, have the quality, versatility and broad appeal necessary to succeed in multiple markets.

         In addition to acquiring brand-name shows, the Company, as part of its "roll-up" strategy, will seek to acquire production companies with show concepts which it believes have the potential to develop into brand-name shows. By leveraging its in-house production expertise and infrastructure, the Company believes it can improve the quality of acquired show concepts, and, by capitalizing upon its already established Legends name and reputation, the Company believes it can improve and/or hasten the marketability of new show concepts.

         In keeping with this "roll-up" strategy, on November 1, 1996, the Company purchased all of the outstanding capital stock of Interactive Events, Inc., a small Atlanta based corporate events company, as well as the rights to two interactive dinner shows, Frankie and Angie Get Married and Wake Up Shamus O'Reilly, in exchange for 30,304 shares of Common Stock and a non-plan option to purchase 15,000 shares of Common Stock, at a price per share equal to the initial public offering price of the Common Stock. Interactive Events, Inc. specializes in producing audience participation theme parties for corporate clients, which it anticipates rolling out to the general public. For example, Frankie and Angie Get Married is a mock New York/Italian wedding in which the audience participates as guests of the wedding families, and Wake Up Shamus O'Reilly is a mock Irish wake with a funeral service. In addition, Interactive Events, Inc. has produced several other audience participation theme parties including its Las Vegas Spectacular, in which a casino is created and participants are allowed to gamble as if they were in a Las Vegas casino. Interactive Events, Inc. has held these types of theme parties for such corporate clients as the City of Las Vegas, Hyatt Hotels Worldwide, Six Flags Over Georgia, The National Football League, IBM, Xerox and Conoco.

         In addition to the above-mentioned acquisitions, the Company also periodically conceives new show ideas, and if it cannot adapt an existing show to suit a client's needs, it may develop a new show to meet a client's requirements. Depending on the client's budget, the Company may hire a development team and/or consultation team to augment its in-house capabilities. In most instances, the Company self-produces its shows, and when possible, utilizes performers in the Company's database. Budgets are prepared as part of the show development process, and the Company targets a 30% average gross margin on each of its productions.

Sales and Marketing

         The Company currently markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines, from its offices in Las Vegas, Atlantic City, Atlanta, Myrtle Beach and Orlando. However, historically, the Company has not aggressively marketed its shows to potential commercial clients, relying instead upon its reputation and word-of-mouth to generate business. Part of the Company's business strategy is to become more proactive in the commercial market and it plans to expand its national sales network (primarily through acquisitions) in order to target, on a regional basis, new commercial clients and effectively service, and sell additional shows to, existing clients.

         In the casino, theme and amusement park, and cruise markets, the Company markets its shows directly to entertainment directors and senior executives or through agents that have established relationships with such individuals. The Company has historically marketed its productions to fairs and expositions through a network of agents, and has recently started to augment its efforts in this segment by marketing through trade publications, trade shows, direct mail and telemarketing. The Company has also started to market directly to the meeting and convention market through direct mail, trade shows and trade advertisements and intends to form alliances with small independent event planners and collectively market to corporate clients. The Company intends to augment its efforts in this segment by acquiring event planners in urban centers, focusing primarily on events with larger entertainment budgets (in excess of $10,000), and marketing to catering managers in large metropolitan hotels.

         The Company markets its productions to audiences at venues in resort and urban tourist locations directly through its own box offices and through ticket wholesalers and tour operators. Since many people do not plan to attend a specific live performance prior to leaving for vacation, unless they have purchased the show as part of a packaged tour or group outing, the Company also relies on focused show promotion and word-of-mouth to attract additional "walk-up" traffic to its box office. In addition, the Company aggressively markets to tour operators and ticket wholesalers, through partnerships with entities such as Calvin Gilmore Productions in Myrtle Beach, for additional sales and marketing support.

         The Company generally targets mass market audiences with average prices for its productions ranging from $20.00 to $40.00 per adult ticket. Show pricing is determined by competition in the local marketplace and is typically neither the lowest nor the highest in a particular market. Once ticket pricing has been determined, the composition of the show (number of principals, singers, dancers, orchestra, technicians, etc.) and facility and equipment requirements are adjusted so that each show will generate profits based upon projected attendance. The Company distributes, from time to time, show coupons offering discounts of up to 20% on individual ticket purchases, and offers volume discounts of up to 65% to ticket and tour wholesalers buying large blocks of tickets.

Advertising and Promotion

         The Company provides publicity support and seeks major ongoing media coverage for all of its shows through its network of media contacts. Exposure on television and radio, and in national periodicals, major metropolitan newspapers, and local tourist entertainment guides has served to promote the Company's shows both regionally and nationally. Over the last three years, publicity exposure for the Company included impersonator appearances at the 1996 Miss Universe Pageant, on Jay Leno's Tonight Show from Las Vegas, on VH1's Route 96, on CNN's Burden of Proof and on Wheel-of-Fortune.

         Prior to the opening of each new "four-wall" show produced by the Company in the resort and urban tourist market, the Company, as an integral part of its "roll-out" strategy, intends to undertake a detailed analysis of market demographics, available media and the various transportation modes to the theater site. In addition, the Company prepares press kits for dissemination to the local and regional media, which include a show synopsis, biographies of all principals and production personnel, an opening press release, photographs and support materials. A "press night" is typically held during the first week after the opening of a new show and many show principals actively participate as goodwill ambassadors at community and charitable events. The Company maintains an in-house video, photo and press clipping library and is capable of producing promotional videos and commercials upon client request.

         Advertising designed to target the individual tourist includes newspaper and magazine print ads, television and radio commercials, airport videos and signage, billboard and outdoor advertising, transit advertising, and brochures placed in areas with a high concentration of tourists (such as visitor and tourist welcome centers). In some resort markets, such as Myrtle Beach and Branson, advertising commences up to one year in advance of a show's opening, and includes direct mail campaigns, attendance at consumer and travel trade shows, and placement of print ads in travel and trade publications. Within casinos and hotels, table tent cards, coupons, flyers and brochures are placed in each guest room, restaurant and lounge, and promotional show videos are broadcast on in-house television systems.

Show Merchandising

         The Company sells Legends merchandise at all of its shows in tourist locations and, if permitted, in client venues. Merchandise includes Legends logo clothing, keychains, magnets, pins, canvas tote bags and coffee mugs, plus specialty merchandise featuring the Company's more popular Legends acts such as Elvis, the Blues Brothers and Marilyn Monroe. In addition, the Company sells autographed photographs of impersonators posing with audience members, for which it pays nominal royalties to featured performers. For the year ended December 31, 1996, 1997, and the three months ended March 31, 1997 and 1998, sales of merchandise accounted for approximately 4.8%, 4.4%, 3.2% and 1.4% of the Company's net revenue, respectively.

         Part of the Company's business strategy is to increase its merchandise sales by introducing new products such as compact discs, audio and video tapes and a wider variety of clothing items, and by designing more effective point of sale displays. In addition, the Company intends to implement centralized purchasing and marketing to achieve economies of scale, ensure consistent quality of product, and obtain sales data in a timely manner. See "Intellectual Property."

Talent

         The Company has featured approximately 175 impersonators and numerous variety acts (magicians, dancers, aerial acts, jugglers, clowns, sword fighters, jesters and comedians), singers, dancers, musicians and musical directors in its productions, and regularly receives promotional materials from individuals who are eager for work. An average of 30 inquiries are received per month, and for every working performer, the Company has access to three potential performers. The Company periodically holds auditions for new impersonators, singers, and dancers in Las Vegas, Atlantic City and Myrtle Beach, and often views acts in outside show environments and clubs.

         All performers receive creative and professional support from the Company's various in-house personnel. The Company employs choreographers to work with new and existing entertainers to develop their skills and improve their confidence on stage. Utilizing the Company's in-house music library, musical arrangements are developed for new and existing performers and digital audio tapes are developed for principal acts. The Company's in-house wardrobe personnel, together with several well established costume designers, create new performers' wardrobes and update the wardrobes of existing talent. The Company contracts with an independent photographer to provide promotional photographs of the principals and prepares professional biographies and press releases.

         The Company believes it is the premier producer of impersonator shows worldwide and has the ability to offer a variety of consistent work to its acts by rotating them among its different shows and events. The Company offers compensation which is competitive with market standards and, for certain long production runs, offers housing to principal acts. The Company's musicians, singers, dancers and production personnel are generally employees of the Company, while headline acts, including the impersonators utilized in the Company's tribute shows, are treated as independent contractors in accordance with industry practice. An in-house attorney handles the negotiation of contracts with all entertainers, and each impersonator enters into a new contract for each new show or venue. The contracts provide for the term of the engagement, the compensation to be paid to the impersonator, the responsibilities and obligations of the parties, confidentiality and noncompetition provisions and other general terms.

Operations and Show Implementation

         The Company has developed a centralized operation capable of producing multiple shows of varying complexity simultaneously. The Company's team of professionals, including sound, lighting, multimedia, costume and scenic personnel, have many years of collective experience in the live entertainment industry. The key personnel necessary to implement a show include: (i) entertainers - principal acts, singers, dancers and musicians; (ii) choreographer - assisted by a dance captain; (iii) technical director - assisted by a lighting designer, a master electrician, and audio and video engineers;
(iv) stage manager - assisted by stage hands; (v) wardrobe personnel; and (vi) production manager - directs the show and ensures that schedules and budgets are satisfied.

         New productions are conceptualized in detail before any implementation begins. Renderings of sets, scenery, and costumes are executed, and lighting plots and staging layouts are generated using computer programs such as WYSIWYG (lighting design), AutoCad13 (set and prop design), LiteWrite (lighting programmer) and Corel Draw. Each new venue must be evaluated to determine the availability of in-house equipment, the projected cost of shipping supplementary equipment, and the estimated cost of transporting and housing personnel. In 1996, the Company began to utilize H.I.T.S., used by the major motion picture studios and theatrical equipment rental companies, to ensure efficient pre-production technical planning and avoid unnecessary pre-opening and capital costs. After final Company-wide implementation (expected in late 1998), the H.I.T.S. system will contain an up-to-date list of all Company assets (equipment, sets, costumes), historical cost, availability, and current location of each asset, how often each asset has been used and serviced, and the asset's estimated life expectancy. Timely access to this information will allow the Company to identify props or costumes that need to be built and additional lighting or sound equipment that needs to be purchased or rented prior to opening a new show. In addition, in order to manage the logistics of multiple shows in multiple markets, the Company intends to install a Company-wide computer network whereby all sales offices and production venues would have access to a central database containing real-time show scheduling, inventory and revenue information.

Competition

         The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive and many of the Company's markets contain a large number of competing live theatrical productions. In resorts and urban tourists locations, the Company competes for ticket sales with other live productions and headline stars, many of whom have better name recognition and greater financial and other resources than the Company. The pricing for the Company's productions is based upon local market conditions, including the level of competition, and is typically neither the lowest nor the highest in any given market.

         The live theatrical entertainment industry is highly fragmented and contains many small, independent production companies and numerous large production companies. The Company competes with these production companies for the most desirable commercial and tourist venues, and for talent and production personnel. Major production companies in the Company's markets include Feld Entertainment Productions, Blair Farrington Productions and Dick Foster Productions in Las Vegas, Calvin Gilmore Productions in Myrtle Beach and Greg Thompson Productions in Seattle. In addition to competition from major production companies which produce other forms of live theatrical shows, the Company also competes directly against a large number of smaller independent producers who sometimes produce tribute or impersonator shows. However, the Company believes that only one of these competitors, Spring Time Productions, produces such shows on a continuous basis in more than one location, and therefore currently offers any real competition to the Company. Spring Time Productions currently produces its American Superstars impersonator shows at the Stratosphere Hotel and Casino in Las Vegas, at the Flamingo Hilton Hotel and Casino in Reno, Nevada and at the Grand Casinos in Gulfport, Mississippi.

         In Orlando, Florida and Buena Park, California, where the Company operates dinner theaters, other major competing dinner theater shows include Medieval Times, Arabian Nights, and Wizards. The dinner theater market is highly competitive and the Company finds itself competing with other forms of live entertainment in addition to the dinner theaters, primarily theme parks.

Intellectual Property

         On October 7, 1986, the name "Legends in Concert" was registered as a federal service mark by Mr. Stuart in the United States. In late 1986, Mr. Stuart granted to the Company the non-exclusive right to produce and otherwise use the Legends service mark for all of its productions within and outside of the United States. Subsequent to his grant of such right, Mr. Stuart formed Las Vegas/Hawaii Entertainment, Inc., a Nevada subchapter S corporation ("LVHE") and granted LVHE or any successor entity the right to use the Legends service mark in the state of Hawaii. In August, 1994, Mr. Stuart and LVHE granted R.B.L.S., Ltd. ("R.B.L.S."), a Nevada limited liability company in which LVHE owns a 40% membership interest, the exclusive right to produce Legends (including the use of the Legends service mark) in the state of Hawaii, contingent upon their continuous operation of the Legends show in Hawaii. On December 11, 1996, Mr. Stuart assigned all of his rights to the Legends concept and his federally registered rights in Legends, including the Legends service mark, to the Company, subject to R.B.L.S.'s exclusive rights to the use thereof in Hawaii as described above.

         The Legends service mark was also registered in the United Kingdom in November 1996 and applications for its registration in Canada, Japan, Mexico and with the European Union are currently pending. The Company anticipates filing applications for protection of its Legends service mark in France and several other foreign countries, as need be. The Legends United States service mark registration expires in the year 2006 and its United Kingdom service mark registration expires in the year 2005.

         The United States Copyright Law specifies that copyrighted musical works cannot be performed publicly without obtaining the permission of the copyright owner. Permission can be obtained from either the copyright owner directly, or from another person or entity entitled to license said right on the copyright owner's behalf. Currently, the two primary entities that are entitled to license copyrighted musical works are Broadcast Music, Inc. ("BMI") and the American Society of Composers, Authors and Publishers ("ASCAP"). The Company believes that it either owns or has appropriately licensed all of the intellectual property rights required to perform its shows in the manner in which they are currently produced, including, but not limited to, the right to publicly present and otherwise perform all non-dramatic copyrighted musical compositions pursuant to BMI and ASCAP licenses. The Company believes that Legends does not infringe any intellectual property rights of any third parties, including the celebrities portrayed in the show.

         In connection with its merchandising strategy, the Company filed two Legends trademark applications in the United States and anticipates filing trademark applications in certain foreign countries, as necessary, to cover the various goods to be sold by the Company. As the Company develops its merchandising program, the Company also intends to conduct the due diligence reasonably necessary to ensure that its merchandise does not infringe the intellectual property rights, including the publicity rights, of any third parties, including the celebrities portrayed in its shows. In the event that such due diligence indicates that the unlicensed sale of any merchandise would infringe the rights of any third party, the Company intends to obtain the necessary licenses prior to selling the merchandise in question.

         In addition to the above, the Company has filed trademark applications for various show concepts (Legends of the Rat Pack, Atlantic City Experience, Las Vegas Experience and Camouflage Aux Folles) and names (Legends Casino, Legends Hotel, and Legends in Concert Hotel & Casino). All of the applications are currently pending.

         The Company typically requires its independent contractors, employees, consultants and advisors to execute appropriate confidentiality agreements in connection with their employment, consulting or advisory relationship with the Company.

Government Regulation

         The Company currently has full-scale Legends productions in two casinos: Bally's Park Place in Atlantic City and the Imperial Palace in Las Vegas. The Company is currently researching the suitability of existing and potential casino gaming markets for the production and marketing of new shows. Providing entertainment to the casino gaming industry may subject the Company to various licensing regulations. The Company is regulated and required to obtain a casino industry license from the New Jersey Casino Control Commission pursuant to the New Jersey Casino Control Act. The Company's current casino service industry license from the New Jersey Casino Control Commission was issued on January 17, 1997 and expires on September 30, 1999. In connection with the license application, the New Jersey Division of Gaming Enforcement conducted an investigation of the Company to determine its suitability for licensure. Management believes that the Company is not required to obtain a license to provide its services to casinos in Nevada or in any other jurisdictions in which it operates, other than New Jersey. The Nevada Gaming Control Board and similar authorities in other jurisdictions, however, have broad authority to order providers of services to casinos to file applications, be investigated, have their suitability determined, obtain licenses and cease providing their services, if they find the service providers to be unfit. In addition, pursuant to the Company's expansion program, the Company plans to lease or purchase some, if not all, of the theaters for its new Legends or other brand-name resident productions, thereby absorbing all costs and risks associated with producing the show in order to retain 100% of the show's profits. Producing shows under this "four-wall" arrangement may require the Company to obtain and maintain certain local licenses and permits (as the Company was required to obtain for the opening of its Myrtle Beach show, a "four-wall" production). Such licenses and permits could include, among others, amusement licenses, music licenses (i.e., BMI or ASCAP), business licenses, liquor licenses, retail sales tax licenses, food and beverage licenses and a health inspection rating (if dairy products and/or hot food, other than popcorn, is to be sold). Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder the Company's expansion plans. In addition, the suspension of, or inability to renew, a license needed to operate any of the Company's currently running productions would adversely affect the operations of the Company.

Employees

         As of June 7, 1998, the Company employed approximately (i) 270 full-time employees, including 58 singer/dancers, 27 musicians, 76 operational personnel, 33 administrative personnel, 39 marketing personnel, 39 box office/concession personnel and its 6 executive officers; and (ii) 386 part-time employees. In addition, the Company retains impersonators and certain other principal acts on an independent contractor basis as needed for its productions.

None of the Company's current employees are covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good.

Legal Proceedings

         In May 1996, a former performer in the Company's Legends production aboard a vessel owned and operated by Premier Cruise Lines filed a lawsuit in the Circuit Court of the Seventeenth Judicial Circuit of the State of Florida against the Company alleging bodily injury, pain and suffering, disability, disfigurement, mental anguish and pain, loss of earnings, loss of ability to earn money, and reimbursement for medical expenses and treatment and care for any amount in excess of $15,000 as a result of an injury suffered in the course of his performance. The case was dismissed for improper venue and was refiled by the plaintiffs in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida. The Company has filed an answer to the plaintiff's complaint. The matter is currently in the discovery stage of litigation.

         In July 1996, an impersonator of Hank Williams, Sr. who performed for the Company, filed suit against the Company in the Circuit Court of Taney County, Missouri. The plaintiff asserts that during one of his performances with the Company, a photograph was taken of him by the Company while in costume and surrounded by dancers and that the picture has been reproduced and published in a Company scrapbook along with other photographs of the Company's impersonators. The plaintiff alleges that the Company misappropriated his name, image and likeness for commercial purposes by publishing and selling the booklets and is claiming damages in the amount of $2,000,000. The Company believes that the plaintiff's claim is without merit since the Company utilized the plaintiff's photograph in its booklets for ten years with the plaintiff's knowledge and without objection. The Company intends to defend this action by asserting that the appropriation was de minimis in that the picture is only approximately 2" x 4" in size, contains two of the Company's showgirls, identifies the plaintiff as an impersonator of Hank Williams, Sr. and is only one of approximately 50 other photographs contained in the brochure. The Company has filed its answer to the plaintiff's complaint. The matter is currently in the discovery stage of litigation.

         In March 1997, a complaint was filed by a shareholder of Grand Strand Entertainment, Inc. ("Grand Strand"), a South Carolina corporation in which Mr. Stuart is a majority shareholder, against the Company, John Stuart and Grand Strand, alleging misappropriation of corporate opportunity and breach of contract. Grand Strand, which was formed solely for the purpose of establishing a Legends production in Myrtle Beach, South Carolina, was granted a license by the Company to use the "Legends in Concert" trademark in connection with such production. The license was contingent upon Grand Strand raising sufficient capital to fund preproduction costs associated with establishing the Legends production which was scheduled to take place at the Surfside Theater in Myrtle Beach. However, since the contingency was not met in a timely manner and the Company was responsible for the lease of the property, the Company rescinded the license and funded and operated the production on its own. The plaintiff seeks for (i) a receiver to manage the Legends show produced by Grand Strand; (ii) an accounting of all assets and profits of Grand Strand; (iii) the Company to be prevented from diverting profits to itself or from diminishing the value of Grand Strand's property or other contractual rights; (iv) the Company to pay to Grand Strand all sums found to be due from an accounting of the profits and the losses of Grand Strand caused by the Company's actions; and (v) actual damages for loss of earnings. The Company filed an answer to the plaintiff's complaint, as well as a motion to stay and a motion to compel arbitration. On June 2, 1997, the Court of Common Pleas for Horry County, South Carolina granted such motions. The Plaintiff subsequently made a demand for arbitration with the American Arbitration Association, which determined that the administration of this matter be conducted by its Regional Office in Los Angeles. This matter has been scheduled for an arbitration hearing with the American Arbitration Association on September 15, 1998 in Las Vegas, Nevada. Mr. Stuart, at the request of the Underwriter, has entered into an Indemnification Agreement with the Company and Grand Strand dated February 27, 1997, whereby Mr. Stuart shall indemnify the Company against any liability for any judgments or settlement payments, expenses and or legal fees in connection with any proceeding relating to the grant of the license to Grand Strand. Mr. Stuart has also entered into a Security and Pledge Agreement with the Company dated February 27, 1997 whereby he has pledged and granted a security interest to the Company in 400,000 of his shares of Common Stock to secure his obligations and performances under the Indemnification Agreement.

         Although the Company believes that it has meritorious defenses with respect to all of the foregoing matters which it will vigorously pursue, there can be no assurance that the ultimate outcome of such actions will be resolved favorably to the Company or that such litigation will not have an adverse effect on the Company's liquidity, financial condition and results of operation.

Properties

         The Company's corporate headquarters consist of approximately 16,000 square feet of office and warehouse space located in Las Vegas, Nevada. The lease will expire in February 1999. The table provided below lists certain information regarding the Company's other facilities. The Company believes that its existing facilities are suitable and adequate for its current operations.

---------------------------------------------------------------------------------------------------------------------------
                                   Square            Type of
          Location                Footage           Possession                Lease Expiration        Principal Function
---------------------------------------------------------------------------------------------------------------------------
       Las Vegas, NV               5,376              Lease                         07/98                  Warehouse
                                   4,669              Lease                         2/99                   Warehouse
     Atlantic City, NJ             2,000              Lease                         09/99                   Office
                                    (1)               Lease                         06/98                 Residential
      Myrtle Beach, SC             16,171             Lease                         12/04               Theater/Office
     Daytona Beach, FL             30,000             Lease                         11/98                   Theater
        Branson, MO                27,500             Lease                         12/98               Theater/Office
      Toronto, Ontario             9,410              Lease                         02/03                   Theater
                                    627               Lease                    Month-to-Month               Office
        Atlanta, GA                6,000              Lease                         10/98              Office/Warehouse
       Buena Park, CA              27,599             Lease        (2)              06/10                   Theater
        Orlando, FL                10,000             Lease        (3)              10/00                 Office/Bar
        Orlando, FL                3,640              Lease                         06/02                  Warehouse
       Kissimmee, FL               31,350              Own         (4)               N/A                    Retail
                                   18,221              Own         (5)               N/A                    Theater
        Orlando, FL                15,500              Own         (6)               N/A                    Theater
--------------------------------------------------------------------------------------------------------------------------

(1) Consists of seven condominium units for use by the Company's performers when they are performing in the Company's Legends show at Bally's Park Place in Atlantic City, New Jersey. The Company leases these units from John W. Stuart, the Chief Executive Officer of the Company, and his wife.

(2) The Company's wholly-owned subsidiary, On Stage Theaters, Inc. ("On Stage Theaters"), subleases this property from Wild Bill's California, Inc., a wholly-owned subsidiary of On Stage Theaters. Wild Bill's California, Inc. leases the property from an unrelated third party.

(3) On Stage Theaters subleases this property from Blazing Pianos, Inc., a wholly-owned subsidiary of On Stage Theaters. Blazing Pianos, Inc. leases the property from an unrelated third party.

(4) This property is owned by Fort Liberty, Inc., a wholly-owned subsidiary of On Stage Theaters.

(5) This property is owned by Fort Liberty, Inc., a wholly-owned subsidiary of On Stage Theaters. On Stage Theaters leases this property from Fort Liberty, Inc.

(6) This property is owned by King Henry's, Inc., a wholly-owned subsidiary of On Stage Theaters. On Stage Theaters leases this property from King Henry's, Inc.

                                   MANAGEMENT

Executive Officers and Directors

         The executive officers and directors of the Company are as follows:

Name                                    Age        Position
----                                    ---        --------
John W. Stuart .......................  55         Chairman and Chief Executive Officer
David Hope (1) .......................  39         President, Chief Operating Officer and Director
Kiranjit S. Sidhu ....................  33         Senior Vice President, Chief Financial Officer and Treasurer
Christopher R. Grobl .................  30         General Counsel and Secretary
Neil H. Foster .......................  65         Director
Mark S. Karlan (2) ...................  39         Director
Jules Haimovitz (1)(2) ...............  47         Director
James L. Nederlander (2)..............  38         Director
Mark Tratos (1) ......................  46         Director

---------------
(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee

         John W. Stuart has served as the Chairman and Chief Executive Officer of the Company since April 1996 and also was the President of the Company from October 1985 through March 1996. He founded the Company in 1985. He has been involved in the theatrical business since age seven and has produced or appeared in over 200 theater productions and several feature films. Mr. Stuart received a Bachelor of Arts degree in 1967 from California State University at Fullerton.

         David Hope has served as the President, Chief Operating Officer and as a director of the Company since joining the Company in April 1996. For ten years prior to that time, Mr. Hope served in various capacities, including most recently as Executive Vice President and Chief Operating Officer, for ITC Entertainment Group ("ITC"), a major independent producer and worldwide distributor of feature films, television movies and mini-series and a subsidiary of Polygram N.V., where, as Chief Operating Officer, he was responsible for day-to-day operations, as well as strategic and corporate development and acquisitions. Prior to that time, Mr. Hope was a production manager with Hinchcliffe Productions, a United Kingdom-based producer and distributor of documentaries and motor sport events. Mr. Hope received a degree in Management Science in 1981 from the Loughborough University in England.

         Kiranjit S. Sidhu has been the Company's Senior Vice President, Chief Financial Officer and Treasurer since joining the Company in August 1995. Prior to joining the Company, Mr. Sidhu served as Chief Financial Officer and Corporate Secretary for Aspen Technologies, a computer peripheral manufacturer, from July 1994 to July 1995. From January 1993 to June 1994, Mr. Sidhu served as President and a director for Aspen Peripherals, a computer peripheral reseller. From February 1992 to June 1993, Mr. Sidhu served as a financial consultant to ITC. From January 1992 to July 1993, Mr. Sidhu served as Vice President of Finance and a director for Nuvo Holdings of America, a computer peripheral manufacturer. Mr. Sidhu holds a Master of Business Administration degree from the Wharton School of Business and a Bachelor of Arts in Computer Science from Brown University.

         Christopher R. Grobl has been the General Counsel and Secretary of the Company since November 1994. Mr. Grobl received a Bachelor of Arts in 1990 from the University of Illinois and a Juris Doctor in 1994 from the John Marshall Law School in Chicago, Illinois.

         Neil H. Foster has been a director of the Company since February 1995. From October 1985 to May 1997, he served as the Executive Vice President of the Company. From 1977 to 1983, Mr. Foster worked as a producer for the American Broadcasting Companies, Inc. ("ABC"), where he assisted in the production of "ABC's Wide World of Sports," the Grammy Awards, "Soap" and "Barney Miller."

         Mark S. Karlan has been a director of the Company since March 1998. Mr. Karlan has been President, Chief Executive Officer and a Director of Imperial Credit Commercial Mortgage Investment Corp., a publicly traded real estate investment trust, since July 1997. From 1990 to 1997, Mr. Karlan was a private real estate investor managing all aspects of approximately $100 million of real estate transactions including the acquisition, financing, leasing and sale of office, retail, industrial and residential assets. Mr. Karlan received a Bachelor of Arts degree in Economics from Harvard College in 1980 and a Master of Business Administration degree from the Harvard Business School and a Juris Doctor degree from the Harvard Law School, both in 1994.

         Jules Haimovitz has been a director of the Company since March 1997. Mr. Haimovitz currently serves as the President and Chief Operating Officer of King World Productions, a leading syndicator of television programs. From January 1995 to March 1997, he served as the Chief Executive Officer of ITC after it was sold to PolyGram N.V., one of the world's leading global music and entertainment companies. Prior to such time, from April 1993 to January 1995, Mr. Haimovitz served as ITC's President and Chief Executive Officer while it was owned by Midland Montague Ventures. Mr. Haimovitz was also acting President of Video Jukebox Network Inc., a publicly traded interactive music video service, from October 1992 through August 1993, and a director of such company from August 1990 to November 1995. From March 1989 to January 1992, Mr. Haimovitz was President, Chief Operating Officer and a director of Spelling Entertainment Inc. ("Spelling"), a company he helped found by engineering the acquisitions of Worldvision Enterprises Inc. and Laurel Entertainment Inc. by, and the merger of such companies with, Spelling's predecessor, Aaron Spelling Productions, Inc.

         James L. Nederlander has been a director of the Company since August 1996. He has also been the Chairman of the Nederlander Producing Company of America, a producer of live entertainment shows, since August 1996 and prior to such time, commencing in 1980, he was Executive Vice President of such organization.

         Mark Tratos has been a director of the Company since March 1997. Mr. Tratos has been the managing partner of the law firm Quirk & Tratos of Las Vegas, Nevada since 1983. He received a Juris Doctor degree from Lewis and Clark Law School in 1979. Since 1982, Mr. Tratos has also served as a member of the adjunct faculty of the University of Nevada Las Vegas teaching a variety of subjects in the areas of fine and performing arts and entertainment and business law.

         The Board of Directors is divided into three classes, with Class I having a term expiring in 1998, Class II having a term expiring in 1999, and Class III having a term expiring in 2000. All directors hold office until the annual meeting of stockholders in the year in which their respective terms expire or until their respective successors are duly elected and qualified. After the expiration of a class's initial term, any director elected to such class shall serve for a period of three years. Currently, Class I is comprised of Messrs. Foster and Nederlander, Class II is comprised of Messrs. Berg and Tratos, and Class III is comprised of Messrs. Haimovitz, Hope and Stuart. Executive officers of the Company serve at the discretion of the Board and until their successors are duly elected and qualified.

         In connection with the IPO, the Company agreed that it will, for a period of three years commencing on August 13, 1997, upon the request of the IPO Underwriter, nominate and use its best efforts to elect a designee of the IPO Underwriter (which designee may change from time to time) as a director of the Company or, at the IPO Underwriter's option, appoint such designee as a non-voting advisor to the Company's Board of Directors. The IPO Underwriter has not yet exercised its rights to designate such a person. See "Underwriting."

         The Company has obtained key-man life insurance on the life of Mr. Stuart in the amount of $5,000,000 and on the life of Mr. Hope in the amount of $2,500,000.

Committees of the Board

         The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee determines salaries, bonuses and other compensation matters for officers of the Company, determines employee health and benefit plans, and administers the Company's stock option plans. The Audit Committee recommends the appointment of the Company's independent public accountants and reviews the scope and results of audits, internal accounting controls, and tax and other accounting-related matters. Pursuant to the terms of the Company's Bylaws, a majority of the members of the Audit Committee, and all of the members of the Compensation Committee, must be non-employee directors of the Company.

Compensation of Directors

         Directors of the Company currently are not paid a fee for their services, but are reimbursed for all reasonable expenses incurred in attending Board meetings. In addition, each non-employee director will receive options under the Option Plan to purchase an aggregate of 10,000 shares of Common Stock each year that the director serves as such a director (each such year, a "Grant Year"), partially contingent upon the director's attendance at the Company's four scheduled Board of Directors meetings during the Grant Year. One-quarter of the annual option grant will vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option grant will vest as of the fourth scheduled meeting; provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.

Executive Compensation

         Summary Compensation Table. The following table sets forth, for the years ended December 31, 1997 and 1996, certain compensation paid by the Company to its Chief Executive Officer and the other most highly paid executive officers of the Company, whose cash compensation exceeded $100,000 for the year ended December 31, 1997.

                                                     Summary Compensation Table
                                                     --------------------------
                                                                      Annual
                                                                   Compensation                      Compensation         Long Text
                                                     ----------------------------------------       ---------------     ------------

                                                                                                      Securities
                                                                                 Other Annual         Underlying          All Other
     Name and Principal Position          Year         Salary      Bonus         Compensation        Options/ SARs      Compensation
     ---------------------------          ----         ------     --------       -------------       -------------      ------------
John W. Stuart.........................   1997        $250,000          --       $  239,398(1)               --           $9,615(2)
Chairman and Chief Executive Officer      1996        $250,000          --       $1,780,424(3)               --               --
David Hope.............................   1997        $221,461    $ 37,865               --                  --               --
President and Chief Operating Officer     1996        $130,769          --       $   23,673(4)          311,300               --
Kiranjit S. Sidhu......................   1997        $161,596    $162,129(5)            --              85,000               --
Senior Vice President                     1996        $123,461          --               --              24,794               --

------------------

(1) Includes $221,500 in compensation representing the forgiveness of certain indebtedness owed by Mr. Stuart to the Company.
(2) Represents payment of unused vacation time carried forward from prior years.
(3) Includes $1,780,424 in compensation representing the forgiveness of certain indebtedness owed by Mr. Stuart to the Company.
(4) Includes $9,212 representing car and health insurance allowances and $14,461 representing non-recurring relocation-related expenses.
(5) Represents the issuance of 40,532 shares of Common Stock to Mr. Sidhu pursuant to his employment agreement.

         Option Grants. The following table sets forth certain information regarding stock options granted during the year ended December 31, 1997 to the persons named in the Summary Compensation Table.


                                         Option Grants in Last Fiscal Year

                                                                  Individual Grants
                                                      ----------------------------------
                                                          Percent of                                     Potential Realizable
                                                        Total Options                                     Value At Assumed
                                                          Granted to                                    Annual Rates of Stock
                                            Options      Employees in     Exercise     Expiration       Price Appreciation For
               Name                        Granted(1)        1997           Price         Date              Option Term(2)
               ----                        ----------        ----           -----         ----             ---------------
                                                                                                            5%           10%
ohn W. Stuart........................          --             --             --            --               --            --
Chairman and Chief Executive Officer
David Hope...........................          --             --             --            --               --            --
President and Chief Operating Officer
Kiranjit S. Sidhu....................        85,000           77%          $4.00        08/13/07         $213,824     $541,872
Senior Vice President

-----------------

(1) These options were granted under the Option Plan and have a term of ten years, subject to earlier termination in certain events related to the termination of employment.

(2) The potential realizable values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for the particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

         Year End Values. The following table summarizes option exercises during 1997 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 1997. Year-end values are based upon a price of $4.125 per share, which was the closing market price of a share of the Company's Common Stock on December 31, 1997.

                                   Aggregated Option Exercises in Last Year and
                                              Year-End Option Values

                                                                                              Value of Unexercised
                                                           Number of Unexercised             In-the-Money Options at
                                                       Options at December 31, 1997           December 31, 1997 (1)
                                                       ----------------------------       ----------------------------
                        Shares Acquired
         Name             on Exercise   Value Realized   Exercisable    Unexercisable      Exercisable      Unexercisable
         ----             -----------   --------------   -----------    -------------     -------------     -------------
John W. Stuart                    --             --              --               --               --                --
David Hope                        --             --         311,300               --          $42,026                --
Kiranjit S. Sidhu                 --             --          93,265           16,529          $10,625                 0

------------------------

(1) Values calculated using the closing market price of a share of the Company's Common Stock on December 31, 1997 and the per share exercise price of the individual's options.

         Employment Agreements

         John W. Stuart. On February 1, 1997, the Company entered into an employment agreement with Mr. Stuart to employ him as its Chairman and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, Mr. Stuart receives an annual salary of $250,000 and may receive annual salary increases of up to 10% of his base salary amount at the discretion of the Compensation Committee of the Board of Directors. Mr. Stuart will not be eligible to receive any bonuses during the initial term of his employment agreement. Mr. Stuart is provided with family health insurance and a $1,500 monthly automobile allowance. The Company has the right to terminate Mr. Stuart's employment at any time, without cause, provided that the Company pays Mr. Stuart a lump sum payment equal to one year's base salary, car allowance and insurance allowance.

         David Hope. On February 1, 1997, the Company entered into an amended employment agreement with Mr. Hope to employ him as the President and Chief Operating Officer of the Company until May 31, 2000. In accordance with this employment agreement, Mr. Hope receives an annual salary of $220,000 which is subject to potential annual increases of up to 10% of his base salary amount contingent upon meeting reasonable financial performance goals as determined between Mr. Hope and the Compensation Committee of the Board of Directors. For the years ended December 31, 1998 and 1999, Mr. Hope shall be entitled to receive a bonus equal to 2% of the Company's audited pre-tax earnings, after deduction for non-recurring charges such as original issue discount, compensation and interest expense charges for each such year, provided that the Company achieves certain designated financial goals for the respective year. See "-- Executive Bonus Plan." Mr. Hope is currently provided with family health insurance and a $500 monthly automobile allowance. The Company shall have the right to terminate Mr. Hope's employment agreement at any time, without cause, provided that the Company pays Mr. Hope a lump sum payment on the date of such termination equal to the greater of (i) his base salary, car allowance and insurance allowance due from the date of termination up until April 1999, plus any accrued bonus up until his date of termination and (ii) one year's base salary, car allowance and insurance allowance, plus any accrued bonus up until the date of termination. In addition, upon termination of Mr. Hope's employment, without cause, any non-vested options held by Mr. Hope shall immediately vest.

         Kiranjit S. Sidhu. On February 1, 1997, the Company entered into an amended employment agreement with Mr. Sidhu to employ him as its Senior Vice President, Chief Financial Officer and Treasurer. Mr. Sidhu's employment contract, which expires on May 31, 2000, provides for an annual salary of $165,000 and eligibility for annual salary increases of up to 10% of his base salary amount at the discretion of the Compensation Committee of the Board of Directors. Mr. Sidhu is also eligible to receive a bonus under the Executive Bonus Plan, at the discretion of the Board of Directors; and, in addition to his salary, he receives family health insurance and a $500 monthly automobile allowance. In the event his employment is terminated, without cause, Mr. Sidhu will be entitled to a lump sum payment equal to one year's base salary, car allowance and insurance allowance and the vesting of all of his stock options.

         In connection with each of their respective employment agreements, each of Messrs. Stuart, Hope and Sidhu also entered into a Confidentiality and Non-Compete Agreement with the Company, which, in addition to the obligations of confidentiality imposed upon each, provides that in the event of the termination of an employment agreement for any reason, the Company shall have the option to pay the respective employee at the date of termination 50% of such employee's base salary for five years (in the case of Mr. Stuart) and two years (in the case of Messrs. Hope and Sidhu) in consideration for such employee's covenant not to compete with the Company during such five-year and two-year periods, respectively. In the case of Mr. Stuart, such non-compete relates to any business associated with the live entertainment industry and, in the case of each of Messrs. Hope and Sidhu, such non-compete relates to any business associated with the theatrical segment of the live entertainment industry.

1996 Stock Option Plan

         The Option Plan was approved by the Board of Directors and the stockholders on August 7, 1996. Pursuant to an amendment to the Option Plan, the maximum number of shares of Common Stock available for issuance upon exercise of options granted and available for grant under the Option Plan is 785,000 shares. The Option Plan is designed to further the interests of the Company by strengthening the desire of employees to continue their employment with the Company and by securing other benefits for the Company.

         Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and (ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

         Options granted under the Option Plan will become exercisable after the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution. Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

         As of April 26, 1998, options to purchase 627,153 shares have been granted under the Option Plan, including options to purchase 311,300, 109,794, 26,000 and 13,224 shares granted to Messrs. Hope, Sidhu, Foster and Grobl, respectively, and options to purchase an aggregate of 80,000 shares granted, as of April 26, 1998, to non-employee directors of the Company.

Executive Bonus Plan

         In March 1997, the Company implemented a three-year Executive Bonus Plan, which is administered by the Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of the Company's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges and excluding extraordinary items ("Pre-Tax Earnings"), may be established for distribution at the discretion of the Company's Board of Directors, to the Company's executive officers (other than Mr. Stuart, who is not eligible for bonuses under the plan) in 1999 and 2000, provided that the Company achieves at least minimum Pre-Tax Earnings for the respective preceding fiscal year as follows:

                   Year                      Minimum Pre-Tax Earnings
                   ----                      ------------------------
                   1998                             $5,000,000
                   1999                             $8,700,000

         The terms of the Executive Bonus Plan, including the minimum Pre-Tax Earnings requirements set forth above, were determined by negotiations between the Company and the IPO Underwriter, and should not be construed to imply or predict any future earnings of the Company.

                                              PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of June 10, 1998, or such other date as set forth in the notes to this table, regarding the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Prospectus and (iv) by all current executive officers and directors of the Company as a group.

                                                                   Number of Shares                 Percentage of
                  Name and Address (1)                          Beneficially Owned (2)                 Class(2)
---------------------------------------------------------     --------------------------      --------------------------
John W. Stuart (3).......................................             3,982,760                        55.4%
David Hope (4)...........................................               328,550                         4.4%
Neil H. Foster (5).......................................                26,000                          *
Kiranjit S. Sidhu (6)....................................               143,922                         2.0%
James L. Nederlander (7).................................                10,000                          *
Mark Tratos (8)..........................................                10,000                          *
Jules Haimovitz (9)......................................                10,000                          *
Mark S. Karlan (10)......................................               325,000                         4.3%
Hanover Restaurants, Inc.................................               595,238                         8.3%
Imperial Credit Industries, Inc (11).....................               575,000                         7.4%
All executive officers and directors as a group
  (9 persons) (12).......................................             4,836,232                        60.5%
---------------------

(1) Unless otherwise indicated, the address for each named individual or group is in care of the Company at the Company's address.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of Common Stock that can be acquired by such person within 60 days from June 10, 1998 upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of June 10, 1998 have been exercised. Percentages herein assume a base of 7,190,738 shares of Common Stock outstanding as of June 10, 1998.

(3) Includes 382,790 shares of Common Stock issuable by Mr. Stuart to third parties upon the exercise of options granted by him to such persons.

(4) Includes (i) 311,300 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and (ii) 8,750 shares of Common Stock issuable upon the exercise of immediately exercisable warrants.

(5) Represents 26,000 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.

(6) Includes (i) 93,265 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and (ii) 5,625 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Does not include 16,529 shares of Common Stock issuable upon exercise of stock options that are not currently exercisable.

(7) Represents 10,000 shares of Common Stock issuable upon the exercise of immediately exercisable stock options.

(8) Represents 10,000 shares of Common Stock issuable upon the exercise of immediately exercisable stock options. Does not include 10,000 shares of Common Stock issuable upon the exercise of stock options that are not currently exercisable.

(9) Represents 10,000 shares of Common Stock issuable upon the exercise of immediately exercisable stock options. Does not include 20,000 shares of Common Stock issuable upon the exercise of stock options that are not currently exercisable.

(10) Represents 325,000 shares of Common Stock issuable upon the exercise of an immediately exercisable warrant granted to Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). Mr. Karlan is the President, Chief Executive Officer, Treasurer and a Director.

     of ICCMIC. See footnote 11 below. Does not include 10,000 shares of Common Stock issuable upon the exercise of stock options that are not currently exercisable.

(11) Includes 325,000 shares of Common Stock issuable upon the exercise of an immediately exercisable warrant granted to ICCMIC. ICCMIC is managed by Imperial Credit Commercial Asset Management Corporation, which is a wholly owned subsidiary of Imperial Credit Industries, Inc. Imperial Credit Industries, Inc. also beneficially owns approximately 8.9% of the outstanding common stock of ICCMIC. Also includes 250,000 shares of Common Stock issuable upon the exercise of an immediately exercisable warrant granted to Imperial Capital Group, LLC (the "LLC"). Imperial Credit Industries, Inc. has a 60% interest in the LLC. Imperial Credit Industries, Inc. disclaims the beneficial ownership of the shares of Common Stock held by the LLC. All information provided in this footnote 11 was derived from a
     Schedule 13G filed by Imperial Credit Industries, Inc. with the Securities and Exchange Commission on April 3, 1998.

(12) Includes (i) 464,973 shares of Common Stock issuable upon the exercise of immediately exercisable stock options and (ii) 339,375 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Does not include 65,345 shares of Common Stock issuable upon the exercise of stock options, including 40,000 shares of Common Stock subject to options granted to non-employee directors of the Company, that are not currently exercisable.

                              CERTAIN TRANSACTIONS

         As of December 31, 1996, Mr. Stuart owed the Company a total of $1,637,413 principal amount under an 8% promissory note, plus accrued interest thereon of $143,011. On, and as of such date, the Company forgave all $1,780,424 (the "Original Stuart Debt Forgiveness"). In March 1997, in connection with the IPO, the Company agreed with the IPO Underwriter that it would neither loan nor advance any sums to or on behalf of Mr. Stuart, other than those sums advanced to Mr. Stuart between December 31, 1996 and the effective date of the IPO, without the prior consent of the IPO Underwriter. Between December 31, 1996 and August 13, 1997, the Company advanced an additional $222,000 (including principal and interest) to Mr. Stuart all of which amount was forgiven by the Company on August 13, 1997. On each of October 23, 1997 and November 17, 1997, the Company received authorization from the IPO Underwriter to advance Mr. Stuart $50,000, and on March 25, 1998, the Company received authorization to advance up to an additional $150,000 to Mr. Stuart to be used for the settlement of certain litigation pending against Mr. Stuart in connection with his involvement in the Legends in Concert show in Hawaii (see below). As of May 5, 1998, Mr. Stuart owed the Company a total of $205,483, including principal and interest (the "Aggregate Advances"). The Aggregate Advances accrue interest at 10% per annum, are evidenced by promissory notes and are payable in full on December 31, 1998.

         In February 1997, Mr. Stuart granted to Senna Venture Capital Holdings, Inc., an affiliate of DYDX Legends Group L.P. ("DYDX" and a lender to the Company), an option to purchase 142,292 of his shares of Common Stock at an exercise price of $5.00 per share, in consideration for (i) DYDX waiving a technical default under a certain loan agreement entered into between DYDX and the Company and (ii) DYDX's agreement in connection with such waiver to allow the Original Stuart Debt Forgiveness. Such option is exercisable for a period of three years commencing as of February 9, 1998.

         Mr. Stuart, in addition to being the Chairman and Chief Executive Officer of the Company, is also the President and sole owner of LVHE, a Nevada subchapter S corporation, which owns 40% of, and is a member of R.B.L.S., a Nevada limited liability company. R.B.L.S., in turn, owns a 99% interest in R.B.L.S. Partnership, which operates a Legends production at the Royal Hawaiian Shopping Center in Honolulu, Hawaii. Mr. Stuart has a Management Agreement with R.B.L.S., pursuant to which R.B.L.S. pays him a monthly management consulting fee of $3,000 per week, provided Mr. Stuart or an approved representative makes at least one trip to Hawaii to evaluate the production every two months. In addition, according to the operating agreement of R.B.L.S., all members are to share ratably in the profits or losses of R.B.L.S. As such, LVHE is entitled to receive a 40% membership interest in the profits of R.B.L.S. However, as a result of a dispute between LVHE and R.B.L.S. as to which of the two entities is responsible for certain litigation related liabilities (the "Disputed Liabilities"), R.B.L.S. is currently withholding membership profit distributions from LVHE. The Disputed Liabilities relate to lawsuits which are based on events that took place prior to the formation of R.B.L.S. and R.B.L.S. Partnership when the Legends show in Hawaii was owned by LVHE. LVHE and R.B.L.S. dispute whether these lawsuits were retained by LVHE or assumed by R.B.L.S. when it acquired the Hawaiian Legends show from LVHE. LVHE has been informed by R.B.L.S. that R.B.L.S. is funding the defense of these suits with LVHE's membership profits. LVHE and R.B.L.S. also dispute which of them would ultimately be responsible for any settlement payments or judgments if unsuccessful.

         In February 1997, the Company agreed, pursuant to a duly authorized board resolution, that the services provided by Mr. Stuart to R.B.L.S. and/or LVHE will not place him in a conflict of interest with his employment contract with the Company (which commenced as of February 1, 1997) on the condition that all monies received by Mr. Stuart, either directly from R.B.L.S. or through LVHE, are immediately paid to the Company as producer fees earned by the Company for providing the services of Mr. Stuart. Simultaneously with such board resolution, Mr. Stuart entered into the Stuart LVHE Agreement with the Company pursuant to which he has agreed that, commencing as of February 25, 1997, he will pay any monies received by him from R.B.L.S., or through LVHE from R.B.L.S., to the Company. The Company will book any such monies received from Mr. Stuart, including both his R.B.L.S. membership profit and his management consulting fees, as revenues in the form of producer's fees (in the same manner that other such services are booked by the Company). As part of the Stuart LVHE Agreement, Mr. Stuart has also agreed (i) to indemnify the Company against any of the actions or liabilities of, or arising in connection with, LVHE, R.B.L.S., R.B.L.S. Partnership or the other members of R.B.L.S., including their respective companies, which indemnity has been secured with 200,000 of his shares of Common Stock, and (ii) to contribute all of the capital stock of LVHE (the "LVHE Stock"), as well as his rights under the Management Agreement, to the Company whenever the Company deems such contribution to be permissible under the terms of the R.B.L.S. operating agreement (such a contribution may require the approval of the other members of R.B.L.S.; however, LVHE is currently in disagreement with such members vis-a-vis the Disputed Liabilities), which contribution pledge has been secured with an additional 200,000 of Mr. Stuart's shares of Common Stock.

         The Company leases from Mr. Stuart seven condominium units in Atlantic City, New Jersey for use by the Company's performers. The current lease term expires on June 30, 1999. The total lease payment to Mr. Stuart from the Company is currently $7,833 per month, which amount the Company believes approximates the fair market value for the use thereof. In addition, commencing as of January 1, 1997, the Company is also paying, directly, the association dues, insurance, taxes, maintenance and utilities on such apartments. The Company paid aggregate rent to Mr. Stuart for such apartments of $94,000 for each of the years ended December 31, 1996 and 1997.

         Pursuant to the terms of the employment agreement between the Company and Mr. Sidhu, on April 13, 1998, the Company advanced to Mr. Sidhu $63,213 (the "Tax Loan") in order to satisfy Mr. Sidhu's income tax liability incurred in connection with the grant from the Company to Mr. Sidhu of 40,532 shares of Common Stock. Mr. Sidhu executed a promissory note in favor of the Company in connection with the Tax Loan. The promissory note provides for interest on the Tax Loan to accrue at 8% per annum, is secured by 40,532 shares of Common Stock owned by Mr. Sidhu and becomes due on April 12, 1999.

         On March 13, 1998, several subsidiaries of the Company (the "Single Purpose Subsidiaries") entered into a loan agreement with Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). Pursuant to the loan agreement, the Single Purpose Subsidiaries borrowed an aggregate of $12.5 million from ICCMIC (the "ICCMIC Loan"). The Company, as the ultimate parent of the Single Purpose Subsidiaries, has guaranteed the full repayment of the ICCMIC Loan. The ICCMIC Loan accrues interest at a variable rate (currently 10.27%) and becomes due in March 2008. In connection with the ICCMIC Loan, (i) ICCMIC agreed to provide the Company with a total credit facility of up to $20 million ($12.5 million of which was drawn down on March 13, 1998) and (ii) the Company granted to ICCMIC and a related entity (see footnote 11 to Principal and Selling Stockholders Table) warrants to purchase an aggregate of 575,000 shares of Common Stock at an exercise price of $4.44. Mr. Karlan, a director of the Company, is the President, Chief Executive Officer and a Director of ICCMIC.


                              SELLING STOCKHOLDERS

         The following tables set forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of June 10, 1998, and as adjusted to give effect to the sale of such securities. The Shares are being registered to permit public secondary trading of such securities, and the Selling Stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

         The Shares of Common Stock being offered by the Selling Stockholders were issued immediately prior to the IPO to the Selling Stockholders in exchange for their agreement to convert an aggregate of $1,714,064 in outstanding Company debentures, which were held by the Selling Stockholders into 505,649 shares of Common Stock (the "Debenture Conversion"). In connection with the Debenture Conversion, the Company agreed to register all such shares of Common Stock. Except as set forth below, none of such Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company. The Shares may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution." In accordance with the rules of the Commission, the columns "Shares Beneficially Owned After Offering" show the amount of securities owned by Selling Stockholders after the offering. The numbers in such columns assume all Shares registered and offered by this Prospectus, shown in the column, "Number of Shares Offered" are sold by the Selling Stockholders. However, the Selling Stockholders are not required to sell any of the Shares offered, and the Selling Stockholders may sell as many or as few Shares as they choose. See "Plan of Distribution."

                                                         Shares Beneficially                             Shares Beneficially
                                                     Owned Prior to Offering (1)         Number       Owned After Offering (1)
                                                     ---------------------------        of Shares     ------------------------
Name                                                      Number      Percent             Sold          Number         Percent
---------------------------------------------             ------      -------           ---------     ---------        -------
Arthur Kanfer...............................                 4,425       *                4,425          --               --
Chad Nellis.................................                20,355       *               20,355          --               --
Christopher Tyler...........................                 3,835       *                3,835          --               --
Clarence and Ada Miller Family Trust........                17,700       *               17,700          --               --
Cynthia Wall................................                 5,900       *                5,900          --               --
Darin Nellis................................                 1,770       *                1,770          --               --
David Fox...................................                 5,900       *                5,900          --               --
Eric Shiu...................................                29,500       *               29,500          --               --
Gene Smith..................................                 1,180       *                1,180          --               --
Gerard Hendricks............................                69,786       *               69,786          --               --
Jack Calkins................................                 1,475       *                1,475          --               --
Jackie Francis..............................                 1,475       *                1,475          --               --
JDK & Associates, Inc. (2)..................               209,725      2.9              86,288        123,437            1.7
Jessica Taylor..............................                 2,950       *                2,950          --               --
John Calkins................................                 1,475       *                1,475          --               --
Josh Regier.................................                 4,425       *                4,425          --               --
Kenneth Berg (3)............................               172,069      2.4              59,000        113,069            1.6
Kim Choy Trust..............................                29,500       *               29,500          --               --
Philip Shin and Greg Shin...................                14,750       *               14,750          --               --
Robert Moes.................................                 7,375       *                7,375          --               --
Roberto Amendola............................                   590       *                  590          --               --
Ryan Nellis.................................                 2,950       *                2,950          --               --
Scott Freedman..............................                14,750       *               14,750          --               --
Scott Nellis................................                 7,670       *                7,670          --               --
Southwest Marketing I, LLC..................                76,301       *               59,000         17,301             *
William Walters.............................                14,750       *               14,750          --               --
Wing Hin Chau...............................                29,500       *               29,500          --               --
Zarko Vuletic and Irma Vyketuc JT...........                 7,375       *                7,375          --               --
                                                                                        -------
_________________                                                                       505,649
                                                                                        =======
*Less than one percent

                                       46

(1) As required by regulations of the Securities and Exchange Commission, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after June 10, 1998.

(2) Includes (i) 32,232 shares of Common Stock issuable upon the exercise of immediately exercisable stock options granted by John W. Stuart, the Company's Chairman and Chief Executive Officer and (ii) 31,250 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Joseph Kowal, the President of JDK & Associates, Inc., served as a director of the Company from February 18, 1995 until January 27, 1997. Between October 1, 1997 and March 31, 1998, JDK & Associates, Inc., served as the Company's investor relations firm.

(3) Includes 35,813 shares of Common Stock issuable upon the exercise of immediately exercisable stock options granted by John W. Stuart, the Company's Chairman and Chief Executive Officer. Mr. Berg served as a director of the Company from August 6, 1995 until January 21, 1998.


                              PLAN OF DISTRIBUTION

         The distribution of the Shares by the Selling Stockholders is not subject to an underwriting agreement. The Shares offered by the Selling Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales.


                            DESCRIPTION OF SECURITIES

Capital Stock

         General

         The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. As of June 10, 1998, there were 7,190,738 shares of Common Stock outstanding held by approximately 68 stockholders of record and no shares of Preferred Stock outstanding.

         Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. If dividends are declared, whether payable in cash, property or securities of the Company, holders of the Common Stock are entitled to share equally in such dividends, subject to the rights, if any, of the holders of any series of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made to the holders of shares of Preferred Stock, if any, for the full amount to which they are entitled, each holder of Common Stock will be entitled to share equally in the assets available for distribution.

         Holders of shares of Common Stock have no preemptive rights to acquire any additional shares of the Common Stock and have no cumulative voting rights. All currently outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

         Preferred Stock

         The Board of Directors is authorized, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

Public Warrants

         The Warrants entitle the registered holders thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances at any time commencing August 13, 1998 (or such earlier date as to which the IPO Underwriter consents) through and including August 13, 2002. The Warrants will be separately transferable immediately upon issuance.

         The Warrants are redeemable by the Company, upon the consent of the IPO Underwriter, at any time commencing on August 13, 1998, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% of the then effective exercise price of the Warrants and the Company obtains the written consent of the IPO Underwriter to such redemption prior to the Call Date. The Warrant holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption.

         The Warrants have been issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and the IPO Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

         No Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that the Company will be successful in registering such shares.

         No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant holder exercises all Warrants then owned of record by such Warrant holder, the Company will pay to such Warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Bridge Warrants

         The Bridge Warrants are exercisable at an exercise price of $5.50 per share until March 19, 2002; however, neither the Bridge Warrants nor the Bridge Warrant Shares are transferable by the holders thereof until August 13, 2000. The investors in the Bridge Financing have been granted certain registration rights relating to the Bridge Warrant Shares.
See "- Registration Rights."

Registration Rights

         Upon the consummation of this offering, the holders of 1,250,777 shares of Common Stock and the holders of warrants convertible into 1,242,000 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act.

         The holders of the 440,755 shares of Common Stock (which were exchanged for all of the Company's warrants outstanding on March 17, 1997) (the "Warrant Exchange Shares") may request that the Company file one registration statement under the Securities Act (a "Demand Registration") with respect to such shares beginning August 13, 1998. In addition, beginning at the same time as the foregoing Demand Registration right, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company shall be required to promptly notify the holders of the Warrant Exchange Shares of the proposed registration and include all Warrant Exchange Shares which such holders may request to be included in such registration, subject to certain limitations (a "Piggyback Registration"). The holders of an additional 19,284 shares of Common Stock have the right to have such shares included in Piggyback Registrations commencing August 13, 1998.

         In connection with the Bridge Financing, the Company has agreed to include the 195,500 Bridge Shares and the 212,500 Bridge Warrant Shares (the "Registrable Bridge Securities") in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Registrable Bridge Securities pursuant thereto commencing no later than August 13, 1999. If such registration statement is not declared effective by the Commission by August 13, 1999, then, commencing on the first day of the 25th month following August 13, 1997, the Company shall issue to each holder of Registrable Bridge Securities, on the first day of each month that a registration statement continues not to have been declared effective by the Commission, such number of additional shares of Common Stock as is equal to 10% of the number of Registrable Bridge Securities held by and/or issuable to each holder thereof. In the event the Company fails to maintain the effectiveness of a registration statement with respect to the Registrable Bridge Securities, the Company is obligated to issue, on one occasion only, additional shares of Common Stock.

         In connection with the IPO, the Company agreed to grant to the IPO Underwriter certain demand and piggyback registration rights in connection with the 254,500 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the warrants included therein.

         The Company granted certain piggyback registration rights to the holder of 595,238 shares of Common Stock issued in connection with the Gedco Acquisition. The piggyback registration rights permit the holder to request the Company to include the 595,238 shares of Common Stock in any registration statement in which John W. Stuart, the Chairman and Chief Executive Officer of the Company, proposes to register any shares of the Common Stock that he owns. The rights, which are currently exercisable, expire on March 13, 2001. Also in connection with the Gedco Acquisition, and pursuant to the terms of an employment agreement entered into between the Company and Gerard O'Riordan, the Company granted to Mr. O'Riordan a warrant to purchase 200,000 shares of Common Stock. The Company has agreed to register the shares of Common Stock underlying the warrant within 90 business days following the date on which the warrant is exercised.

         The Company granted to ICCMIC and Imperial Capital Group, LLC warrants to purchase an aggregate of 575,000 shares of Common Stock in connection with ICCMIC's March 13, 1997 loan of $12,500,000 to several subsidiaries of the Company. The holders of the warrants were granted piggyback registration rights with respect to the 575,000 shares of Common Stock underlying the warrants. The piggyback registration rights enable the holders to request the Company to include the shares in a registration statement filed by the Company (whether such registration is made on behalf of the Company or on behalf of any of its security holders) at any time after January 1, 1999.

Nevada Law and Articles of Incorporation and Bylaws Provisions Affecting Stockholders

         The Company's Certificate of Incorporation, By-laws and the General Corporation Law of the State of Nevada may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, change in control or takeover attempt that is opposed by the Company's Board of Directors.

         Staggered Board

         The Company's By-laws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The By-laws provide that Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 1998 and until their successors shall have been elected and qualified. Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 1999 and until their successors shall have been elected and qualified. Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 2000 and until their successors shall have been elected and qualified. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company.

         Control Share Acquisitions

         Pursuant to Sections 78.378 to 78.3793 of the Nevada General Corporation Law (the "NGCL"), an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who did not vote in favor of authorizing voting rights for the control shares, is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or though an affiliated corporation. The above provisions do not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Company's Bylaws exclude the Company from the restrictions imposed by such provisions.

         Certain Business Combinations

         Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to any combination of a resident domestic corporation; (i) whose current articles of incorporation expressly state that the corporation is not to be governed by these provisions; or (ii) that amends its articles of incorporation through a vote of a majority of its stockholders, excluding any interested stockholders, so as to expressly elect not to be governed by these provisions. However, in the event a corporation amends its articles of incorporation in accordance with subsection (ii), above, such an amendment would not become effective until eighteen (18) months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Amended and Restated Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

         Indemnification of Officers and Directors

         Subsection 1 of Section 78.751 of Chapter 78 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

         Subsection 2 of Section 78.751 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or mater as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and

(2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

         The Company's bylaws provide that directors, officers and certain other persons may be indemnified to the fullest extent authorized by Nevada law. The Nevada General Corporation Law provides that such indemnification would apply if it were determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to reasonable expenses (including attorneys' fees) and amounts paid in settlement, and applies if it is determined that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to the Company, unless, and only to the extent that, a court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any Director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any of the foregoing actions, suits, or proceedings, such person must be indemnified against reasonable expenses incurred by him in connection with the defense of such action.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, the Company will have 7,190,738 shares of Common Stock outstanding based upon the number of shares outstanding as of June 10, 1998. All of the Shares offered pursuant to this Prospectus were, prior to consummation of the offering, outstanding but not freely tradeable. Upon consummation of the offering, 1,905,649 shares will be freely tradeable without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act, which shares will be subject to the resale limitations of Rule 144 described below.

         The remaining 5,285,089 shares of Common Stock outstanding are deemed "restricted securities" as that term is defined under Rule 144. In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding shares of the Common Stock; or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

         In general under Rule 144(k), as currently in effect, a stockholder, who is not an affiliate of the Company, and who has beneficially owned such shares for at least two years, may sell all of such stockholder's shares without the volume limitations of Rule 144 described above.

         On June 8, 1998, the Company filed a registration statement on Form S-8 under the Securities Act to register 785,000 shares of Common Stock issued or issuable under the Option Plan. After the effective date of such registration statement, shares issued under the Option Plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company. The investors in the Bridge Financing have agreed that the securities received in such financing may not be sold until August 13, 1999, under any circumstances.

         Prior to this offering, the market for the Company's securities has been characterized by volatility and low trading volume. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the offering. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C.
upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                  On Stage Entertainment, Inc. and Subsidiaries

                          Index to Financial Statements


                                                                                                               Page
                                                                                                               ----

Independent Certified Public Accountant's Report ...............................................................F-2

Consolidated Financial Statements

          Balance sheets........................................................................................F-3

          Statements of operations..............................................................................F-4

          Statements of stockholder's equity (deficit)..........................................................F-5

          Statements of cash flows..............................................................................F-6

          Supplemental schedule of noncash investing and financing activities...................................F-7

          Summary of accounting policies.................................................................F-8 - F-11

          Notes to financial statements.................................................................F-12 - F-24


Independent Certified Public Accountant's Report


Board of Directors and Stockholders of
On Stage Entertainment, Inc.

We have audited the accompanying balance sheets of On Stage Entertainment, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.



                                                          /s/ BDO Seidman, LLP





Los Angeles, California
February 14, 1998, except for Note 12
which is as of March 20, 1998

                  On Stage Entertainment, Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                                             December 31,               March 31,
                                 Assets                                                 1996            1997              1998
                                 -------                                          -------------     ------------     ------------
                                                                                                                      (unaudited)
Current assets
      Cash and cash equivalents ...............................................    $    290,751     $  2,323,559     $  1,195,187
      Accounts receivable .....................................................         490,465          455,340          963,995
      Inventory ...............................................................          67,853          118,700          299,771
      Deposits ................................................................         231,601          342,096          465,385
      Prepaid and other assets ................................................         236,295          271,338          353,472
      Pre-opening costs, net ..................................................         129,180               --          804,410
      Notes receivable from stockholder (Notes 6 and 12) ......................              --          136,194          158,568
                                                                                   ------------     ------------     ------------
                                                                                      1,446,145        3,647,227        4,240,788
                                                                                   ------------     ------------     ------------
                 Total current assets..........................................

Property, equipment and leasehold improvements (Notes 1 and 2) ................       3,725,941        5,008,835       20,807,049
Less:  Accumulated depreciation and amortization ..............................      (1,937,718)      (2,553,347)      (2,706,258)
                                                                                   ------------     ------------     ------------
Property, equipment and leasehold improvements, net ...........................       1,788,223        2,455,488       18,100,791
                                                                                   ------------     ------------     ------------

Cost in excess of net assets acquired, net of accumulated amortization
    of $1,053, $7,370 and $10,941 (unaudited) (Note 4) ........................          62,123          116,415          112,845
Direct acquisition costs (Note 12) ............................................              --          258,133          100,557
Offering costs ................................................................         657,801               --          746,301
                                                                                   ------------     ------------     ------------
                                                                                   $  3,954,292     $  6,477,263     $ 23,301,282
                                                                                   ============     ============     ============

              Liabilities and Stockholders' Equity (Deficit)
Current liabilities
    Accounts payable and accrued expenses......................................    $    599,045     $    880,286     $  2,108,065
    Accrued payroll and other liabilities .....................................         621,986          698,499        1,230,492
    Litigation settlement accrual .............................................         100,000             --               --
    Current maturities of long-term debt (Note 2) .............................         228,510          271,918          603,332
                                                                                   ------------     ------------     ------------
                 Total current liabilities ....................................       1,549,541        1,850,703        3,941,889
                                                                                   ------------     ------------     ------------

DYDX LP Loan (Notes 2 and 4) ..................................................         750,000             --               --
Long-term debt, less current maturities (Note 2) ..............................       1,877,391          550,332       13,311,891
                                                                                   ------------     ------------     ------------
           Total liabilities ..................................................       4,176,932        2,401,035       17,253,780
                                                                                   ------------     ------------     ------------
Commitments and contingencies (Note 4)

Stockholders' equity (deficit) (Notes 2 and 4)
     Preferred stock, par value $1 per share, 1,000,000 shares
         Authorized; none issued and outstanding ..............................             --               --               --
     Common stock, par value $0.01 per share; authorized 25,000,000
          shares; 4,002,044, 6,595,500 and 7,190,738 (unaudited) shares .......          40,020           65,955           71,907
          issued and outstanding
     Additional paid-in-capital ...............................................         121,024        7,340,013        9,834,061
     Accumulated deficit ......................................................        (383,684)      (3,329,740)      (3,858,466)
                                                                                   ------------     ------------     ------------
           Total stockholders' equity  (deficit) ..............................        (222,640)       4,076,228        6,047,502
                                                                                   ------------     ------------     ------------
                                                                                   $  3,954,292     $  6,477,263     $ 23,301,282
                                                                                   ============     ============     ============

          See accompanying summary of accounting policies and notes to financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Operations


                                                             Years ended December 31,        Three months ended
                                                                                                  March 31,
                                                              1996           1997            1997           1998
                                                              ----           ----            ----           ----
                                                                                         (unaudited)     (unaudited)
Net revenues .........................................   $ 14,278,082   $ 15,726,074    $  2,718,777    $  6,205,371
Costs of sales .......................................   $  8,446,367     11,413,524       1,902,888       3,917,328
                                                         ------------   ------------    ------------    ------------

Gross profit .........................................      5,831,715      4,312,550         815,889       2,288,043
                                                         ------------   ------------    ------------    ------------
Operating expenses
        Selling, general and administrative (Note 7) .      4,085,624      4,946,135       1,069,832       2,282,216
        Depreciation and amortization (Note 8) .......        676,306        982,180         147,241         188,621
        Expenses at discontinued location (Note 9) ...            --         489,285              --              --
                                                         ------------   ------------    ------------    ------------
                   Total operating expenses ..........      4,761,930      6,417,600       1,217,073       2,470,837
                                                         ------------    ------------    ------------    ------------

Operating income  (loss) .............................      1,069,785     (2,105,050)       (401,184)       (182,794)

Interest expense, net (See Note 10) ..................        152,998        834,333         113,869          13,760
                                                         ------------    ------------    ------------    ------------
Other income .........................................             --             --              --         (35,599)
Subsidiary operations for period not owned (unaudited)
(Note 12) ............................................             --             --              --         366,516
Income (loss) before income taxes ....................        916,787     (2,939,383)       (515,053)       (527,471)
Income taxes (Note 11) ...............................         15,789          6,673           2,319           1,255
                                                         ------------    ------------    ------------    ------------


Net Income (loss) (See Note 11) ......................   $    900,998   $ (2,946,056)   $   (517,372)   $   (528,726)
                                                         ============    ============    ============    ============

Basic income (loss) per share ........................   $       0.23   $      (0.55)   $       (.12)   $       (.08)
                                                         ============    ============    ============    ============


Diluted net income (loss) per share ..................   $       0.22    $     (0.55)   $       (.12)   $       (.08)
                                                         ============    ============    ============    ============


Basic average number of common shares outstanding ....      4,002,044      5,365,851       4,486,515       6,714,548
                                                         ============    ============    ============    ============

Diluted average number of common shares outstanding ..      4,064,927      5,365,851       4,486,515       6,714,548
                                                         ============    ============    ============    ============




          See accompanying summary of accounting policies and notes to financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
            Consolidated Statements of Stockholder's Equity (Deficit)


                                              Common Stock          Additional
                                       ---------------------------   Paid-In       Accumulated
                                          Shares       Amount        Capital        Deficit         Total
                                      -----------   -----------    -----------    -----------    -----------
Balance, December 31, 1995 ........     3,982,760   $    10,000     $     --      $(1,254,854)   $(1,244,854)
Effects of stock splits (Notes 4) .          --          29,828           --          (29,828)          --
Acquisition of Interactive Events,
Inc. (Note 4)......................        19,284           192        121,024           --          121,216
Net income for the year ...........          --            --             --          900,998        900,998
                                      -----------   -----------    -----------    -----------    -----------
Balance, December 31, 1996 ........     4,002,044        40,020        121,024       (383,684)      (222,640)
Issuance of common stock in
 connection with the bridge
 financing (Note 2)................       195,500         1,956        364,344           --          366,300
Issuance of common stock to
 officer (Note 4)..................        40,532           405        161,724           --          162,129
Warrant exchange (Note 4) .........       440,755         4,408         (4,408)          --             --
Issuance of stock in connection
 with Interactive Events
 acquisition (Note 4)..............        11,020           110         60,500           --           60,610
Issuance of common stock in
 connection with the initial public
 offering (Note 4).................     1,400,000        14,000      4,841,975           --        4,855,975
Issuance of common stock in
 connection with the Debentures
 conversion (Note 4)...............       505,649         5,056      1,794,854           --        1,799,910
Net loss for the year .............          --            --             --       (2,946,056)    (2,946,056)
                                      -----------   -----------    -----------    -----------    -----------
Balance, December 31, 1997 ........     6,595,500   $    65,955    $ 7,340,013    $(3,329,740)   $ 4,076,228
Issuance of stock in connection
 with the Gedco USA, Inc.
 acquisition (unaudited (Note 12) ..      595,238         5,952      2,494,048           --        2,500,000
Net loss (unaudited)................         --            --             --         (528,726)      (528,726)
                                      -----------   -----------    -----------    -----------    -----------
Balance, March 31, 1998 (unaudited)     7,190,738   $    71,907    $ 9,834,061    $(3,858,466)   $ 6,047,502
                                      ===========   ===========    ===========    ===========    ===========



          See accompanying summary of accounting policies and notes to financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents


                                                                      Years ended                    Three Months ended
                                                                       December 31,                        March 31,
                                                                  1996            1997              1997             1998
                                                                  ----            ----              ----             ----
                                                                                                 (Unaudited)      (Unaudited)
Cash flows from operating activities
       Net income (loss) ...............................    $    900,998     $ (2,946,056)     $ (517,372)    $   (528,726)
                                                            ------------     ------------     ------------     ------------

       Adjustments to reconcile net income
       (loss) to net cash provided by (used in) operating
       activities:
         Depreciation and amortization .................         676,306          676,306          147,241          160,180
         Interest paid in common stock .................            --            194,228             --               --
         Loss on disposal of property and equipment ....          53,983          (10,834)            --               --

         Issuance of common stock to officer ...........            --            162,129          162,129             --
         Non-cash interest .............................            --            366,300             --               --
         Reverse litigation accrual ....................            --            (25,000)            --               --
         Forgiveness of  note receivable from
         stockholder ...................................            --            221,521             --               --
Increase (decrease) from changes in operating assets and
liabilities:
                           Accounts receivable .........        (262,341)          46,723          170,599         (508,655)
                           Inventory ...................         (67,853)         (50,847)          (6,967)         (60,987)
                           Offering costs ..............        (344,522)         657,801         (162,728)            --
                           Deposits ....................         (86,816)        (110,495)        (121,970)        (123,289)
                           Pre-opening costs ...........         (61,483)         129,180         (112,457)        (804,410)
                           Prepaid and other assets ....        (125,988)         (35,043)         (23,963)          75,382

                             Accounts payable and
                             accrued expenses ..........          56,302          281,243           (6,623)         241,735
                             Accrued payroll and other
                             liabilities ...............         415,651           76,513          (57,144)         531,993
                           Litigation settlement accrual            --            (75,000)        (100,000)            --
                                                            ------------     ------------     ------------     ------------
         Total adjustments .............................         253,239        2,504,725         (111,883)        (488,051)
                                                            ------------     ------------     ------------     ------------
Net cash provided by (used in) operating activities ....       1,154,237         (441,331)        (629,255)      (1,016,777)
                                                            ------------     ------------     ------------     ------------


Cash flows from investing activities
          Advances on note receivable from stockholder..            --           (357,715)        (103,235)         (55,000)
Repayments on note receivable from stockholder .........            --               --               --             32,626
          Capital expenditures .........................        (987,355)        (625,612)         (93,517)        (134,363)
          Acquisition of Interactive Events Inc.,
           net of cash acquired ........................          45,272             --               --               --
Payment for purchase of Gedco, USA, net of cash
received (Note 12) .....................................            --               --               --        (12,116,556)
      Direct acquisition costs .........................            --           (258,133)            --           (488,298)
                                                            ------------     ------------     ------------     ------------
Net cash used in investing activities ..................        (942,083)      (1,241,460)        (196,752)     (12,761,591)
                                                            ------------     ------------     ------------     ------------

                                                                      Years ended                    Three Months ended
                                                                       December 31,                        March 31,
                                                                  1996            1997              1997             1998
                                                                  ----            ----              ----             ----
                                                                                                 (Unaudited)      (Unaudited)
Cash flows from financing activities
      Borrowings/Repayments under line of credit .......        (200,000)            --               --            250,000
      Proceeds from short-term borrowing ...............       1,000,000             --               --               --
      Proceeds from long-term borrowing ................            --               --               --         12,500,000
      Repayments on long-term borrowing ................        (649,099)      (1,140,376)         (25,597         (100,004)
      Repayments on short-term borrowing ...............         (92,402)            --               --               --
      Proceeds from bridge notes .......................            --            875,000          875,000             --
      Payments of bridge notes .........................            --           (875,000)            --               --
      Net proceeds from sale of common
         stock and warrants ............................            --          4,855,975             --               --
                                                            ------------     ------------     ------------     ------------
Net cash provided by financing activities ..............          58,499        3,715,599          849,403       12,649,996
                                                            ------------     ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents ...         270,653        2,032,808           23,396       (1,128,372)
Cash and cash equivalents at beginning of period
                                                                  20,098          290,751          290,751        2,323,559
                                                            ------------     ------------     ------------     ------------
Cash and cash equivalents at end of period .............    $    290,751     $  2,323,559     $    314,147     $  1,195,187
                                                            ============     ============     ============     ============

Supplemental disclosure of cash flow information Cash
paid during the period for:
        Interest .......................................    $    287,047     $    278,059     $     67,072     $     22,923
        Taxes ..........................................    $     15,789     $      6,673     $      2,319     $      1,255
                                                            ============     ============     ============     ============


                  On Stage Entertainment, Inc. and Subsidiaries

Supplemental schedule of noncash investing and financing activities

       During 1996 and 1997, $259,855 and $712,405 of lease assets and obligations were capitalized, respectively.

      During 1997, the Company borrowed an aggregate of $1,000,000 from 21 private investors, in return for which the Company issued to such investors unsecured non-negotiable notes payable, which accrued interest at an annual rate of 9% and which matured upon the consummation the initial public offering (the "Bridge Notes"), Common Stock and warrants (collectively, the "Bridge Financing"). The Common Stock issued in connection with the Bridge Financing was valued at $366,300. As no consideration was paid for the Common Stock, this amount is considered an original issue discount and amortized over the term of the Bridge Notes.

      During 1997, the Company exchanged all of its outstanding warrants for 440,755 shares of Common Stock, which had no effect on the Company's earnings.

      During 1997, the Company sold equipment with a historical cost of approximately $55,000 at a gain. The Company accepted a note receivable as payment for the sale.

      Upon the consummation of the Company's initial public offering, 1,799,910 of outstanding convertible debentures were converted into 505,549 shares of common stock.

      During 1997 the Company issued 11,020 shares of common stock in connection with the Interactive Events acquisition.

      During the three months ended March 31, 1997 and 1998, $0 and $442,997 of lease assets and other obligation, principally pre-opening costs, were capitalized, respectively (unaudited).




















                 See accompanying summary of accounting policies
                       and notes to financial statements.

                  On Stage Entertainment, Inc. and Subsidiaries
                         Summary of Accounting Policies

Business Activity

      On Stage Entertainment, Inc. (the "Company") produces and sells live entertainment and operates live theaters and dinner theaters worldwide. The Company has continuous running shows in gaming and resort venues in California, Florida, Missouri, Nevada, New Jersey, Pennsylvania and South Carolina.
The Company was incorporated on October 30, 1985 in the state of Nevada.

Principles of Consolidation

      The balance sheet reflects the accounts of On Stage Entertainment, Inc. and its wholly-owned subsidiaries Legends in Concert, Inc., a Nevada corporation, On Stage Marketing, Inc., a Nevada corporation and Interactive Events, Inc., a Georgia corporation. The consolidated statements of operations for the year ended December 31, 1997 include the results of operations of the above-listed companies for the period presented. The consolidated statement of operations for the year ended December 31, 1996 include the results of operations of On Stage Entertainment, Inc., Legends In Concert, Inc. and On Stage Marketing, Inc. for the period presented and the results of Interactive Events, Inc. from November 1, 1996. All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to collectively and individually as the "Company."

Accounts Receivable

      Accounts receivable and revenue are recorded as the stage productions are run. Accounts receivable represents cash collected subsequent to the year-end in which the show ran.

Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

      Inventory consists of various stage and lighting supplies and are stated at cost on a first-in, first-out basis.

Property, Equipment and Leasehold Improvements

      Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed, the cost and related accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is recognized.

      Depreciation and amortization of property and equipment purchased prior to January 1, 1996 are provided using accelerated methods while property and equipment purchased from January 1, 1996 are depreciated on a straight line basis over the estimated useful lives, as indicated below. Leasehold improvements are amortized over the lesser of the related assets useful life or the remaining lease term.

                                                                      Years
                                                                     -------
Stage equipment...................................................     5-7
Scenery and wardrobe..............................................     5-7
Furniture and fixtures............................................     5-7
Vehicles..........................................................       3
Leasehold improvements............................................      10
Land  ............................................................       0
Buildings.........................................................      20

                  On Stage Entertainment, Inc. and Subsidiaries
                   Summary of Accounting Policies (Continued)

Impairment of Long-Lived Assets

      The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") which is effective for financial statements for fiscal years beginning after December 15, 1995. This standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted this accounting standard on January 1, 1996 and is applying the concepts to intangibles and productive assets periodically.

Stock Based Compensation

      Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and comply with pro forma disclosure requirements. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Earnings (Loss) Per Share

      On March 3, 1997, the FASB issued Statement of Financial Accounting Standard No. 128. Earnings per share (SFAS 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. Except where the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 98 are applicable, potential dilutive securities have been excluded in all years presented in the Statements of Operations when the effect of their inclusion would be anti-dilutive. SFAS 128 is effective for fiscal years and interim periods after December 15, 1997; early adoption is not permitted. The Company has adopted this pronouncement during the fiscal year ended December 31, 1997. The effect of restating 1996 earnings per share to conform to SFAS 128 was to increase basic earnings per share by $0.01.

      The Company's diluted net income per share for the year ended December 31, 1996, includes 62,883 common shares that would be issued upon exercise of 311,300 stock options. For the year ended December 31, 1997, potential dilutive securities representing outstanding 720,938 options and 2,077,000 outstanding warrants are not included since their effect would be anti-dilutive. For the year ended December 31, 1996, potential dilutive securities representing 456,453 outstanding stock options are not included because their exercise price was greater than the average market price of the common shares.

         For the three months ended March 31, 1997, potential dilutive securities representing 617,403 outstanding options and 212,500 outstanding warrants are not included, since their effect would be anti-dilutive. For the three months ended March 31, 1998, potential dilutive securities representing 563,953 outstanding stock options and 2,944,500 outstanding warrants are not included, since their effect would be anti-dilutive (unaudited).

                  On Stage Entertainment, Inc. and Subsidiaries
                   Summary of Accounting Policies (Continued)

Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements", ("SFAS No. 107") issued by the FASB became effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

       The carrying amounts of financial instruments including cash, accounts receivable, current maturities of long-term debt, accounts payable approximate fair value because of their short maturity.

      The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1997.

       The Company has notes receivable from the Chief Executive Officer ("CEO"). Due to the related-party nature of these receivables the fair value cannot be determined.

Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to providing deferred income taxes and specifies that all deferred tax balances be determined by using the tax rate expected to be in effect when the taxes will actually be paid or refunds received.

Pre-opening Costs

      Pre-opening expenses include the cost incurred to prepare a production for show. These costs are capitalized and amortized over a one year period, or over the life of the show for those shows which have a minimum guaranteed period.

Cash Equivalents

      The Company considers all liquid assets with an initial maturity of three months or less to be cash and/or cash equivalents.

Concentration of Credit Risk

         The Company places its cash and temporary cash investments with banking institutions. At December 31, 1997 and March 31, 1998, the Company had $2,600,788 and $1,095,187 (unaudited) on deposit at one bank. Account balances at an individual bank are insured by the Federal Deposit Insurance Corporation
(FDIC) up to $100,000.

                  On Stage Entertainment, Inc. and Subsidiaries
                   Summary of Accounting Policies (Continued)

New Accounting Standards

       Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Account Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. The Company adopted of SFAS No. 129 as of December 15, 1997, and it had no effect on its financial position or results of operations.

       Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have an effect on its financial position or results of operations.

       Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have an effect on its financial position or results of operations; however, disclosures on certain of these items may be expanded.

Reclassifications

       Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                  On Stage Entertainment, Inc. and Subsidiaries
                          Notes to Financial Statements

1. Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements consist of the following:

                                                                        December 31,                March 31,
                                                                   1996             1997              1998
                                                               ----------     -------------       ----------
                                                                                                  (unaudited)
Stage equipment.............................................  $1,997,340        $ 2,267,456        $2,390,518
Scenery and wardrobe........................................     854,976          1,047,750         1,109,566
Furniture and fixtures......................................     678,912          1,002,674         1,898,989
Vehicles....................................................       6,434             12,757            12,757
Leasehold improvements......................................     188,279            678,198           908,877
Land  ......................................................           -                  -        11,273,959
Buildings...................................................           -                  -         3,212,383
                                                               ----------      ------------       -----------
                                                               3,725,941          5,008,835        20,807,049
Less accumulated depreciation and amortization..............   1,937,718          2,553,347        (2,706,258)
                                                              ----------        -----------       -----------
Total property, equipment and leasehold improvements, net...  $1,788,223        $ 2,455,488       $18,100,791
                                                              ===========       ===========       ===========


The cost of assets held under capital leases was $308,072 and $1,008,432 at December 31, 1996 and 1997, respectively. The cost of assets held under capital leases was $1,008,432 at March 31, 1998.

2.    Notes Payable and Long-Term Debt

Debt consists of the following:

                                                                              December 31,              March 31,
                                                                        1996           1997               1998
                                                                     -------       ----------          ----------
                                                                                                      (unaudited)
8% convertible subordinated debentures payable ("Debentures"),
 due in monthly installments of interest only (a)............      $1,714,064       $     -             $     -
DYDX LP Loan (b).............................................         750,000             -                   -
11.5% note payable to bank, due in monthly installments of
  $15,405, including interest through September 1997, secured
  by two performance contracts...............................         149,721             -                   -
Line of credit bearing interest at 10%.......................             -               -               250,000
Capital lease obligations with interest ranging from  9.7% to
  30.7% due in monthly installments ranging from $ 265
  to $18,202, including interest various maturities dates
  through April 2000, secured by office communication
  equipment, and production equipment........................         242,116          822,250          1,165,223

10.2% mortgage note due in monthly installments of
interest only................................................              -              -            12,500,000
                                                                   ----------      -----------         ----------
Total  debt..................................................       2,855,901          822,250         13,951,223

Less current maturities......................................         228,510          271,918            603,332
                                                                   ----------      -----------        -----------
                                                                   $2,627,391      $   550,332        $13,311,891
                                                                   ==========      ===========        ===========


                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

2.    Notes Payable and Long-Term Debt (Continued)

      As of December 31, 1997 the future minimum lease payments under capital leases are as follows:

                                                                  Capital
   Year                                                           Leases
   ----                                                           -------

   1998........................................................  $ 359,373
   1999........................................................    320,657
   2000........................................................    266,730
   2001........................................................      2,706
                                                                 ---------
   Total.......................................................    949,466
                                                                 =========
   Less: amounts representing interest costs...................    127,216
                                                                 ---------
   Net present values..........................................    822,250
   Less: capital lease obligations included in short-term debt.    271,918
                                                                 ---------
   Long term capital lease obligations.........................  $ 550,332
                                                                 =========

      (a) From June through November 1995, the Company conducted a private placement of units of its securities (the "Debenture Units"), with each $50,000 Debenture Unit consisting of (i) a $50,000 principal amount 8% convertible subordinated debenture of the Company due on August 31, 1997, with interest payable monthly (the "Original Debentures") and (ii) the right, under certain circumstances, to receive an A and a B Warrant of the Company, for aggregate proceeds of $1,989,064 (the "1995 Private Placement").

      In July 1996, in order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding Debenture Units for Debentures due January 4, 1999, or (b) to repurchase the Debenture Units upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the Debenture Units, dated July 24, 1996 (the "Exchange or Repurchase Offer"). The Debentures issued in connection with the Exchange or Repurchase Offer bear interest at the rate of 8% per annum, payable monthly, and, when issued, were convertible at the option of their holders into shares of Common Stock at the rate of 266.67 shares per each $1,000 principal amount of Debenture at any time prior to maturity. There are no warrants attached to the Debentures. In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their Debenture Units in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. On August 13, 1997, the Company converted the entire $1,714,064 principal amount of Debentures into an aggregate of 505,649 shares of Common Stock. The aforementioned conversion was based upon a ratio of 295 shares of Common Stock per each $1,000 principal amount of Debentures. The conversion resulted in a one time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $ 4.00 per share of Common Stock).

      (b) On February 29, 1996, the Company entered into a loan agreement with DYDX Legends Group, L.P. ("DYDX") pursuant to which the Company borrowed $1,000,000 from DYDX (the "DYDX Loan"). The DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of the Company. In addition, if the Company did not file an initial public offering registration statement by June 30, 1996, it would be in default under the DYDX Loan.

      The Company and DYDX entered into several extension agreements, one of which included the repayment of $250,000.

      In order to effect the Bridge Financing, the Company and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection with which the security agreement executed in connection with the DYDX Loan and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the Bridge Notes and its interest

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

2.    Notes Payable and Long-Term Debt (Continued)

rate was raised to 9% per annum. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest, $773,014, owed by the Company under the DYDX loan.

Bridge Financing

      On March 26, 1997 Company completed a Bridge Financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants through the Company's underwriter, Whale Securities Co., L.P. (the "Placement Agent"). The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $875,000. The common stock was assigned a value of $444,000 less expenses of $77,700 resulting in a charge to equity of $366,300. As no consideration was paid for the common stock, this amount is considered an original issue discount and interest expense over the term of the related notes payable. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest, $1,036,746, owed by the Company under the Bridge Notes.

Lines of Credit

      In May 1997, First Security Bank issued a line of credit to the Company for up to $250,000. On March 23, 1998 the line was increased to $1,000,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (10% per year as of the facility's inception) and are due on demand. The line of credit is scheduled to expire on May 19, 1998. John W. Stuart, the Company's Chairman and CEO, has personally guaranteed the line of credit. No balance was outstanding at December 31, 1997. At March 31, 1998, $250,000 was outstanding.

      On September 29, 1997, First Security Leasing Company approved for the Company a $1,000,000 lease line. Advances under the line of credit incur interest at a rate of 9.75% per annum. The financing commitment will expire on September 29, 1998. No balance was outstanding at December 31, 1997.

3.    Commitments and Contingencies

Leases

      The Company's corporate headquarters consist of approximately 16,000 square feet of office and warehouse space located at 4625 West Nevso Drive, Las Vegas, Nevada. The lease will expire on February 28, 1999 and the total rent for the premises is approximately $14,614 per month.

      The Company's corporate warehouses consist of approximately 5,376 and 4,669 square feet located at 4695 West Nevso Drive, Las Vegas, Nevada. The leases, which will expire in July, 1998 and in November 1998, provides for monthly rent for the premises of $2,289 and $3,506, respectively.

      The Company's East Coast office consists of approximately 2,000 square feet of space located at Egg Harbor Township in Atlantic City, New Jersey. The lease, which will expire in September, 1999, provides for monthly rent in the amount of $1,725. In addition, the Company leases seven condominium units for use by its performers in Atlantic City from the Company's CEO and his wife. The aggregate rent for such apartments is currently $12,671 per month. The current lease term expires on June 30, 1998.

      The Company leases and operates the Surfside Theater and related office space in Myrtle Beach, South Carolina. The Lease, which will expire on December 31, 2004, provides for monthly rent for the premises of $29,166.

      The Company leases the Coliseum Theater in Daytona Beach, Florida. The lease, which will expire in November, 1998, provides for monthly rent for the premises of $10,000.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

3.    Commitments and Contingencies (Continued)

Leases (Continued)

      The Company leases and operates the Legends Family Theater and related office space in Branson, Missouri. This lease, which will expire in December, 1998, provides for monthly rent for the premises is $13,000.

      The Company leases and operates the Toronto Legends theater in Toronto, Ontario. This lease, which will expire in February, 2003, provides for monthly rent for the premises is $9,410.

      The Toronto Legends Theater office consists of approximately 627 square feet of space located at Toronto, Ontario. This lease, which is currently on a month to month basis, provides for monthly rent in the amount of $1,286.

      The Company's Atlanta, Georgia office consists of 6,000 square feet of office and warehouse space. This lease expires on October 31, 1998, and the total rent for the premises is approximately $1,000 per month.

      Rent and lease expense included in production costs for the years ended December 31, 1996 and 1997 was $301,918 and $595,425, respectively. Rent and lease expense included in selling, general and administrative expense for the years ended December 31, 1996 and 1997 was $214,383 and $252,905, respectively.

      The total minimum rental commitment at December 31, 1997 is as follows:

      Year ending
      December 31,                                            Amount
      ------------                                            ------
         1998............................................. $ 1,022,159
         1999.............................................     506,813
         2000.............................................     462,920
         2001.............................................     462,920
         2002.............................................     462,920
      Thereafter.......................................... $   718,822
                                                           -----------
                                                           $ 3,636,554
                                                           ===========
Employment Contracts

      On February 1, 1997, the Company entered into an employment agreement with the principal stockholder to employ him as its Chairman of the Board and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, the principal stockholder will receive an annual salary of $250,000 and may be entitled to receive an annual 10% increase of his base salary amount. The Company has the right to terminate the principal stockholder's employment at any time without cause, provided that the Company pays the principal stockholder a lump sum payment equal to one year's base salary, car allowance and insurance allowance. Also in February 1997, the Company amended the employment agreements with the CFO and the President which, among other things, extended their then current employment agreements through May 31, 2000. In connection with each of their respective employment agreements, the CEO, President and CFO also entered into confidentiality and non-compete agreements with the Company.

      In connection with the CFO's amended employment agreement the company has granted him options to purchase 85,000 shares of common stock, which are immediately exercisable at $4.00 per share. The Company also issued the CFO 40,532 shares of common stock upon the closing of the Bridge Financing. The issuance of these shares will result as a one-time compensation charge to the Company of $162,128.

      The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through May, 2000. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

3.     Commitments and Contingencies (Continued)

      Aggregate commitments related to employment contracts are as follows:

Years ending December 31,                                    Amount
-------------------------                                    ------
      1998...............................................  $  927,524
      1999...............................................     534,646
      2000...............................................     197,770
                                                           ----------
                                                           $1,659,940
                                                           ==========
Executive Bonus Plan

      In March 1997, the Company implemented a three-year Executive Bonus Plan, administered by the Board of Director's Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of the Company's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges, but excluding extraordinary items ("Pre-Tax Earnings"), may be established for distributions at the discretion of the Company's Board of Directors, to the Company's executive officers (other than the Chairman and CEO who is not eligible for bonuses under the Executive Bonus Plan) in 1998, 1999 and 2000, provided that the Company achieves at least minimum Pre-Tax Earnings for the respective preceding year as follows:

                                                              Minimum
                                                              Pre-Tax
      Year                                                    Earnings
      ----                                                   ---------
      1998.................................................$ 5,000,000
      1999.................................................  8,700,000
      2000.................................................  8,900,000
                                                           -----------
                                                           $22,600,000
                                                           ===========
Legal Proceedings

      The Company is a party to various legal proceeding in the ordinary course of its business. The Company believes that the nature of the proceedings are typical for a company of its size and scope in the entertainment industry, and that none of these proceedings are material to its financial position, results of operations and changes in cash flows.

4.    Stockholder's Equity

Initial Public Offering

      On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of Common Stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of Common Stock at $0.10 per Warrant (the "IPO"). The net proceeds to the Company of the offering after underwriting discounts, commissions and expenses was approximately $4,855,975.

Stock Split

      In June 1996, the Company effectuated a 72,550-for-1 split of its common stock and increased the number of the authorized shares of common stock from 100,000 to 25,000,000 shares and simultaneously decreased the par value from $1.00 per share to $.01 per share ("Stock Split"). All common shares, common

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

4.    Stockholder's Equity (Continued)

stock warrants, options and grants and (loss) per share information disclosed in the financial statements and notes have been adjusted to give retroactive effect for the Stock Split.

      On March 18, 1997, the Company effectuated a 1 for 1.814967 reverse stock split of the Company's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from accumulated deficit to common stock and the Company has retired 26,422 of the principal stockholder's shares of common stock. All common shares, common stock warrants, options and grants and income (loss) per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.

Interactive Purchase

         On November 1, 1996, the Company entered into a common stock purchase with Interactive Events, Inc. ("Interactive"), which creates and implements interactive events for parties and conventions. The Company issued 19, 284 and 11,020 shares of common stock on November 1, 1996 and November 1, 1997, respectively, as payment. The Company recorded $129,180 as the excess of the purchase price over the net assets acquired, which is being amortized over ten years. Since this transaction was accounted for as a purchase, the operations of Interactive Events are included in the Company's operations as of the date of the acquisition. The operations prior to November 1, 1996 were immaterial.

Warrants Converted to Common Stock

      In connection with the closing of the DYDX Loan and subsequent extensions (see Note 2(b)), the lender was issued warrants to purchase 550,974 shares of the Company's common stock in February 1996 at an original exercise price per share equal to the initial public offering price of the Company's common stock (the "DYDX Warrant"). In connection with the Third Extension of the DYDX Loan, the Company split the DYDX Warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share, which approximates fair market value at the date of the reduction.

      On March 17, 1997, the Company exchanged all of its outstanding warrants for shares of its common stock (the "Warrant Exchange Shares) on a cashless basis (the "Warrant Exchange"). The number of Warrant Exchange Shares issued to each warrant holder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants, based on the number and price of the warrants prior to the Reverse Split. As a result of the Warrant Exchange, all of the Company's currently outstanding warrants were canceled and exchanged for a total of 799,956 Warrant Exchange Shares on a pre-Reverse Split basis, which amount was reduced to 440,755 shares in connection with the Reverse Split. The Warrant Exchange had no effect upon the Company's earnings.

1996 Stock Option Plan

      The Board of Directors and the Company's then sole stockholder approved the Company's Incentive Stock Option Plan on August 7, 1996 (the "Option Plan"). Pursuant to an amendment to the Option Plan, effected on March 19, 1997, an aggregate of 785,000 shares of common stock have been reserved for issuance pursuant to options granted and available for grant under the Option Plan. The Option Plan is designed to further the interests of the Company by incentivizing their employees to continue to work for the betterment of the Company in return for sharing in the success of the Company through the Option Plan.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

4.       Stockholder's Equity (Continued)

1996 Stock Option Plan (Continued)

      Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized, to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both: (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and
(ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) non-employee directors, and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

      Options granted under the Option Plan will become exercisable after successful completion of the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution.

      Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

      In March 1996, the Company hired a new President and Chief Operating Officer (the "President"). As part of the new President's employment agreement, the Company granted him options to purchase 311,300 (post Reverse-Split) shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which was the fair value at the date of grant.

      In August and December 1996, the Company granted options to purchase a total of 120,359 shares of the Company's common stock to certain other employees of the Company. These options were granted under the Company's 1996 Stock Option Plan and have an exercise price of $5.00 per share. Unless otherwise determined by the Committee, the options have a term of ten years from the date of grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in three equal annual installments commencing on the first anniversary of the date of the grant.

      In February 1997 the CFO entered into an amended employment agreement under which he was granted 85,000 additional stock options (see Note 3).

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

4.    Stockholder's Equity  (Continued)

Non-employee Directors' Options

      In March 1997, the Company provided for each non-employee director of the Company to receive, in addition to reimbursement of expenses incurred in attending Board meetings, an option to purchase 10,000 shares of Common Stock each year that he or she serves as such a director (each such year, a "Grant Year"), partially contingent upon the director's attendance at the Company's four scheduled Board of Director meetings during the Grant Year. One-quarter of the annual option grant shall vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option will vest as of the fourth scheduled meeting, provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.

      The option and warrant activity during the years ended December 31, 1996 and 1997 is as follows:

                                                                                         Weighted
                                                                     Number of           Average
                                                                      Options            Exercise
                                                                    and Warrants         Price
                                                                   -------------        ---------
Outstanding at January 1, 1996.....................................     24,794             $5.00
Granted............................................................    431,659              4.27
                                                                       -------              ----
Outstanding at December 31, 1996...................................    456,453              4.31
Cancelled..........................................................      8,000              5.00
Granted ...........................................................  2,790,240              5.63
Exercised..........................................................    440,755              5.00
                                                                     =========              ====
Options outstanding at December 31, 1997 ..........................  2,797,938              5.52
                                                                     =========              ====
Cancelled..........................................................    (14,485)             5.00
Granted............................................................    725,000              4.35
Exercised..........................................................          -               -
                                                                     ---------              ----
Options outstanding at March 31, 1998..............................  3,508,453              4.55
                                                                     =========              ====
Options exercisable at March 31, 1998..............................  1,289,072              5.28
                                                                     =========              ====
Options exercisable at December 31, 1997...........................  1,282,822              5.29
                                                                     =========              ====
Options exercisable at December 31, 1996...........................    228,128             $3.99
                                                                     =========              ====

      Information relating to stock options and warrants at December 31, 1997 summarized by exercise price are as follows:

                                         Outstanding                                          Exercisable
                     -----------------------------------------------------         ----------------------------------
   Exercise                          Weighted Average                                    Weighted Average
     Price
   Per Share             Shares        Life (Year)       Exercise Price               Shares        Exercise Price
---------------      ------------     --------------    ------------------         ------------    ------------------
    $3.99                311,300           10                 $3.99                    286,256           $3.99
    $4.00                 85,000           10                 $4.00                     85,000           $4.00
    $5.00                324,638           10                 $5.00                     55,884           $5.00
    $5.50              1,822,500            5                 $5.50                    757,368           $5.50
    $8.25                114,500            5                 $8.25                     44,232           $8.25
    $9.08                140,000            5                 $9.08                     54,082           $9.08
                     ------------     --------------    ------------------         ------------    ------------------
                       2,797,938           6.3                $5.52                  1,282,822           $5.29
                     ============     ==============    ==================         ============    ==================

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

4.    Stockholder's Equity  (Continued)

Non-employee Directors' Options (Continued)

      Information relating to stock options and warrants at March 31, 1998 summarized by exercise price are as follows (unaudited):

                                         Outstanding                                          Exercisable
                     -----------------------------------------------------         ----------------------------------
   Exercise                          Weighted Average                                    Weighted Average
     Price
   Per Share             Shares        Life (Year)       Exercise Price               Shares        Exercise Price
---------------      ------------     --------------    ------------------         ------------    ------------------
    $3.99                311,300           9.8                $3.99                    286,256           $3.99
    $4.00                235,000           6.7                $4.00                     91,250           $4.00
    $4.44                575,000           5.0                $4.44                          -           $   -
    $5.00                310,153           9.8                $5.00                     55,884           $5.00
    $5.50              1,822,500           4.8                $5.50                    757,368           $5.50
    $8.25                114,500           4.8                $8.25                     44,232           $8.25
    $9.08                140,000           4.8                $9.08                     54,082           $9.08
                     ------------     --------------    ------------------         ------------    ------------------
                       3,508,453           5.8                $4.55                  1,289,072           $5.28
                     ============     ==============    ==================         ============    ==================

      All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1996 and 1997 would have been reduced to the pro forma amounts presented below:

                                                                             Three Months ended March 31,
                                       1996                 1997              1997                  1998
                                       ----                 ----              ----                  ----
                                                                            (unaudited)         (unaudited)
    Net Income (loss)
         As reported..............   $ 900,998          $(2,946,056)         (517,372)           (528,726)
         Pro forma................   $ 555,773          $(3,335,419)         (739,836)           (563,352)

    Basic Income (loss) per share
         As reported .............   $    0.23          $     (0.55)             (.12)              (0.08)
         Pro forma ...............   $    0.14          $     (0.62)             (.18)               (.08)

    Diluted income (loss) per share
         As reported..............   $    0.22          $     (0.55)             (.12)               (.08)
         Pro forma................   $    0.14          $     (0.62)             (.18)               (.08)

      The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for in 1996, expected life of 10 years: expected volatility of 2.42%, risk-free interest rates of 6.0%, and a 0% dividend yield. The fair value was calculated in 1997 using the following assumptions: expected life of 10 years, expected volatility of 38.06%, risk-free interest rates of 6%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1996 and 1997 approximated $1.60 and $1.71 per option, respectively.

      Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB No. 123 been applicable to all years of previous option grants.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

Non-employee Directors' Options

5.    Significant Venues and Concentration of Credit Risk

      Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

                                                            Years ended December 31,         Three months ended March 31,
                                                            ------------------------         ---------------------------
                                                               1996         1997                1996           1997
                                                               ----         ----                ----           ----
                                                                                             (unaudited)   (unaudited)
Venue A.................................................        29%          25%                   36%         14.9%
Venue B.................................................        11           -                     14          17.8
Venue C.................................................        32           28                    18          16.0
Venue D.................................................        12           10                    -           15.0
                                                                --           --                   ---          ----
                                                                84%          63%                   68%         63.7%
                                                                ==           ==                   ===          =====

6.    Note Receivable from CEO and Principal Stockholder

      On October 23, 1997 and November 17, 1997, the Company obtained the written consent of the Underwriter to advance the CEO the amounts totaling $100,000 (the "Advances"), which advances bear interest at a rate of 10% per annum, mature December 31, 1998 and are evidenced by promissory notes executed by the CEO in favor of the Company.

      At December 31, 1997, the notes receivable balance was $136,194 including accrued interest income of $1,041. The difference ($35,153) between the December 31, 1997 ending balance ($136,194) and the note receivable were personal charges ($17,007) to the corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid the $35,153 to the Company. The Company has agreed with the Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter. (See
Note 12.)

7.    Selling, General and Administrative

      As of December 31, 1996, the Company agreed to forgive all of the outstanding amounts due from the principal stockholder and release all collateral against the notes. As a result, the Company recorded a $859, 511 charge during 1996 for the forgiveness of debt.

      As of August 12, 1997, the Note from stockholder, which together with principal and interest totaled $221,000, was forgiven in full. The Company has agreed with the Underwriter not to loan or advance any further sums to the CEO, without the prior written consent of the Underwriter.

      As more fully discussed in footnote 4, the issuance of shares to the CFO resulted in a one time, non-recurring, compensation charge of $162,128.

8.    Depreciation  and Amortization.

      Depreciation and amortization for the year ended December 31, 1997 increased by $306,000, or 45.2%, as compared to the year ended December 31, 1996. The increase in depreciation and amortization was primarily attributable to pre-opening costs capitalized in 1996, which were expensed in 1997.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

9.    Expenses at discontinued location

      The Company decided to close its Legends production in Daytona Beach on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. The Company intends to transfer substantially all the furniture and equipment at the Daytona Beach facility to other locations which are scheduled to debut performances in 1998. Also, the Company is currently in negotiations with a third party to potentially sublease the Daytona Beach theater.

10.   Interest Expense

      As more fully discussed in note 2, the conversion of the Debentures resulted in a one time, non-recurring, interest expense charge of $194,228 and the Bridge Financing resulted $366,000 original issue discount and interest expense.

11.   Income Taxes

      Income taxes in the statement of operations consists of the following:

                                                       Years ended December 31,        Three Months Ended March 31
                                                       ------------------------        ---------------------------
                                                        1996               1997        1997                1998
                                                        ----               ----        ----                ----
              Current                                                               (unaudited)         (unaudited)
  Federal                                              $   -             $   -       $   -                $   -
  State                                                 15,789             6,673       2,319                1,255
                                                       -------            ------     -------              -------
                                                       $15,789           $ 6,673     $ 2,319              $ 1,255
                                                       =======           =======     =======              =======

Deferred taxes are as follows:

                                                Years ended December 31,       Three months ended March 31,
                                                ------------------------       ---------------------------
                                                 1996              1997                    1998
                                                 ----              ----                    ----
Deferred tax assets:                                                                     (unaudited)
         Litigation accrual                   $  34,000         $ 21,080               $          -
         Net operating loss carryforward        223,453          848,426                  1,328,009
                                              ---------         --------               ------------
Total deferred tax assets                       257,453          869,506                  1,328,009
Deferred tax liability:
         Pre-opening costs                      (43,921)               -                   (273,499)
                                              ---------         --------               ------------
Net deferred tax assets                         213,532          869,506                  1,054,510
Less: Valuation allowance                      (213,532)        (869,506)                (1,054,510)
                                              ---------         --------               ------------
                                              $      -                 -               $          -
                                              =========         ========               ============

      The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

                  On Stage Entertainment, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)

11.      Income Taxes (Continued)

      Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

                                    Years ended December 31,          Three Months ended March 31,
                                      1996          1997                  1997             1998
                                      ----          ----                  ----             ----
                                                                        (unaudited)     (unaudited)

U.S. Federal statutory rate
  applied to pretax income (loss)..$  306,339      $(999,390)           $(175,906)      $(179,340)
Permanent differences..............       510          5,663                  500               -
State income taxes, net
  of Federal benefit...............    15,789          2,269                2,319           1,255

Benefit of net operating
  loss carryforward................$ (306,849)             -                    -               -
Tax effect of unrecognized net
  operating loss carryforward......         -        998,131              175,406         178,085
                                   ----------      ---------            ---------       ---------
                                   $   15,789      $   6,673            $   2,319       $   1,255
                                   ==========      =========            =========       =========


      At December 31, 1996, 1997 and March 31, 1998 the Company had Federal net operating loss carryforwards of approximately $657,214, $2,495,371 and $3,024,097 (unaudited) respectively. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.


12-Gedco USA, Inc. Acquisition

         On March 13, 1998, the Company completed its acquisition of certain assets from Gedco USA, Inc. and its affiliates for a purchase price of $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of Common Stock valued at $2,500,000 (the "Gedco Acqusition").

             Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco USA, Inc., joined the Company as President of On Stage Theaters, Inc., a wholly subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters.

            The Company funded the cash portion of the purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). ICCMIC has committed a total of $20,000,000, of which $7,500,000 is remaining to finance the Company's future real estate related acquisitions. In connection with the loan agreement entered into between the Company and ICCMIC on March 13, 1998 (the "Loan Agreement"), the Company granted ICCMIC the right to provide the Company with up to an additional $30 million of similar mortgage financing. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into Common Stock at an exercise price of $4.44. In addition, concurrent with the ICCMIC financing, Mark Karlan, the President of ICCMIC, was named a member of the Company's Board of Directors, filling a vacancy created by the resignation of Kenneth Berg.

           The components of the purchase price and its allocation to the assets and liabilities are as follows:

Purchase Price:
     Liabilities assumed..............................................   $     986,044
     Issuance of  595,238 restricted shares of common stock...........       2,500,000
                                                                         -------------
                                                                             3,486,044
     Costs of acquisition incurred....................................       1,645,874
       Cash paid......................................................      11,500,000
                                                                         -------------
                                                                           $16,631,918
                                                                         =============

         The acquisition was accounted for as a purchase and the assets acquired were recorded at a fair market value. The building and equipment are being depreciated over twenty and three years, respectively, under the straight-line method. The allocation of the purchase price was as follows:

Cash ...................................... $   383,444
Inventory .................................     120,084
Prepaid expenses ..........................     157,516
Land ......................................  11,275,507
Building ..................................   3,214,740
Equipment .................................     730,627
Deferred financing acquisition expenses ...     750,000
                                            -----------
                                            $16,631,918
                                            ===========

          The assets acquired and liabilities assumed were transferred to either the Company's wholly-owned subsidiary, On Stage Theaters, Inc., or a wholly owned subsidiary of On Stage Theaters, Inc., concurrent with the acquisition.

          The Company has elected to consolidate the operations of the assets acquired in the Gedco Acquisition retroactively to January 1, 1998. Therefore, the pre-acquisition gain of $366,516 has been added to the consolidated statement of operations for the quarter ended March 31, 1998. The effect of this cosolidation of operations prior to acquisition was an increase in net sales of approximately $3,099,071.

13-Subsequent Events

         In March 1997, in connection with the Company's initial public offering of its common stock, par value $0.01 per share ("Common Stock"), and redeemable warrants to purchase Common Stock (the "IPO"), the Company agreed with its Underwriter, Whale Securities Co., LP (the "Underwriter"), that it would neither loan nor advance any sums to or on behalf of John W. Stuart, the Company's Chairman, Chief Executive Officer and principal stockholder, other than those sums advanced to Mr. Stuart from December 31, 1996 through the date of the IPO, without the Underwriter's prior consent. On October 23, 1997 and subsequently on November 17, 1997, the Company received authorization from the Underwriter to advance Mr. Stuart an aggregate of $105,483 (including principal and interest) and on March 25, 1998, the Company again received authorization from the Underwriter to advance $150,000 for settlement of certain litigation pending against Mr. Stuart related to his involvement in the Legends in Concert, Hawaii show. As of May 5, 1998, the Company has advanced Mr. Stuart an aggregate of $205,483 (the "Advance"), which Advance bears interest at a rate of 10% per annum, matures one year from the date of the Advance and is evidenced by a promissory note.

         On April 23, 1998 the Company formed six (6) new Nevada subsidiaries. These subsidiaries include: On Stage Productions, Inc., On Stage Merchandise, Inc., On Stage Casino Entertainment, Inc., On Stage Events, Inc., On Stage Theaters North Myrtle Beach, Inc., and On Stage Theaters Surfside Beach, Inc.

Working Capital Line Increase

             On March 23, 1998 First Security agreed to increase the line of credit from $250,000 to $1,000,000. As of May 15, 1998, the Company has drawn $1,00,000 on the line of credit (See "Liquidity and Capital Resources-General".)


Capital Equipment Financing Commitment

         As of May 29, 1998, the Company has drawn $1,000,000 on the line of credit. (See "Liquidity and Capital Resources-General").

===============================================================================

No dealer, sales person or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                      -----------------

                      TABLE OF CONTENTS
                                                        Page
                                                        ----

Prospectus Summary........................................ 3
Risk Factors.............................................. 5
Use of Proceeds...........................................11
Dividend Policy...........................................11
Price Range of Common Stock...............................11
Capitalization............................................12
Selected Financial Data...................................13
Management's Discussion and Analysis
     of Financial Condition and Results of
     Operations...........................................14
Business..................................................25
Management................................................37
Principal Stockholders....................................43
Certain Transactions......................................44
Selling Stockholders......................................45
Plan of Distribution......................................47
Description of Securities.................................47
Shares Eligible for Future Sale...........................52
Legal Matters.............................................53
Experts...................................................53
Available Information.....................................53
Index to Financial Statements............................F-1

                       --------------

Until _________ all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================

                                 505,649 Shares



                          ON STAGE ENTERTAINMENT, INC.




                                    505,649
                                 of Common Stock






                                 _______________

                                   PROSPECTUS
                                 _______________






                              ______________, 1998




===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.


     Subsection 1 of Section 78.751 of Chapter 78 of the Nevada Revised Statutes (the "NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.751 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or mater as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and
(2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

     The Registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

     The Registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


Securities and Exchange Commission registration fee...........   $  700
Printing and engraving expenses...............................       *
Legal fees and expenses.......................................       *
Accounting fees and expenses..................................       *
Nasdaq listing fees...........................................       *
                                                                   -----
     Total....................................................   $   *

-------------------
*  To be provided by amendment.

Item 26.  Recent Sales of Unregistered Securities

     Within the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act of 1933 (the "Securities Act"). Unless otherwise indicated, all share numbers set forth below have been updated to reflect the Registrant's 1-for- 1.814967 reverse split of its Common Stock effected on March 18, 1997 reverse stock split (the "Reverse Split"):

     (a) On a number of different dates between June and November 1995, the Registrant sold, through a private placement with 15 investors (the "1995 Private Placement"), 39.78 debenture units (the "Debenture Units"), each consisting of (i) an 8% convertible subordinated debenture in the principal amount of $50,000 due on August 31, 1997 (the "Original Debentures") and (ii) the right, under certain circumstances, to receive one Class A and one Class B Warrant. The Registrant received net proceeds of $1,989,064 in connection with the 1995 Private Placement. The Registrant completed the 1995 Private Placement without the assistance of a placement agent. The rights to reserve such A or B Warrants were subsequently terminated prior to the issuance of such Warrants.

     (b) In September 1995, the Registrant issued, as compensation for services provided in connection with the 1995 Private Placement, warrants to purchase an aggregate of (i) 355,378 shares of Common Stock at an exercise price of $3.76 per share to JDK & Associates (for financial consulting services provided ),
(ii) 11,019 shares of Common Stock at an exercise price of $3.76 per share to Harry Stahl, Esquire (for legal services rendered) and (iii) 27,549 shares of Common Stock at an exercise price of $3.76 per share to Lance Hall (for financial consulting services provided).

     (c) In February 1996, the Registrant borrowed $1,000,000 from DYDX LP (the "DYDX Loan"). In connection with the DYDX Loan, the Registrant issued to DYDX LP a warrant (the "DYDX Warrant") to purchase 550,974 shares of Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock, exercisable for a period of 60 months commencing upon the consummation of an initial public offering. In June 1996, the exercise price of the DYDX Warrant was changed to the imputed price per share of the Common Stock as of the closing date, if any, of the next debt or equity financing of the Registrant. In February 1997, the exercise price of the DYDX warrant was reduced to $3.99 per share and the Registrant, at the request of DYDX LP, split the DYDX Warrant into two warrants, one in the name of DYDX LP for the purchase of 440,779 shares of Common Stock and the other in the name of Senna, an affiliate of DYDX LP, for the purchase of 110,195 shares of Common Stock.

     (d) In July 1996, pursuant to an Offer to Exchange or Repurchase, the holders of $1,714,064 in principal amount of the Original Debentures tendered their Debenture Units in exchange for new Debentures due January 4, 1999 (the "New

Debentures") and holders of $275,000 in principal amount of the Original Debentures opted to have such debentures repurchased by the Registrant.

     (e) In March 1997, the Registrant exchanged all of its outstanding warrants for shares of Common Stock (the "Warrant Exchange Shares") on a cashless basis (the "Warrant Exchange"). Prior to the Warrant Exchange (and the Reverse Split) there were warrants outstanding to purchase 1,000,000 shares of Common Stock at $2.20 per share (550,974 shares of Common Stock at $1.21 per share on a post-reverse split basis) and 715,000 shares of Common Stock at $2.07 per share (393,947 shares of Common Stock at $1.14 per share on a post-reverse split basis). As a result of the Warrant Exchange, all of the Registrant's outstanding warrants as of March 17, 1997 were canceled and exchanged for a total of 799,956 Warrant Exchange Shares which amount was subsequently reduced to 440,755 shares of Common Stock in connection with the Registrant's Reverse Split.

     (f) In March 1997, the Registrant sold, through a private placement with 21 investors (the "Bridge Financing"), 20 investment units ("Bridge Units"), each consisting of (i) a note in the principal amount of $50,000, (ii) 10,000 shares of Common Stock and (iii) warrants to purchase an aggregate of 12,500 shares of Common Stock ("Bridge Warrants"). After payment of $125,000 in placement fees to Whale Securities Co., L.P., the placement agent for the Registrant in connection with the Bridge Financing, and other offering expenses of approximately $75,000, the Registrant received net proceeds of approximately $800,000 in connection with the Bridge Financing. The 21 investors include the following: 1. Avedon Construction & Design Corp., Peter M. Avedon, President; 2. Kenneth Berg; 3. Steven H. Brooks; 4. Lance Hall; 5. David Hope; 6. Jim Huntley and Melanie Huntley, JTWRS; 7. Daniel M. Keenan; 8. Alexander S. Mark, M.D. and Thais R. Mark, JTWRS; 9. Michael Miller; 10. William J. Reese and Cheryl A. Reese, JTWRS;
11. Kiranjit Sidhu; 12. Edward Weston and Ann Weston, JTWRS; 13. Robert H. Winnerman; 14. Theodore Winston; 15. Dependable Contractors, Inc.; 16. Baytree Associates, Inc. Retirement Plan; 17. Delaware Charter Guarantee & Trust Co. FBO; Ronald I. Heller, IRA; 18. Delaware Charter Guarantee & Trust FBO: David S. Nagelbert, IRA; 19. Norton Herrick; 20. Westminster Capital, Inc.; and 21. Minor Metals, Inc. Ramy Y. Weisfisch. In August 1997, an aggregate of 4,500 Bridge Shares and 37,500 Bridge Warrants were returned to the Company by two investors in the Bridge Financing for no compensation, as a result of a regulatory determination that such securities would have been deemed to be compensation to the IPO Underwriter.

     The issuances of the aforementioned securities were made in reliance upon an exemption from the registration provision of the Securities Act afforded by
Section 4(2) thereof, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public.

Item 27.  Exhibits.

     (a)  Exhibits:

Exhibit
Number                              Description
------                              -----------
  2.1         Asset Purchase Agreement dated as of December 29, 1997 by and among the Registrant, King Henry's USA, Ltd.,
              Fort Liberty, Ltd., Blazing Pianos, Ltd., Wild Bill's Management, Inc. and Gedco USA, Inc. (6)
  3.1         Articles of Incorporation of the Registrant (1)
  3.2         Bylaws of the Registrant (3)
  4.1         Specimen stock certificate representing the Common Stock (3)
  4.2         Specimen warrant certificate representing the Warrants (3)
  4.3         Form of Public Warrant Agreement (3)
  4.4         Form of Underwriter's Warrant Agreement (3)
  4.5         Warrant Agreement between Imperial Credit Commercial Mortgage Investment Corp., Imperial Capital Group
              LLC and the Registrant, dated as of March 13, 1998 (5)
  5.1         Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.*
  10.1        Employment Agreement between the Registrant and John W. Stuart (1)
  10.2        Employment Agreement between the Registrant and David Hope (1)
  10.3        Employment Agreement between the Registrant and Kiranjit S. Sidhu (1)
  10.4        Confidentiality and Non-Competition Agreement between the Registrant and John W. Stuart (1)
  10.5        Confidentiality and Non-Competition Agreement between the Registrant and David Hope (1)
  10.6        Confidentiality and Non-Competition Agreement between the Registrant and Kiranjit S.  Sidhu (1)
  10.7        Amended and Restated 1996 Stock Option Plan (1)
  10.8        Contribution Agreement between the Registrant and John W. Stuart (1)
  10.9        Security and Pledge Agreement between the Registrant and John W. Stuart relating to contribution of LVHE shares (1)
  10.10       Security and Pledge Agreement between the Registrant and John W. Stuart relating to LVHE litigation indemnity (1)
  10.11       Indemnification Agreement between the Registrant, John W. Stuart and Grand Strand Entertainment, Inc. (1)
  10.12       Security and Pledge Agreement between the Registrant and John W. Stuart relating to Grand Strand
              Entertainment, Inc. litigation indemnity (1)
  10.13       Lease between the Registrant and Great American Entertainment Company (2)
  10.14       Entertainment Production Agreement between the Registrant, Imperial Palace, Inc. and John W. Stuart
              dated December 8, 1995 (3) (Filed in redacted form pursuant to Rule 406 promulgated under the
              Securities Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.)
  10.15       Agreement between the Registrant and Bally's Park Place, Inc. dated September 1, 1994 and subsequent renewal letters (3) (Filed in redacted form pursuant to Rule 406 promulgated under the Securities
              Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to
              Rule 406 under the Securities Act.)
  10.16       Common Stock Purchase Agreement between Registrant and Interactive Events, Inc. (2) (Exhibit No. 10.18)
  10.17       (a) Show Production Agreement between the Registrant and Kurz Management (3) (Exhibit No. 10.19) (b)
              First Addendum to Show Production Agreement between the Registrant and Kurz Management (4) (c) Second
              Addendum to Show Production Agreement between the Registrant and Kurz Management (4) (d) Third
              Addendum to Show Production Agreement between the Registrant and Kurz Management (4)
  10.18       Lease between the Registrant and Burgoyne Properties, Limited (3) (Exhibit No. 10.20)
  10.19       Loan Agreement by and between Imperial Credit Commercial Mortgage Investment Corp. and Wild Bills's
              California, Inc., King Henry's Inc. and Fort Liberty, Inc. dated as of March 13, 1998 (5)
  10.20       Lease between the Registrant and Burgoyne Properties, Limited

                                      II-4

Exhibit
Number                              Description
------                              -----------
 10.21        Guaranty Loan Agreement between Imperial Credit Commercial Mortgage Investment Corp. and the Registrant,
              dated as of March 13, 1998 (5)
 21.1         Subsidiaries of the Registrant +
 23.1         Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)*
 23.2         Consent of BDO Seidman, LLP
 24.1         Power of Attorney (included on signature page) +


-------------------------
+   Filed herewith.
*   To be filed by amendment.
(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 on April 7, 1997 (Registration No. 333-24681).
(2) Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 on June 3, 1997 (Registration No. 333-24681).
(3) Filed as an exhibit to Amendment No. 3 to the Company's Registration Statement on Form SB-2 on August 6, 1997 (Registration No. 333-24681).
(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended by Form 10-KSB/A filed on April 29, 1998.
(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed on May 15, 1998.
(6) Filed as an exhibit to the Company's Current Report on Form 8-K/A on May 19, 1998.
(7) To be filed by amendment.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes to:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) that for the purpose of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act; as a part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Las Vegas, State of Nevada on June 12, 1998.

                                   ON STAGE ENTERTAINMENT, INC.

                                      By:   /s/ John W. Stuart
                                         ----------------------------------
                                          John W. Stuart
                                          Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints John W. Stuart and David Hope, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                     Title                                              Date
                ---------                     -----                                              ----
/s/ John W. Stuart                  Chief Executive Officer and Chairman                    June 12, 1998
----------------------------
John W. Stuart

/s/ David Hope                      President, Chief Operating Officer and                  June 12, 1998
----------------------------        Director
David Hope

/s/ Kiranjit S. Sidhu               Senior Vice President, Chief Financial                  June 12, 1998
----------------------------        Officer (principal financial and
Kiranjit S. Sidhu                   accounting officer) and Treasurer


/s/ Neil H. Foster                  Director                                               June 12, 1998
----------------------------
Neil H. Foster

                                    Director
----------------------------
Mark S. Karlan

                                    Director
----------------------------
Jules Haimovitz

                                    Director
----------------------------
James L. Nederlander

/s/ Mark Tratos                     Director                                                June 12, 1998
----------------------------
Mark Tratos

                                  EXHIBIT INDEX

Exhibit
Number                                      Description
-------                                     -----------
  2.1         Asset Purchase Agreement dated as of December 29, 1997 by and among the Registrant, King Henry's USA, Ltd.,
              Fort Liberty, Ltd., Blazing Pianos, Ltd., Wild Bill's Management, Inc. and Gedco USA, Inc. (6)
  3.1         Articles of Incorporation of the Registrant (1)
  3.2         Bylaws of the Registrant (3)
  4.1         Specimen stock certificate representing the Common Stock (3)
  4.2         Specimen warrant certificate representing the Warrants (3)
  4.3         Form of Public Warrant Agreement (3)
  4.4         Form of Underwriter's Warrant Agreement (3)
  4.5         Warrant Agreement between Imperial Credit Commercial Mortgage Investment Corp., Imperial Capital Group
              LLC and the Registrant, dated as of March 13, 1998 (5)
  5.1         Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.*
  10.1        Employment Agreement between the Registrant and John W. Stuart (1)
  10.2        Employment Agreement between the Registrant and David Hope (1)
  10.3        Employment Agreement between the Registrant and Kiranjit S. Sidhu (1)
  10.4        Confidentiality and Non-Competition Agreement between the Registrant and John W. Stuart (1)
  10.5        Confidentiality and Non-Competition Agreement between the Registrant and David Hope (1)
  10.6        Confidentiality and Non-Competition Agreement between the Registrant and Kiranjit S.  Sidhu (1)
  10.7        Amended and Restated 1996 Stock Option Plan (1)
  10.8        Contribution Agreement between the Registrant and John W. Stuart (1)
  10.9        Security and Pledge Agreement between the Registrant and John W. Stuart relating to contribution of LVHE shares (1)
  10.10       Security and Pledge Agreement between the Registrant and John W. Stuart relating to LVHE litigation indemnity (1)
  10.11       Indemnification Agreement between the Registrant, John W. Stuart and Grand Strand Entertainment, Inc. (1)
  10.12       Security and Pledge Agreement between the Registrant and John W. Stuart relating to Grand Strand
              Entertainment, Inc. litigation indemnity (1)
  10.13       Lease between the Registrant and Great American Entertainment Company (2)
  10.14       Entertainment Production Agreement between the Registrant, Imperial Palace, Inc. and John W. Stuart
              dated December 8, 1995 (3) (Filed in redacted form pursuant to Rule 406 promulgated under the
              Securities Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.)
  10.15       Agreement between the Registrant and Bally's Park Place, Inc. dated September 1, 1994 and subsequent renewal letters (3) (Filed in redacted form pursuant to Rule 406 promulgated under the Securities
              Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to
              Rule 406 under the Securities Act.)
  10.16       Common Stock Purchase Agreement between Registrant and Interactive Events, Inc. (2) (Exhibit No. 10.18)
  10.17       (a) Show Production Agreement between the Registrant and Kurz Management (3) (Exhibit No. 10.19) (b)
              First Addendum to Show Production Agreement between the Registrant and Kurz Management (4) (c) Second
              Addendum to Show Production Agreement between the Registrant and Kurz Management (4) (d) Third
              Addendum to Show Production Agreement between the Registrant and Kurz Management (4)
  10.18       Lease between the Registrant and Burgoyne Properties, Limited (3) (Exhibit No. 10.20)
  10.19       Loan Agreement by and between Imperial Credit Commercial Mortgage Investment Corp. and Wild Bills's
              California, Inc., King Henry's Inc. and Fort Liberty, Inc. dated as of March 13, 1998 (5)
  10.20       Lease between the Registrant and Burgoyne Properties, Limited
  10.21       Guaranty Loan Agreement between Imperial Credit Commercial Mortgage Investment Corp. and the Registrant,
              dated as of March 13, 1998 (5)



 21.1         Subsidiaries of the Registrant +
 23.1         Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)*
 23.2         Consent of BDO Seidman, LLP
 24.1         Power of Attorney (included on signature page) +

-------------------------
+   Filed herewith.
*   To be filed by amendment.
(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 on April 7, 1997 (Registration No. 333-24681).
(2) Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 on June 3, 1997 (Registration No. 333-24681).
(3) Filed as an exhibit to Amendment No. 3 to the Company's Registration Statement on Form SB-2 on August 6, 1997 (Registration No. 333-24681).
(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended by Form 10-KSB/A filed on April 29, 1998.
(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed on May 15, 1998.
(6) Filed as an exhibit to the Company's Current Report on Form 8-K/A on May 19, 1998.
(7) To be filed by amendment.